UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(c)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

FRESH BRANDS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]	No fee required.

[X]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Fresh Brands, Inc. common stock, par value $0.05 per share (“Common Stock”); options to purchase shares of Common Stock

2)	Aggregate number of securities to which transaction applies:

4,931,934 shares of Common Stock Options to purchase 497,000 shares of Common Stock with exercise prices above $7.05 Options to purchase 20,000 shares of Common Stock with exercise prices below $7.05

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying .000107 by the sum of: (x) the product of 4,931,934 shares of Common Stock and the merger consideration of $7.05 per share in cash, plus (y) $7,000, which is the aggregate amount anticipated to be paid to a certain person holding options to purchase 20,000 shares of Common Stock with an exercise price below $7.05 in consideration for cancellation of such options, plus (z) $3,200, which is the aggregate amount anticipated to be paid to certain persons holding options to purchase 497,000 shares of Common Stock in consideration for cancellation of such options.

4)	Proposed maximum aggregate value of transaction: $34,780,334.70

5)	Total fee paid: $3,721.50

[ ]	Fee paid previously with preliminary materials:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

SUBJECT TO COMPLETION
PRELIMINARY PROXY MATERIALS DATED [•], 2006

FRESH BRANDS, INC.
2215 Union Avenue
Sheboygan, Wisconsin 53081

[•], 2006

Dear Fellow Shareholder:

        You are cordially invited to attend a special meeting of the shareholders of Fresh Brands, Inc. to be held on [•], 2006 at [•]a.m., Central time, at [•].

        On December 5, 2005, we entered into a merger agreement providing for the merger of Fresh Brands and Pillow Acquisition Corp., a wholly owned subsidiary of Certifresh Holdings, Inc. Certifresh Holdings, Inc. is a newly-formed Delaware corporation and an affiliate of Certified Grocers Midwest, Inc. If the merger is completed, you will be entitled to receive $7.05 in cash, without interest, for each share of our common stock you own. At the special meeting, you will be asked to approve the merger agreement. The affirmative vote of a majority of the shares of our common stock outstanding on [•], 2006, the record date for the special meeting, is required to approve the merger agreement.

        Our board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, our company and our shareholders, and unanimously approved and adopted the merger agreement. Our board of directors recommends that, subject to the terms of the merger agreement, our shareholders vote “FOR” the approval of the merger agreement. The recommendation of our board of directors is based, in part, on the written opinion of William Blair & Company, L.L.C., the independent financial advisor to our board of directors, that, as of December 5, 2005, and based upon and subject to the assumptions, limitations, qualifications and other matters set forth in the opinion, the cash consideration of $7.05 per share to be paid in the merger to our shareholders is fair, from a financial point of view, to our shareholders. The full text of Blair’s written opinion is attached as Appendix B to this proxy statement. We urge you to read the opinion carefully in its entirety.

        The enclosed proxy statement provides you with detailed information about the merger agreement, the proposed merger and the special meeting. We urge you to read the entire proxy statement carefully, including information incorporated by reference and included in the appendices. If you have any questions or require assistance in voting your shares, please call D. F. King & Co., Inc., our proxy solicitor for the special meeting, toll-free at [•].

        Regardless of the number of shares you own, your vote is very important. Whether or not you plan to attend the special meeting, please complete, sign and return the enclosed proxy card or submit your proxy by telephone or over the Internet following the instructions on the proxy card (or, if your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares). You retain the right to revoke the proxy at any time before it is actually voted by giving notice in writing to our Secretary prior to commencement of the special meeting, or by submitting a duly executed proxy bearing a later date. If you have instructed a broker, nominee, fiduciary or other custodian to vote your shares, you must follow directions received from the broker, nominee, fiduciary or other custodian to change or revoke your voting instructions. Your cooperation in voting your shares will be greatly appreciated.

Sincerely, Walter G. Winding, III Chairman of the Board

Sheboygan, Wisconsin
[•], 2006

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction, or passed upon the adequacy or accuracy of the disclosure in the enclosed proxy statement. Any representation to the contrary is a criminal offense.

_________________

The enclosed proxy statement is dated [•], 2006 and is
first being mailed to shareholders on or about [•], 2006.

FRESH BRANDS, INC.
2215 Union Avenue
Sheboygan, Wisconsin 53081

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD [•], 2006

To our shareholders:

        Notice is hereby given that a special meeting of shareholders of Fresh Brands, Inc. will be held on [•], 2006 at [•]a.m., Central time, at [•]. The purposes of the meeting are:

1.	to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of December 5, 2005, by and among Fresh Brands, Inc., Certifresh Holdings, Inc. and Pillow Acquisition Corp., which provides for the merger of Pillow Acquisition Corp., a wholly-owned subsidiary of Certifresh Holdings, Inc., with and into Fresh Brands, with Fresh Brands continuing as the surviving corporation, and the conversion of each outstanding share of common stock of Fresh Brands into the right to receive $7.05 in cash, without interest; and

2.	to consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger referred to in Item 1.

        We have described the merger agreement and the related merger in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the merger agreement is attached as Appendix A to the proxy statement.

        The record date to determine who is entitled to vote at the special meeting and at any adjournment or postponement of the special meeting is [•], 2006. Only holders of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

        Your vote is important. You are cordially invited to attend the meeting in person and we hope you are able to do so. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy. Whether or not you expect to attend the meeting, to make sure your shares are represented at the special meeting, please promptly complete, sign, date and return the enclosed proxy card or complete your proxy by following the instructions supplied on the proxy card for voting by telephone or via the Internet (or, if your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares).

By Order of Our Board of Directors, John H. Dahly Secretary

Sheboygan, Wisconsin
[•], 2006

i

SUMMARY

        This summary highlights selected information regarding the proposed merger and might not contain all of the information that is important to you. You are urged to read this proxy statement carefully, including the appendices, and the documents referred to or incorporated by reference in this proxy statement. You may obtain without charge copies of documents incorporated by reference into this proxy statement by following the instructions under “WHERE YOU CAN FIND MORE INFORMATION”.

        In this proxy statement, the terms “we,” “us,” “our,” and “Fresh Brands” refer to Fresh Brands, Inc. In this proxy statement, we refer to Certified Grocers Midwest, Inc. as “Certified,” Certifresh Holdings, Inc. as “Certifresh Holdings,” Pillow Acquisition Corp. as “Acquisition Corp.,” and William Blair & Company, L.L.C. as “Blair.” We sometimes collectively refer to Certified, Certifresh Holdings and Acquisition Corp. herein as the “Certifresh parties.”

The Proposed Transaction (page [•])

        You are being asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 5, 2005, by and among Fresh Brands, Certifresh Holdings. and Acquisition Corp. The transaction proposed pursuant to the merger agreement is the merger of Acquisition Corp. with and into Fresh Brands, with Fresh Brands continuing as the surviving corporation in the merger and becoming a wholly owned subsidiary of Certifresh Holdings. The parties currently expect to complete the merger in the first fiscal quarter of 2006.

The Special Meeting of Shareholders (page [•])

•	Date, Time, Place (page [•]) – The special meeting will be held on [•], 2006 at [•]a.m., Central time, at [•].

•	Matters to be Considered (page [•]) – At the special meeting, our shareholders will consider and vote upon a proposal to approve the merger agreement and a proposal to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of approval of the merger agreement.

•	Record Date (page [•]) – We have fixed [•], 2006 as the record date for the special meeting. Only shareholders of record of our common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof.

•	Required Vote (page [•]) – Shareholder approval of the merger agreement requires the affirmative vote of at least a majority of the issued and outstanding shares of our common stock. The affirmative vote of the holders of a majority of our common stock present and entitled to vote at the special meeting will be required to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the merger agreement.

•	How Shares are Voted (page [•]) – You may vote by attending the special meeting and voting in person by ballot, by completing the enclosed proxy card and then signing, dating and returning it in the postage pre-paid envelope provided, or by completing your proxy by following the instructions supplied on the proxy card for voting by telephone or via the Internet. Submitting a proxy now will not limit your right to revote your proxy and to vote at the special meeting if you decide to attend in person. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares.

•	Revocation of Proxies (page [•]) – You may revoke your proxy at any time before it is actually voted by giving notice in writing to our Secretary prior to commencement of the special meeting, or by submitting a duly executed proxy bearing a later date. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian.

You Will Be Entitled to Receive $7.05 in Cash for Each Share You Own if the Merger is Completed(page [•])

        If the merger agreement is adopted by our shareholders and the other closing conditions under the merger agreement have been satisfied or waived, upon completion of the merger you will be entitled to receive $7.05 in cash, without interest, for each share of our common stock you own immediately prior to completion of the merger.

        Assuming the merger is completed, a paying agent will mail a letter of transmittal and instructions to you and other shareholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card. You should not forward your stock certificates to the paying agent without a letter of transmittal. If your shares of common stock are held in “street name” by your broker, you will receive instructions from your broker that will tell you how to surrender your “street name” shares and receive cash for those shares.

How Outstanding Options Will Be Treated (Page [•])

        In connection with the merger, all outstanding options to acquire shares of our common stock will be canceled immediately prior to the effective time of the merger in exchange for nominal consideration pursuant to option cancellation agreements between us and each individual option holder. A total of 517,000 shares are subject to outstanding options, with a weighted average exercise price of $10.67 per share. Only one option for 20,000 shares has an exercise price lower than $7.05 per share. This one option will be terminated for a payment equal to its net spread of $7,000. All other options will be terminated for consideration of $100 per option holder.

Our Reasons for the Merger (page [•])

        In reaching its decision to adopt and approve the merger agreement and recommend the merger to our shareholders, our board of directors (which we refer to as our “Board”) consulted with our management, as well as its legal and financial advisors, and considered a number of factors, which are discussed in detail in the section entitled “THE MERGER— Our Reasons for the Merger; Recommendation of Our Board.”

Recommendation of Our Board (Page [•])

        Our Board unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, our company and our shareholders, and unanimously approved and adopted the merger agreement. Accordingly, our Board has unanimously recommended that, subject to the terms of the merger agreement, our shareholders vote “FOR” the approval of the merger agreement.

        Our Board reached its determination after careful consideration and based, in part, on the opinion of Blair and such other factors, documentation and information they deemed appropriate. See “THE MERGER— Our Reasons for the Merger; Recommendation of Our Board.”

Fairness Opinion of Our Financial Advisor (page [•])

        Blair has delivered a written opinion to our Board to the effect that, as of December 5, 2005 and based on and subject to the assumptions, limitations, qualifications and other matters set forth in the opinion, the cash consideration of $7.05 per share to be paid in the merger to our shareholders is fair, from a financial point of view, to our shareholders. The full text of Blair’s written opinion is attached as Appendix B to this proxy statement. You should read the opinion carefully in its entirety.

Interests of Our Executive Officers and Directors in the Merger (page [•])

        In considering the recommendations of our Board, you should be aware that certain of our executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of our shareholders generally. These interests, which are discussed in detail in the section entitled “THE MERGER— Interests of Our Executive Officers and Directors in the Merger,” include the following:

•	upon the completion of the merger, “at will” employment agreements for Messrs. Stinebaugh and Dahly with us will become effective. Either the executive or we may terminate the executive’s employment for any reason upon 30 days advance notice;

•	upon the completion of the merger, the existing key executive employment and severance agreement (which we refer to as a “KEESA”) with Mr. Hoenecke (as well as three other non-executive officers) will remain effective. Under this KEESA, upon a termination of the employment of Mr. Hoenecke by us other than for “cause”, death or disability or upon a termination by Mr. Hoenecke for “good reason” (as defined in the KEESA), in each case, within two years following the completion of the merger, Mr. Hoenecke is entitled to receive a lump sum severance payment;

•	Messrs. Winding, Stinebaugh and Dahly have each amended their respective KEESAs with us. The revisions to their KEESAs provide that the executives will receive cash payments that are substantially reduced from the cash payments they otherwise would have been entitled to receive in the merger in exchange for cancellation of their KEESAs upon the closing of the merger. We estimate that such agreed upon reductions will save us approximately $2.7 million of net after tax costs and facilitated an increased per share price payable to our shareholders in the merger. Messrs. Stinebaugh and Winding each received an initial cash payment of $25,000 upon the signing of the merger agreement with the balance to be paid upon the closing of the merger, and Mr. Dahly will receive his entire amount in a single payment upon the closing of the merger. These reduced payments are intended to avoid us paying the executives a gross-up payment to cover excise taxes payable by these executives under Internal Revenue Code Section 280G and to ensure the tax deductibility of these payments to us; and

•	the merger agreement provides that indemnification and insurance arrangements will be maintained for our directors and officers.

        Our Board was aware of these interests and considered them, among other matters, in approving and adopting the merger agreement and the transactions contemplated thereby, including the merger, and in determining to recommend that our shareholders vote “FOR” the approval of the merger agreement. You should consider these and other interests of our directors and executive officers that are described in this proxy statement. See “THE MERGER – Our Reasons for the Merger; Recommendation of Our Board.”

Conditions to Completion of the Merger (page [•])

        The obligations of us, Certifresh Holdings and Acquisition Corp. to complete the merger are subject to the satisfaction or waiver of various conditions specified in the merger agreement, including conditions relating to, among other things:

•	approval of the merger agreement by our shareholders;

•	the absence of any order or law which prevents the consummation of the merger, and the absence of any governmental suit, action or proceeding seeking to prohibit the merger;

•	performance by the parties of their obligations under the merger agreement;

•	the continued accuracy of the parties' representations and warranties under the merger agreement;

•	delivery of the Blair fairness opinion to JPMorgan Chase Bank, N.A. (Certified’s lead bank);

•	delivery to Certifresh Holdings of payoff letters from all of our lenders in form and substance reasonably satisfactory to Certifresh Holdings (i) certifying that, upon payment of the payoff amounts set forth therein, all amounts owing under our existing credit documents will be paid in full and all commitments thereunder shall be terminated and (ii) agreeing, upon receipt of the payoff amounts set forth therein, to promptly execute and deliver such releases and terminations of all liens and security interests; and

•	making appropriate provision such that JPMorgan Chase Bank, N.A. and the other lenders under Certified’s credit facility will be granted a first priority lien and security interest on all of our tangible and intangible assets, including a first mortgage on land and buildings located in Sheboygan, upon receipt of the payoff amounts set forth in the payoff letters.

        The parties do not have any present intention to waive any of the conditions to the merger and do not anticipate any circumstances under which any of the conditions would be waived. Consummation of the merger is not subject to any financing contingency, and no regulatory approval under the Hart-Scott-Rodino Antitrust Improvements Act is required.

Termination of the Merger Agreement (page [•])

        The merger agreement may be terminated at any time prior to the effective time of the merger by the mutual written consent of us and Certifresh Holdings. Either we or Certifresh Holdings may also generally terminate the merger agreement at any time prior to the effective time of the merger in the event of:

•	the promulgation of any law or other governmental order or action prohibiting the merger;

•	the failure to consummate the merger by April 30, 2006 (provided that we would be required to pay the termination fee described below in the event of termination under this provision (i) without a shareholder meeting having occurred, or (ii) at such time that a third party has conveyed an acquisition proposal interest to us and we enter into another acquisition agreement within 12 months following termination of the merger agreement); or

•	the failure to obtain shareholder approval of the merger agreement at the special meeting (provided that we would be required to pay the termination fee described below in the event of termination under this provision at such time that a third party has conveyed an acquisition proposal interest to us and we enter into another acquisition agreement within 12 months following termination of the merger agreement).

        In addition, Certifresh Holdings may terminate the merger agreement at any time prior to the effective time of the merger under certain specified circumstances, including:

•	if we breach or fail to perform in any material respect any of our representations, warranties or covenants in the merger agreement;

•	if our Board: fails to include its recommendation of the merger agreement in the proxy statement calling for a special meeting of shareholders or withdraws, modifies or changes such recommendation; approves any transaction other than the merger; fails to call, convene and hold a special meeting of shareholders; or render inapplicable to such transaction the provisions of that certain Rights Agreement, dated as of October 12, 2001, as amended, between us and American Stock Transfer & Trust Company (which we refer to the “Rights Agreement”) or any other anti-takeover provisions (in which case we would be obligated to pay the termination fee described below); or

•	if there has occurred a "material adverse change" affecting us.

        In addition, we may terminate the merger agreement at any time prior to the effective time of the merger under certain circumstances, including:

•	if Certifresh Holdings or Acquisition Corp. breaches or fails to perform in any material respect any of its representations, warranties or covenants in the merger agreement; or

•	if our Board approves a superior proposal prior to the adoption of the merger agreement by our shareholders (in which case we would be obligated to pay the termination fee described below).

Termination Fee (page [•])

        Under certain circumstances identified above, we would be required to pay a termination fee in the amount of $1,740,000 (inclusive of the expenses of the Certifresh parties) to Certifresh Holdings.

Merger Financing (page [•])

        The merger is not conditioned on the Certifresh parties’ obtaining financing. We and Certifresh Holdings estimate that the total amount of funds necessary to complete the merger and to pay related fees and expenses will be approximately $40.0 million. In connection with the merger, bank debt of Certified and us will be refinanced in the estimated amounts of $15.0 million and $20.0 million, respectively. These funds will be provided by committed debt financing arranged by the Certifresh parties.

Material U.S. Federal Income Tax Consequences (page [•])

        Generally, the merger will be taxable to our shareholders for U.S. federal income tax purposes. A holder of our common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in our common stock surrendered. Tax matters are very complex, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger. See “THE MERGER— Material U.S. Federal Income Tax Consequences.”

Guaranty (page [•])

        In connection with the merger, on December 5, 2005, Certified executed a guaranty in favor of us, whereby upon any failure by Certifresh Holdings to pay punctually the merger consideration if and when due in accordance with the merger agreement, Certified agrees that it will make available or cause to be made available to the paying agent cash in the amount necessary for the payment of the merger consideration.

No Dissenters’ Rights (page [•])

        Under Wisconsin law, since our common stock is traded on the Nasdaq National Market, you do not have the right to exercise dissenters’ rights in connection with the merger.

Questions (page [•])

        If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact D. F. King & Co., Inc., our proxy solicitor for the special meeting, toll-free at [•]. You may also call our Secretary, John Dahly, at (920) 457-4433.

Information about the Companies

Fresh Brands, Inc.
2215 Union Avenue,
Sheboygan, Wisconsin 53081
elephone: 920-457-4433

        We are a Wisconsin corporation and a supermarket retailer and grocery wholesaler principally through corporate-owned, franchised and independent supermarkets. Our corporate-owned and franchised retail supermarkets currently operate under the Piggly Wiggly® and Dick’s® Supermarkets brands. We currently have 74 franchised supermarkets, 20 corporate-owned supermarkets and two corporate-owned convenience stores, all of which are served by two distribution centers and a centralized bakery/deli production facility. Our supermarkets are located throughout Wisconsin, northern Illinois and Iowa.

        Additional information about us is contained in our Annual Report on Form 10-K for the fiscal year ended January 1, 2005 and our Quarterly Reports on Form 10-Q for the quarterly periods thereafter, each of which is incorporated in this proxy statement by reference. See “WHERE YOU CAN FIND MORE INFORMATION.”

Certifresh Holdings, Inc.
One Certified Drive
Hodgkins, IL 60525
Telephone: (708) 579-2100

        Certifresh Holdings is a newly-formed Delaware corporation and an affiliate of Certified Grocers Midwest, Inc. Certifresh Holdings has not engaged in any business except in connection with the merger. Following the completion of the merger, we will become a subsidiary of Certifresh Holdings. At the time it signed the merger agreement, the name of Certifresh Holdings was Certified Holdings, Inc.

Pillow Acquisition Corp.
One Certified Drive
Hodgkins, IL 60525
Telephone: (708) 579-2100

        Acquisition Corp., a newly-formed Wisconsin corporation and wholly-owned subsidiary of Certifresh Holdings, was formed for the sole purpose of entering into the merger agreement and effecting the merger contemplated by the merger agreement. Acquisition Corp. has not engaged in any business except in anticipation of the merger. Following the completion of the merger, Acquisition Corp. will be merged with and into us and we will continue as the surviving corporation in the merger.

Certified Grocers Midwest, Inc.
One Certified Drive
Hodgkins, IL 60525
Telephone: (708) 579-2100

        Certified Grocers Midwest, Inc. is a Chicago-based member-owned grocery wholesale cooperative which has been in existence since 1940. Certified is a Chicago-based grocery wholesaler with net sales of $674.4 million during its fiscal year ended September 3, 2005. Certified is a member-owned cooperative that serves approximately 200 independent retail stores, principally in Illinois, out of a 67-acre distribution center in Hodgkins, Illinois. Members of the Certified cooperative own Certifresh Holdings, the parent of the company we are merging with and an associate member of the Certified cooperative. Certified is not a party to the merger agreement. In connection with the merger, Certified unconditionally guarantees the obligation of Certifresh Holdings, subject to the terms and satisfaction of the conditions set forth in the merger agreement, to pay, when due, the aggregate merger consideration.

THE SPECIAL MEETING

Date, Time and Place

        The enclosed proxy is solicited on behalf of our Board of Directors for use at a special meeting of our shareholders to be held on [•], 2006 at [•]a.m., Central time, at [•] or at any adjournment or postponement of the special meeting.

Matters to Be Considered

        At the special meeting, our shareholders will be asked to:

•	consider and vote upon a proposal to approve the merger agreement; and

•	consider and vote upon a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Record Date; Voting Rights

        We have fixed [•], 2006 as the record date for the special meeting. Only shareholders of record as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. As of the close of business on the record date, there were 4,931,934 shares of our common stock issued and outstanding held by approximately 400 holders of record. A list of shareholders will be available for review at our executive offices during regular business hours beginning two business days after notice of the special meeting is given and continuing to the date of the special meeting and will be available for review at the special meeting or any adjournment or postponement thereof. Each shareholder on the record date will be entitled to one vote on each matter submitted to shareholders for approval at the special meeting for each share held. If you sell or transfer your shares of our common stock after the record date but before the special meeting, you will transfer the right to receive the per share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote at the special meeting.

        All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as approval of the merger agreement. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes,” and constitute votes “AGAINST” the merger agreement.

Quorum

        Shares entitled to vote at the special meeting may take action on a matter at the special meeting only if a quorum of those shares exists with respect to that matter. Accordingly, the presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the special meeting to solicit additional proxies.

        If a share is represented for any purpose at the special meeting, other than for the purpose of objecting to the special meeting or the transacting of business at the special meeting, it will be deemed present for purposes of determining whether a quorum exists.

        Any shares of our common stock held in treasury by us are not considered to be outstanding on the record date or otherwise entitled to vote at the special meeting for purposes of determining a quorum.

        Shares represented by proxies reflecting abstentions and properly executed broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum.

Required Vote

        The affirmative vote of 2,465,967 shares of our common stock, being a majority of our common shares outstanding on the record date and entitled to vote at the special meeting, is required to approve the merger agreement and the transactions contemplated thereby, including the merger. Approval of any potential meeting adjournment proposal requires the affirmative vote of a majority of our common shares present and entitled to vote at the special meeting.

        As of [•], 2006, the record date, our directors and executive officers held and are entitled to vote, in the aggregate, 38,564 shares of our common stock, representing approximately 1% of the outstanding shares of our common stock. Our directors and executive officers have informed us that they intend to vote all of their shares of our common stock “FOR” the approval of the merger agreement and “FOR” the meeting adjournment proposal.

        Because the required vote is based on the number of shares outstanding rather than the number of votes cast, failure to vote your shares (including as a result of broker non-vote) and abstentions are effectively voting “AGAINST” the merger. In the case of the meeting adjournment proposal, a failure to vote, whether due to broker non-votes or otherwise (except abstentions), will have no effect on the outcome of the voting. A vote to abstain will have the same effect as a vote “AGAINST” approval of the meeting adjournment proposal.

        If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.

How Shares Are Voted; Proxies; Revocation of Proxies

        You may vote by attending the special meeting and voting in person by ballot, by completing the enclosed proxy card and then signing, dating and returning it in the postage pre-paid envelope provided, or by completing your proxy by following the instructions supplied on the proxy card for voting by telephone or via the Internet. Submitting a proxy now will not limit your right to revote your proxy and to vote at the special meeting if you decide to attend in person. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares.

        Shares represented by a properly executed proxy will be voted at the special meeting and, when instructions have been given by the shareholder, will be voted in accordance with those instructions. If you submit a proxy without giving voting instructions, the persons named as proxies on the proxy card will vote your shares “FOR” the approval of the merger agreement, “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement, and in the discretion of the persons named in the proxy with respect to any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

        If you hold shares of our common stock as a participant in the Fresh Brands Distributing Retirement Plan, the trustee for the plan will vote the shares you hold through the plan as you direct. American Stock Transfer & Trust Company will provide plan participants who hold our common stock through the plan with forms on which participants may communicate their voting instructions. If voting directions are not received for shares held in the plan, those shares will be voted in the same proportion that all shares of our common stock in the plan for which voting instructions have been received are voted.

        You may revoke your proxy at any time before it is actually voted by giving notice in writing to our Secretary prior to commencement of the special meeting, or by submitting a duly executed proxy bearing a later date. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian.

        Please do not send in stock certificates at this time. If the merger is completed, we will send you instructions detailing the procedures for exchanging existing Fresh Brands stock certificates for the $7.05 per share cash payment.

        Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact please call D. F. King & Co., Inc., our proxy solicitor for the special meeting, toll free at [•].

Proxy Solicitation and Expenses

        This proxy statement is being furnished in connection with the solicitation of proxies by our Board. We will bear the costs of soliciting proxies. These costs include the preparation, assembly and mailing of the proxy statement, the notice of the special meeting of shareholders and the enclosed proxy, as well as the cost of forwarding these materials to the beneficial owners of our common stock. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by mail, e-mail or telephone, in person or via the Internet. We have retained D. F. King & Co., Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the special meeting at a cost of approximately $7,500 and reimbursement of reasonable out-of-pocket expenses. We will also reimburse brokerage firms, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy material to the beneficial owners of our common stock.

Dissenters’ Rights

        Under Wisconsin law, since our common stock is traded on the Nasdaq National Market, you do not have the right to exercise dissenters’ rights in connection with the merger. If the merger agreement is approved and the merger is completed, shareholders who voted against the merger agreement will be treated the same as other shareholders and their shares will automatically be converted into the right to receive the per share merger consideration.

Adjournment

        If the special meeting is adjourned to a different place, date or time, we do not need to give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment, unless a new record date is or must be set for the adjourned meeting. Our Board must fix a new record date if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

Attending the Special Meeting

        In order to attend the special meeting in person, you must be a shareholder of record on the record date, hold a valid proxy from a record holder or be our invited guest. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment of the meeting.

THE MERGER

Background of the Merger

        From time to time during 2003 and 2004, our Board and senior management, in connection with and as a part of their ongoing strategic planning process, evaluated the conditions and trends in our industry and markets, our strengths, weaknesses, opportunities, threats and prospects, and the advantages and disadvantages of our status as a public company. As part of this ongoing process, our Board and management received reports and advice on these and related topics from various industry experts, investment bankers, commercial bankers, financial advisory firms and other advisors and professionals. The general advice provided by such firms and advisors was that we were too small to compete effectively long-term in our industry, we had very limited growth opportunities in our markets, our labor cost structure and related obligations severely burdened our ability to profitably operate our corporate stores or pursue different strategies or business models, the costs and other disadvantages of being a public company far outweighed the perceived benefits, and that the trends in all of these situations were generally getting worse for us.

        In early January 2005, as part of our Board’s and management’s ongoing strategic planning process, our senior management team, along with Walt Winding, our Chairman of the Board, and Steve Barth, a director and our principal outside legal counsel from Foley & Lardner, LLP, met with representatives of a nationally known operational performance improvements advisory firm to discuss generally the dynamics of, and trends in, our industry and our operational and financial condition and prospects. In particular, the firm provided us with its views on our operational efficiency, financial condition and competitive position. The firm advised us that, in its view, we did not possess the economies of scale to effectively compete long-term in the food distribution and retail industry, our cost structure could be improved and our growth opportunities and strategic alternatives appeared limited.

        In early February 2005, Messrs. Winding and Barth met for dinner in a Chicago suburb with Paul Butera, the Chairman of Certified and another related person to discuss our companies’ ongoing business relationship. During the course of those discussions, the parties also discussed a potential business combination involving us and Certified. These informal discussions focused on the potential synergies and benefits to both companies and their constituencies that could result from such a combination. These discussions were a continuation of similar informal discussions that had taken place from time to time between the two companies over the prior two years.

        On February 16, 2005, we entered into a confidentiality agreement with each of Certified and Mr. Butera, and thereafter proceeded to provide Certified with various requested due diligence information. Discussions thereafter ensued regarding various potential structures of a potential business combination. However, our representatives stressed that we were only interested in pursuing a transaction structure that resulted in our no longer being a public company, principally because of the ongoing and increasing costs, obligations, distractions, risks and other disadvantages of remaining a public company.

        On February 23, 2005, our Board held a strategic planning meeting. Based, in part, on the advice of an invited industry expert and related industry information, as well as its knowledge of past similar information and advice, our Board concluded that we were likely too small to be able to successfully compete long-term in the wholesale food distribution and retail grocery industry and that there were only limited opportunities for growth in our markets, particularly given the increasing competitive impact of WalMart SuperCenters in our various principal rural and small-town retail market areas. Additionally, based in part on the advice of invited investment banking firm representatives and other advisors and related information, as well as its knowledge of past similar information and advice, our Board also concluded that the costs, obligations, distractions, risks and other disadvantages of remaining as a public company far outweighed the perceived benefits, particularly in view of the increased regulatory, corporate governance, accounting and public disclosure requirements precipitated by the Sarbanes Oxley Act of 2002 and related Securities and Exchange Commission, Public Company Accounting Oversight Board and Nasdaq requirements. These views were supported by our senior management. Our Board also discussed our then current strategic and operating plans and prospects and, while our Board expressed substantial optimism about the initial success of our then relatively new value proposition operating strategy, our Board was concerned that competitive market conditions were increasingly becoming more difficult for us and our franchisees. Our Board also recognized that our labor cost structure and related ongoing and potential future obligations made it extremely difficult to operate our corporate stores profitably or pursue other strategic alternatives or different business models and that our limited financial resources constrained our ability to build new stores, remodel existing stores or provide credit enhancements and other necessary financial support to our franchisees. In this regard, our Board took into particular account that our significant amount of capital and operating leases and franchisee guarantees significantly limited our borrowing power and constrained our ability to pursue alternative business strategies or models. Our Board also discussed our difficulty in showing significant earnings improvement because of the ongoing disappointing performances of several of our corporate stores. Such stores also carry significant long-term lease liability exposure, which limit their alternate uses or disposition options. Our Board also recognized that our information technology systems required substantial and costly upgrades and enhancements. Similarly, our Board also took into account management’s advice that a number of our key franchisees were getting older, with no immediate succession plan to remain as our franchisees, and that our limited financial resources might constrain our ability to retain these franchisees.

        As a result of this strategic planning meeting, because our Board believed that a significant aspect of its ongoing fiduciary duties was to continually explore alternatives and strategies to enhance shareholder value while at the same time actively pursuing our then recently implemented value proposition operating strategy, our Board formed a special ad hoc committee, consisting of directors Steve Barth (Chairman), Walt Winding and Tom Stemlar, and senior management members, Louis Stinebaugh, our President and Chief Operating Officer, John Dahly, our Chief Financial Officer, and Jon Hoenecke, our Vice President of Finance, to initiate discussions with various investment banking firms in order to seek further advice and guidance for our Board with respect to our potential available strategic options, including remaining as an independent public company. Subsequently, Mike Isken, our Controller, was added to the committee. Although our Board established this ad hoc special committee, our Board emphasized that our management team should continue to aggressively pursue achieving its strategic operating goals for 2005.

        In early March 2005, the special committee solicited background credential information from six investment banking firms to potentially provide advice and guidance to our Board on our available strategic options, including remaining as an independent public company. All of the firms were asked to address their relevant transactional experience on a general basis, their specific industry experience, their specific industry executive level contacts, and their specific industry level transactional experience. All of the firms were also asked to identify their proposed team of professionals who would provide services to us, their anticipated role and related relevant general and industry-specific experience, their thoughts on likely interested parties to various strategic options involving us, their thoughts on potential processes and preliminary valuations of us pursuant to such different potential strategic options, and their unique attributes and differentiating factors.

        In mid-March 2005, the special committee, based on the committee’s analysis of the various firms’ experience, credentials and other relative attributes, strengths and weaknesses, selected three investment banking firms to be personally interviewed by the committee.

        During the last two weeks of March, the three selected investment banking firms were provided with background information on our company and allowed an opportunity to familiarize themselves with us through performing both documentary financial and in-person strategic and operational due diligence with our management team. Each of the firms then provided a comprehensive engagement proposal and presentation to our special committee in advance of their respective interview.

        On March 28, 2005, after receiving the detailed engagement proposals and presentations submitted by the three selected investment banking firms, our special committee personally interviewed the three selected firms at the offices of Foley & Lardner, LLP in Milwaukee, Wisconsin. As a result of these interviews, the special committee unanimously selected Blair to act as our Board’s financial advisor. The committee’s selection of Blair was based in significant part on Blair’s perceived preeminent experience and expertise in successfully completing strategic transactions in the food distribution and retail industry, its first-hand knowledge and close professional relationships with senior executives at a number of companies in our industry that were believed could potentially be interested in a strategic relationship with us and its outstanding individual team leader and participants. Blair’s initial engagement was to develop a strategic options analysis report. We verbally engaged Blair to begin its work, and formalized Blair’s engagement on April 26, 2005.

        On March 29, 2005, members of our special committee met at the offices of Foley & Lardner in Milwaukee, Wisconsin with representatives of a significant shareholder of our company (“Significant Shareholder”). The meeting was held at the representatives’ request to discuss the Significant Shareholder’s goals and objectives for its investment in our company and its request to add one or more representatives to our Board. During that meeting, members of our special committee asked the representatives whether the Significant Shareholder might be interested in further exploring the potential acquisition of our remaining outstanding stock so that we would no longer incur the costs, obligations, distractions, risks and other disadvantages of being a public company. The representatives advised that they would need to further consider and discuss this matter with their other partners.

        On April 1, 2005, the Significant Shareholder’s representatives advised us that the Significant Shareholder was interested in further considering exploring a potential acquisition of our remaining outstanding stock.

        On April 6, 2005, we entered into a confidentiality agreement with the Significant Shareholder and, thereafter, provided the Significant Shareholder’s representatives with various requested due diligence information. The confidentiality agreement was substantially similar in all material substantive respects to the confidentiality agreement we previously entered into with Certified, other than otherwise addressing certain of the Significant Shareholder’s federal securities law obligations as a significant shareholder of our company.

        During various parts of March, April and May, 2005, Certified, the Significant Shareholder and Blair each engaged in separate extensive due diligence investigations of our company. During this time period, various separate discussions took place between our representatives and Certified and the Significant Shareholder regarding their respective expressed preliminary interests in exploring a potential business combination with us. Our representatives also engaged in extensive discussions and negotiations with Blair over the terms and conditions of their engagement.

        In mid-April 2005, Blair recommended to our special committee that, as an important supplement to Blair’s preparation of its strategic options analysis report, the committee engage an independent consulting firm to report to our Board on the relative current and expected future competitive position of our corporate and franchise supermarkets. Thereafter, our committee and senior management met with and interviewed such recommended consulting firm and engaged it to provide such advice to our Board on an expedited basis.

        In mid-April 2005, representatives of the Significant Shareholder advised our representatives that they intended to refer their potential interest in exploring a potential acquisition of our company to a well-known private equity firm (“Private Equity Firm”) that would, instead of the Significant Shareholder, further explore the possibility of a potential acquisition of our company. Background information on such Private Equity Firm was then provided by our counsel to our Board and management.

        On April 20, 2005, we entered into a confidentiality agreement with the Private Equity Firm and, thereafter, we provided the Private Equity Firm with various requested due diligence information. The confidentiality agreement was substantially similar in all material substantive respects to the confidentiality agreement we previously entered into with Certified.

        On April 26, 2005, we entered into a two-part engagement letter with Blair. The first part of Blair’s engagement involved its preparation of a detailed preliminary strategic options analysis report to be provided to our Board at its scheduled May 25, 2005 strategic planning meeting. The strategic options analysis report was intended to help form the basis upon which Blair could then provide our Board with a more informed and fulsome analysis of our potential available strategic alternatives. The second part of Blair’s engagement involved establishing the terms and conditions on which our Board could decide to further engage Blair to provide additional specified financial advisory services in the event that our Board determined, after receiving and discussing Blair’s strategic options analysis, to further explore pursuing potential strategic alternatives.

        At our Board’s strategic planning meeting held on May 25, 2005, Blair presented its preliminary draft strategic options analysis report to our Board and selected senior management members. Blair explained that its preliminary draft analysis was aimed at understanding our challenges and opportunities to better identify possible available alternatives to create or preserve shareholder value. Based on Blair’s due diligence investigation of our operating and strategic positions from both a financial and business perspective, and its assessment of our challenges and opportunities (including the results of the independent consulting firm’s review of our current and future competitive position), Blair recommended that our Board consider pursuing a potential sale of our company that would result in our company either becoming part of a larger organization or a well-capitalized private company. Blair also recommended that our Board consider simultaneously pursuing a potential back-up restructuring plan involving closing multiple underperforming corporate and franchise stores and our underutilized general merchandise distribution facility. However, Blair advised our Board that there were likely substantial financial, business and execution risks and difficulties associated with our attempting to pursue this alternative as an independent public company, particularly given our limited capital flexibility, public company status and organizational structure. To assist in potentially improving the value realizable by our shareholders from a sale exploration process, Blair recommended that our Board hire an independent consulting firm to provide advice on how we might be able to improve our operational and financial performance, including assessing the availability of potential cost savings opportunities that could be realized by our company. Our Board was then advised by our outside legal counsel, Foley & Lardner, on our Board’s fiduciary duties and related legal considerations relating to our Board’s potential sale exploration process. Senior management reported to our Board on their views regarding our future challenges and opportunities and concurred in all of Blair’s observations and recommendations. Our Board and senior management discussed then current industry conditions and our current and likely future relative competitive position. The independent consultant’s report on our current and expected future competitive position was discussed by our management and Board in depth, including particularly the consultant’s advice that WalMart’s market share in our markets was anticipated to increase, which was likely to adversely affect our future operating results.

        At that same meeting, our Board and senior management also discussed our relative limited size and buying power, the adverse impacts that the underperforming financial results of a limited number of our corporate stores had on our ability to achieve improved profitability, as well as the costs and other adverse consequences of remaining a public company, particularly in light of the recently imposed requirements of the Sarbanes-Oxley Act and related requirements. Our Board and senior management also discussed our labor cost structure and the significant and increasing labor related costs and other liabilities, especially our related health and welfare and potential contingent future multi-employer pension plan withdrawal liabilities, and the resultant competitive disadvantages and significant limitations on our ability to pursue other business strategies and models. Our Board and senior management also discussed our limited financial resources and flexibility, which constrained our growth potential and ability to support our franchisees or overcome individual store or market adverse events or results. Our Board was advised by our management and Blair that the significant amount of our capital and operating leases and franchisee guarantees had the effect of substantially limiting our overall borrowing power and access to other sources of capital, and also constrained our ability to pursue alternative strategies or business models. In this regard, management reminded our Board of the advancing age and lack of family succession plans of a number of our key franchisees, which because of our financial constraints, caused our management to be concerned about our ability to retain these franchisees over time. Our Board and senior management also discussed the limitations of our information technology systems, the consequences thereof and the significant additional capital investment needed to upgrade and enhance such systems. Our Board and senior management discussed the advantages and disadvantages of maintaining our status quo, as well as various potential strategic alternatives. Blair evaluated our potential strategic alternative of separating or spinning off one of our wholesale, corporate retail or franchised retail store operations. However, Blair advised our Board that such an option was likely not viable because of the interdependent operational, financial and strategic relationships among the three businesses, as well as the constraints of implementing such an option as an independent public company. In an executive session of the independent directors following the meeting, our independent directors discussed again our financial prospects for 2005 and beyond, the strengths, weaknesses and succession plan of our current management team, as well as the significant risks and difficulties that we would have in trying to implement a significant cost-cutting initiative or multi-store closure restructuring plan as an independent public entity.

        On May 26, 2005, following our annual shareholders meeting in Sheboygan, Wisconsin, representatives of our Board and management met separately with representatives of Certified and the Significant Shareholder to advise each of Blair’s recommendation and to solicit from each the submission by the end of June of a preliminary non-binding indication of interest to acquire us.

        After having an opportunity to further consider Blair’s draft preliminary strategic option analysis report and recommendations, our Board thereafter met on May 31, 2005 to further discuss Blair’s draft preliminary report and recommendations. The meeting followed our Board’s and management’s interview of the consulting firm recommended by Blair to provide advice to us on potential available cost saving opportunities. As a result of our Board’s deliberations at such meeting and Blair’s recommendations and advice, our Board decided to further engage Blair to pursue a process to explore the potential sale of our company, as well as to engage the recommended consulting firm to advise our Board on potential available cost saving opportunities. Our Board directed Blair to pursue a sale exploration process with the two parties, Certified and the Private Equity Firm, which had both previously expressed preliminary interest in exploring the potential purchase of our company. As a result of the significant risks involved with pursuing a potential back-up restructuring plan as an independent public company, and because of our improving operational results due to the then continued success of our value proposition operating strategy, our Board decided to focus Blair’s and our management’s efforts on pursuing a sale exploration process.

        During June 2005, continued separate due diligence and informational meetings and discussions were held with the Private Equity Firm and Certified.

        On June 9, 2005, our senior management and Blair met with representatives of the Private Equity Firm and the Significant Shareholder to discuss various operational, competitive and financial due diligence matters.

        A special meeting of our Board was held on June 12, 2005 to discuss the status of Blair’s initial sale exploration process with the Private Equity Firm and Certified and the preliminary results of the consulting firm’s analysis of potential cost saving opportunities available to us. As a result of such meeting and based principally on Blair’s recommendation, our Board authorized Blair to contact a number of additional specifically selected potentially interested buyers recommended by Blair in order to also seek their potential interest in exploring a potential acquisition of our company. Due to substantial concerns expressed by our management over the potential significant business disruption, distraction and likely irreparable damage that would likely be caused by vendor, franchisee and employee adverse reaction to public knowledge that we were actively exploring a potential sale, our Board directed Blair to maintain a highly confidential sale exploration process specifically targeting the potentially interested buyers which would most likely be interested in acquiring our company.

        During the last two weeks of June, Blair contacted a number of additional potentially interested buyers.

        On July 1, 2005, our Board met to, among other matters, obtain a progress report from Blair on the results of Blair’s further contacts and sale exploration process efforts. Our Board also received its independent consultant’s final report on recommended cost savings opportunities available to us. At this meeting, Blair provided our Board with draft preliminary information on the expected range of potential values that our Board might be able to anticipate from a sale process. To further facilitate our sale exploration process, Blair recommended that our Board authorize management to work closely with Blair to provide potentially interested buyers with a further understanding of potential synergistic cost savings and future growth opportunities which could result from a business combination with each such potential buyer in order to facilitate the submission by such potential buyers of preliminary non-binding indications of interest to purchase our company. Certain potential negative valuation considerations that might be taken into account by certain potentially interested buyers were then discussed, including particularly, the expected future local market competitive impacts of the scheduled and anticipated openings of additional WalMart Supercenters, our cost structure and our health and welfare and potential contingent future multi-employer pension plan withdrawal liabilities, as well as the difficult exit strategy for any potential private equity buyer. Blair also advised that, as a pre-condition to acquiring our company, a private equity buyer would almost certainly require our senior management team to commit a substantial amount of their own personal financial resources to invest in our company alongside the private equity buyer and to also commit to a long-term employment relationship. However, Blair advised, and our senior management concurred, that it was unlikely our senior management would agree to such conditions. Blair explained that this factor made our company’s prospective purchase by a private equity firm highly unlikely, including an acquisition by the Private Equity Firm. Our Board also discussed and concluded, based on the advice of our management and its knowledge of our company, that our company likely could not on its own, and particularly not as an independent public company, effectively implement the consulting firm’s recommended cost saving initiatives, or a restructuring plan involving multiple store closures, because of the significant limitations on our flexibility caused by our financial condition and capital structure and the significant business disruption and distraction that would result from adverse reaction from the public, media, shareholders, unions, employees and franchisees, and the concern over whether such major cost cutting initiative would have a material adverse effect on our full-service franchisee support program and business model. As a result, our Board concluded that any such major cost saving initiative or restructuring plan would likely need to be effected as part of a business combination with another organization in order to be successful.

        On July 5, 2005, one of the newly contacted potential strategic buyers indicated that, based solely on our publicly available information, it was not in a position to provide an indication of interest to acquire us at a price per share in excess of our then current stock market value. As a result, such company did not submit an indication of interest. The last sale price of our stock on July 5, 2005 was $6.58 per share.

        Shortly thereafter, another newly contacted potential strategic buyer indicated that, for various reasons, it would not submit an indication of interest to acquire us, despite Blair’s relationship with senior management of such company.

        In or about mid-July 2005, the Private Equity Firm indicated to Blair that, based upon its due diligence analysis and its internal return on investment criteria, it could not submit a preliminary indication of interest to acquire our company at a price above $6.50 per share. Despite the Private Equity Firm’s position, Blair thereafter continued from time to time to apprise the Private Equity Firm of developments at our company and our sale exploration process and continued to encourage the Private Equity Firm to reconsider submitting a revised preliminary non-binding indication of interest at a higher price.

        Despite the Private Equity Firm’s decision at that time not to pursue a potential acquisition of our company, certain representatives of the Significant Shareholder said that they nonetheless continued to have an independent interest in potentially further exploring an acquisition of our company. A number of further discussions subsequently took place between our representatives and representatives of the Significant Shareholder. In these discussions, although the Significant Shareholder representatives said that they were potentially interested in offering a price per share that would reflect a premium to our then current market price, the Significant Shareholder’s representatives confirmed that they had not pursued any financing arrangements to support such a potential preliminary indication of interest. As a result, Blair advised the Significant Shareholder’s representatives that, at that point in time, the Significant Shareholder could not be considered to be a viable or qualified potential acquirer. Nonetheless, Blair still encouraged the representatives of the Significant Shareholder to continue to pursue obtaining financial support for their preliminary level of interest and to advise Blair once they had obtained any such financial support.

        On August 3, 2005 and August 10, 2005, Certified provided us with preliminary non-binding indication of interest letters to acquire our company. Among other terms and conditions, the August 3 letter contained an extensive exclusivity provision. After discussions between Blair and Certified, pursuant to which Blair advised Certified that we would not grant Certified such an exclusivity period, the August 10 letter deleted such exclusivity provision, and instead included a proposed expense reimbursement provision under certain circumstances. Both letters included a preliminary proposed per share price of $7.05, no financing contingency and a number of other proposed terms and conditions.

        On August 11, 2005, one of the potentially interested strategic buyers contacted by Blair in late June (“Strategic Buyer”) submitted a preliminary non-binding indication of interest letter to acquire all of our outstanding stock at a price range of between $6.00 — $7.00 per share. The letter described a proposed complicated transaction structure involving a to-be-identified private equity firm partner as the purchaser of our outstanding common stock, followed by the private equity firm’s sale of substantially all of our assets and operations to the Strategic Buyer and other third parties.

        On August 18, 2005, our Board held its regularly scheduled meeting and was updated by Blair on the progress of its ongoing sale exploration process, including the foregoing recent developments. Blair discussed the extent and identity of potentially interested buyers contacted and advised that, in its view, all reasonably likely and viable purchasers that Blair believed would be potentially interested and qualified potential buyers of our company were included in the already contacted group. Counterproposals to be submitted by Blair on our behalf to each of the then interested parties were discussed. Our Board also received further advice on its applicable fiduciary duties and related legal considerations from Foley & Lardner and additional draft preliminary valuation advice from Blair. Potential available financial and operational synergies with certain of the potential purchasers were discussed with our Board, as well as the varying expected impacts on our non-shareholder constituencies of a business combination with certain of the potentially interested purchasers. Additionally, at such meeting, our Board discussed whether or not it should engage an independent investment banking firm, other than Blair, to provide a financial fairness opinion to our Board in connection with any final offers it may receive to purchase our company, particularly in view of the potential valuation levels expected to result from the sale exploration process. Based on a thorough analysis of the advantages and disadvantages of hiring an independent financial advisory or investment banking firm to provide such an opinion to the Board, our Board determined that Blair was the best firm to provide such an opinion to the Board. Confidential discussions with another investment banking firm had indicated that the cost to obtain such an independent financial fairness opinion under the circumstances would significantly exceed the financial fairness opinion fee otherwise payable to Blair and would require an additional extensive due diligence process by such firm that would further strain the limited resources of our management team and distract it from the sale exploration process and otherwise continuing to manage our company. Moreover, our Board took into account that Blair had already engaged in extensive strategic, operational, financial and other due diligence related to our company over the past five months, had prepared various draft preliminary valuation assessments of our company, was in the Board’s opinion the most experienced financial advisory firm in our industry with intimate and proprietary knowledge of various non-public market terms of comparable industry transactions, had prepared our draft preliminary strategic options analysis report, had been integrally involved in every step of our sale exploration process and, consequentially, was intimately familiar with the various levels of interest (and non-interest), concern and valuation expressed by potentially interested purchasers. Our Board believed that any perceived potential conflicts of interest that Blair may have because of its significant transaction success fee were negated by the factors cited above, Blair’s outstanding reputation for integrity and professionalism, and the confidence and trust our Board had in the Blair advisory team. Moreover, our Board took into account that, in its opinion, Blair’s transaction success fee was not overly significant to Blair so as to create any actual conflict of interest or otherwise adversely affect the reliability or objectivity of its professional advice.

        Based largely on the advice of Blair, on August 19, 2005, we counter proposed to Certified a revised indication of interest letter at $8.25 per share, along with various other proposed changes to Certified’s proposed transaction structure, treatment of our existing KEESAs, the extent and timetable for Certified to conduct its due diligence, Certified’s expense reimbursement provision triggers and other terms of Certified’s August 10 letter.

        On August 30, 2005, our senior management and Certified’s senior management, along with Blair and Certified’s legal counsel, met in person in suburban Chicago to discuss our counterproposal, including particularly, our proposed $8.25 per share price. The meeting was held at Blair’s request despite Certified’s advance indication that it would not consider paying our shareholders $8.25 per share. Prior to the commencement of the meeting of all such individuals, an individual meeting between Messrs. Winding and Butera took place during which meeting Mr. Winding acknowledged that he understood that Certified refused to pay $8.25 per share to our shareholders, but he asked Mr. Butera to consider paying our shareholders a purchase price of $8.00 per share. Mr. Butera told Mr. Winding that Certified would not pay $8.00 per share under any circumstance, and would not increase Certified’s price higher than $7.05 per share. Thereafter, a broader group meeting was held to discuss other aspects of our counterproposal.

        After such meeting, further discussions ensued between our senior management and Blair, on the one hand, and senior representatives of Certified, on the other hand, pursuant to which Blair asked Certified to submit a revised preliminary non-binding expression of interest at its highest possible price per share, and to address the other matters identified in our August 19 counterproposal.

        As a result, we received a revised preliminary non-binding indication of interest letter from Certified on September 1, 2005 at a price of $7.45 per share, along with other proposed terms and conditions substantially similar to those contained in Certified’s August 10 letter. Certified’s revised preliminary non-binding expression of interest was again not subject to any financing contingency.

        Our Board held a special meeting on September 5, 2005 to consider, discuss and analyze Certified’s revised preliminary non-binding indication of interest letter. With the assistance of Blair and Foley & Lardner, our Board considered, discussed and analyzed Certified’s proposed price per share, transaction structure, treatment of our KEESAs, financing capabilities, scope and timing of its due diligence requirements, expense reimbursement amount and related triggering provisions, restrictions on our operation of our business prior to signing a definitive agreement and certain other proposed terms. The lengthy history of difficult discussions and negotiations with Certified was analyzed in depth, including the meeting on August 30. Blair then provided our Board with certain updated draft preliminary valuation information. Our Board and Mr. Stinebaugh, in his capacity as Chief Operating Officer, discussed the draft preliminary valuation information provided by Blair, and also discussed the future vulnerability of our business, including the significant strategic, operational, financial and competitive challenges, and other risks, threats and concerns, identified by our Board and management team, that face our company in the future. Our Board also discussed the potential that, based on management’s preliminary advice, we might, under certain circumstances, be required under generally accepted accounting principles to recognize potentially significant long-lived asset impairment charges in the third quarter as a result of the continued apparent financial underperformance of several of our corporate stores. Our Board and Mr. Stinebaugh, in his capacity as Chief Operating Officer, discussed the potential adverse consequences of such potential charges, including the potential for unwarranted reactions to such charges by some of our vendors. Our Board also was updated by Blair on ongoing discussions with the Strategic Buyer and the planned September 7 meeting with the Strategic Buyer to discuss its proposed transaction structure, valuation assumptions and due diligence process. Our Board then discussed various potential responses to Certified, including specifically counterproposing a per share price of $7.85 and proposing the previously submitted changes to Certified’s proposed transaction structure, treatment of our KEESAs, scope and timing of Certified’s due diligence requirements, Certified’s expense reimbursement amount and related triggering provisions, restrictions on our operation of our business prior to signing a definitive acquisition agreement and certain other proposed terms.

        On September 6, 2005, we submitted a counterproposal to Certified at a per share price of $7.85, and reproposed substantially the same revised terms as we proposed to Certified on August 19 with respect to Certified’s proposed transaction structure, treatment of our KEESAs, scope and timing of Certified’s due diligence requirements, Certified’s expense reimbursement trigger provisions, restrictions on our operation of our business prior to signing a definitive agreement and certain other terms.

        On September 7, 2005, representatives of our company, Blair and Foley & Lardner met with senior representatives of the Strategic Buyer at the Milwaukee, Wisconsin offices of Foley & Lardner to discuss the Strategic Buyer’s proposed transaction structure, due diligence process and related valuation assumptions. At such meeting, Blair advised the Strategic Buyer that we desired the Strategic Buyer to submit a revised preliminary non-binding indication of interest at a price per share of at least $8.00 and that otherwise provided further specific guidance on the viability and timing of such potential buyer’s level of interest.

        On September 9, 2005, as a result of further discussions between Blair and Certified, we received a further revised preliminary non-binding indication of interest letter from Certified at a proposed per share purchase price of $7.60. The letter included certain other terms and conditions substantially similar to Certified’s August 10 letter and that we previously identified as being problematic. Certified’s revised preliminary non-binding expression of interest was again not subject to a financing contingency.

        On September 10, 2005, we received a revised preliminary non-binding indication of interest letter from the Strategic Buyer at a proposed price per share of $8.00 based on substantially the same complicated transaction structure as previously proposed, which involved a to-be-determined private equity firm partner acquiring our outstanding common stock in a cash tender offer or similar transaction, without any financing contingency, followed immediately thereafter by the private equity firm’s sale of our wholesale business assets to the Strategic Buyer and our corporate retail stores and certain other non-store assets and operations to to-be-determined other third parties. The Strategic Buyer’s preliminary non-binding letter also contained various detailed valuation assumptions supporting its proposed per share purchase price.

        On September 12, 2005, our Board held a meeting to discuss and analyze the revised preliminary non-binding indication of interest letters received from Certified and the Strategic Buyer and various potential and recommended responses thereto. Our Board received and considered the analysis, advice and recommendations of Blair and Foley & Lardner. It was explained to our Board that a key element to support the viability of the Strategic Buyer’s preliminary non-binding expression of interest was the Strategic Buyer being able to convince a private equity firm partner to engage in such a transaction by conducting an actual market check to determine the potential resale prices which might be obtained from selling our retail stores to other retail operators in the various markets in which our stores are operated. Our Board’s and management’s significant concerns over the heightened potential for a breach of confidentiality of our sale exploration process resulting from any such a third party market check inquiry process were discussed by the Board in great detail. Mr. Stinebaugh explained to our Board that, after further discussions with the Strategic Buyer, he had become more comfortable with the highly focused and confidential inquiry process then being proposed by the Strategic Buyer, if coordinated very strictly through him and involving strict confidentiality obligations on the part of both the Strategic Buyer and the to-be-contacted retailers. Moreover, it was explained to our Board that these market check inquiries were an absolute necessity for the Strategic Buyer and any potential private equity firm partner to move forward on their proposed potential transaction.

        On September 13, 2005, representatives of our company, Blair and Foley & Lardner provided the Strategic Buyer with a counterproposal, including a proposed per share price of $8.15, more specific and supportable valuation assumptions and a shorter, more defined due diligence time period. Numerous discussions were thereafter held with the Strategic Buyer regarding such valuation assumptions, their supportability and their interchangeability.

        On September 16, 2005, Mr. Stinebaugh met with senior executives of Certified to discuss Certified’s contemplated plans for organizing and integrating the two companies, identified synergies between the two companies, the post-transaction and employment role of our management team and the terms and conditions of Mr. Stinebaugh’s and other senior executives’ KEESAs. Shortly thereafter, Messrs. Dahly and Livorsi had similar discussions with senior executives of Certified.

        On September 19, 2005, our Board met to obtain a further updated transaction status report from our management, Blair and Foley & Lardner and to discuss, consider and analyze further developments with the potentially interested parties and proposed potential responses thereto. Our Board meeting followed a preceding meeting of our Board’s Audit Committee, at which meeting the Audit Committee was advised by senior management of the potential that, subject to resolution of several contingencies and under certain circumstances, we could be required under generally accepted accounting principles to recognize certain potentially significant non-cash, long-lived asset impairment charges in the third quarter resulting primarily from the ongoing underperformance of three of our corporate stores. The Audit Committee was also advised of a recent third party actuarial report that indicated that our potential contingent multi-employer pension fund withdrawal liability with respect to our corporate retail stores as of November 2004 was significantly higher than prior years, largely because of the withdrawal from the fund of other significant contributors as well as shortfalls in the plan’s assumed rates of return. Our Board discussed the potential adverse impact on our company, our business operations, financial liquidity and our various constituencies of recognizing and publicly announcing such potential impairment charges, and the potential adverse impact of such announced charges on our sale exploration process. As a result of our management’s significant concerns about the potential for unwarranted market and other reactions to the public announcement of any such potential non-cash impairment charges by our vendors and other constituencies, particularly in view of certain recent events in our industry and, in particular, at companies such as Fleming Companies and Winn-Dixie, our Board concluded that it was important for our management team and advisors to attempt to enter into a definitive sale transaction prior to November 17, 2005, which was the date on which our company would need to file its Form 10-Q for its third quarter and, if determined to be required by generally accepted accounting principles, to publicly announce any such impairment charges, provided that the terms of any such transaction were determined by our Board to be fair and reasonable to, and in the best interest of, our shareholders. Our management and Blair advised our Board that they also intended to fully explain such potential non-cash asset impairment charges in advance to potentially interested acquirers so that any ultimate required recognition and announcement of such charges would not adversely impact any acquirer’s interest in, and valuation of, our company.

        On September 19, 2005, after the Board meeting, as a result of ongoing further discussions between Blair and the Private Equity Firm, which had previously withdrawn from our sale process, we received a revised preliminary non-binding indication of interest letter from the Private Equity Firm at a proposed per share price of $8.00 per share, but subject to, among other terms, contingencies and conditions, a complicated and uncertain proposed potential financing and capital structure, requesting an opportunity to perform extensive additional due diligence and requiring a 45-day strict exclusivity period.

        During the remainder of the week of September 19, Blair and the Private Equity Firm further discussed potential difficulties, risks and uncertainties with the Private Equity Firm’s proposed potential supporting financing and capital structure as set forth in its proposed preliminary non-binding indication of interest letter. As a result of such discussions, the Private Equity Firm withdrew its preliminary non-binding indication of interest.

        On September 21, 2005, Blair was advised by the Strategic Buyer that it had identified a specific private equity firm partner (“Strategic Buyer Partner”) to support the Strategic Buyer’s proposed transaction structure outlined in its preliminary expression of interest letter dated September 12, 2005. Background information on Strategic Buyer Partner was then provided to our Board and senior management by Blair and Foley & Lardner.

        On September 23, 2005, we received a preliminary non-binding indication of interest letter from the Strategic Buyer Partner, reflecting a proposed per share price of $8.15, and including substantially all of the supporting valuation assumptions that had been previously confirmed by Blair and our management to the Strategic Buyer, as well as a well-defined due diligence process and timetable intended to result in the potential execution of a definitive acquisition agreement within 45 days. The letter described a due diligence process that required an extensive third party market check of the potential resale values of our corporate retail supermarkets. The preliminary non-binding expression of interest letter was otherwise substantially similar to the counterproposal submitted on our behalf by Blair to the Strategic Buyer on September 13.

        On September 26, 2005, we entered into a confidentiality agreement with the Strategic Buyer Partner and immediately thereafter substantial additional due diligence information was provided to the Strategic Buyer Partner and the Strategic Buyer. The confidentiality agreement was substantially similar in all material substantive respects to the confidentiality agreement previously entered into with Certified.

        During the last week of September, Messrs. Stinebaugh, Dahly and Livorsi personally negotiated certain terms of their respective employment arrangements and KEESAs with senior management of Certified. As a result of such discussions, Mr. Stinebaugh agreed that, immediately prior to entering into a plan of merger with Certified, he would agree to terminate his KEESA and instead enter into a new “at-will” employment agreement pursuant to which: (i) Mr. Stinebaugh would receive a severance payment of $1,125,000 effective upon the closing of the proposed merger with an affiliate of Certified, which reflected a reduction of almost $400,000 of compensation and benefits to which Mr. Stinebaugh could have otherwise been entitled to under his existing KEESA; (ii) Mr. Stinebaugh would provide transition services, if requested, at Mr. Stinebaugh’s current salary, but that Mr. Stinebaugh’s employment could be terminated by either party upon 30-day’s notice with no further financial obligation; and (iii) the Certifresh parties would agree to certain other agreed upon terms and provisions. Mr. Dahly agreed that he also would terminate his KEESA prior to our entering into the plan of merger with an affiliate of Certified and an employment or consulting agreement with Mr. Dahly would be entered into that included the following terms: (i) initial term of one year after closing; (ii) upon closing of the proposed merger between the two companies, Mr. Dahly would receive a severance payment of $220,000, which resulted in a net after-tax cost savings to our company and, in turn, the Certifresh parties of approximately $885,000; (iii) Mr. Dahly would agree to work approximately three days per week; (iv) Mr. Dahly’s base compensation, bonus, and benefits would be at least as good as his current base compensation, bonus, and benefits, adjusted proportionately to reflect his reduced schedule; provided, however, that the Certifresh parties would not enter into another KEESA with Mr. Dahly. Mr. Livorsi agreed that his KEESA would be modified to remove any work location restriction prior to our entering into the proposed plan of merger with an affiliate of Certified.

        On September 30, 2005, Spartan Stores, Inc., a regional grocery distributor and grocery retailer operating principally in Michigan and Ohio, announced that it was terminating its 10-month strategic option exploration process, including the potential sale of the company. Our Board took into account the fact that Spartan’s sale process did not result in a successful sale, as well as the resultant adverse shareholder reaction to such announcement.

        During the week of October 3, 2005, representatives of the Private Equity Firm, which had previously withdrawn twice from our sale exploration process, again expressed to Blair their renewed interest in potentially providing another preliminary non-binding indication of interest to acquire our company. Blair encouraged the Private Equity Firm to submit its interest in writing.

        On October 5, 2005, after its additional due diligence and discussions with our management, we received a further revised preliminary non-binding indication of interest letter from Certified at a proposed per share price of $7.35. Although the revised preliminary non-binding indication of interest again did not include any financing contingency, the letter again included the other terms and conditions previously objected to by our company.

        On October 5, 2005, our senior management and Blair met with senior representatives of the Strategic Buyer Partner and the Strategic Buyer to generally discuss each other’s respective background and business philosophies.

        On October 7, 2005, our Board held a meeting to discuss, consider and analyze updated transaction status reports from Blair, Foley & Lardner and our management team on developments with respect to the three parties then currently preliminarily interested in potentially purchasing our company. As a result of the uncertainty and attendant risk associated with the transaction structure proposed by the Strategic Buyer and the Strategic Buyer Partner, as well as the preliminary and highly uncertain nature of the previously twice-withdrawn Private Equity Firm’s then apparent renewed potential level of preliminary interest, our Board directed our representatives to further negotiate Certified’s preliminary non-binding letter.

        On October 10, 2005, Foley & Lardner sent a counterproposal letter to Certified’s counsel. Negotiations thereafter ensued over Certified’s proposed transaction structure, the triggering provisions for Certified’s expense reimbursement provision and the timetable for Certified to perform its final due diligence and be in a position to enter into a definitive agreement to acquire our company by November 16, 2005.

        On October 12, 2005, Blair received a revised preliminary non-binding indication of interest letter from the Private Equity Firm at a proposed per share price of $8.00, but still subject to, among other terms, contingencies and conditions, a complicated and highly uncertain proposed financing and capital structure that needed to be pursued with only very generally identified potential financing sources, and further subject to the commencement and completion of significant additional due diligence. The preliminary non-binding indication of interest also required a strict 45-day exclusivity period be granted before the Private Equity Firm would commence its due diligence or pursue its potential financing. Discussions thereafter ensued, with Blair advising the Private Equity Firm that we had other actively interested parties seeking to potentially acquire our company, that none of such other parties had been granted exclusivity and that we could not agree to provide the Private Equity Firm with such an exclusivity agreement under the circumstances. Blair explained to the Private Equity Firm that our company could not proceed with the Private Equity Firm alone and to the exclusion of other potentially interested parties, which had previously provided preliminary indications of interest to acquire our company, particularly given the Private Equity Firm’s preliminary level of completed due diligence and the high degree of risk and uncertainty over the Private Equity Firm’s proposed financing and capital structure. In addition, Blair also explained to the Private Equity Firm our Board’s fiduciary duty obligations, which likely would otherwise legally prevent our Board from agreeing to be constrained during the course of an active sale exploration process by such an exclusivity provision as part of a non-binding preliminary indication of interest. Blair encouraged the Private Equity Firm to proceed with its process to support its proposed per share price, which Blair advised the firm was higher than the preliminary non-binding price per share then currently indicated by one of our other potential acquirers. As a result, Blair advised the Private Equity Firm that if it could enter into a fully-financed definitive purchase agreement at its proposed price per share, then the Private Equity Firm had a high probability of being successful in its attempt to acquire our company. As previously authorized by us, Blair then offered to provide the Private Equity Firm with an expense reimbursement and/or break-up fee arrangement if the firm delivered a firm fully-financed definitive purchase agreement at $8.00 per share by November 16 that was not accepted by our Board because we chose a competing offer. However, the Private Equity Firm declined such expense reimbursement arrangements because it did not want to allocate its limited personnel resources to a competitive bidding process.

        On October 12, 2005, our counsel, Certified’s counsel, Blair and Mr. Butera negotiated certain terms and conditions of Certified’s proposed preliminary non-binding expression of interest based on the counterproposal submitted by Foley & Lardner on October 10. Certified advised that, under no circumstances would it agree to effect its proposed acquisition of our company through a cash tender offer followed by a back-end merger, as we had proposed. As a result of further negotiations on this issue, our representatives agreed to Certified’s proposed long-form merger transaction structure with an affiliate of Certified. However, our representatives insisted that the only triggering events to Certified’s right to receive reimbursement for its expenses incurred in pursuing a potential acquisition of our company would be our entering into an acquisition agreement with another party on or prior to November 16 or because of certain other mutually agreed upon violations by us of the letter. As a result of our agreement to Certified’s proposed transaction structure, the representatives of Certified agreed to our proposed expense reimbursement triggering provisions.

        Based on the mutual agreements reached by of the parties on October 12, 2005, on October 13, 2005, Foley & Lardner provided Certified’s counsel with a proposed draft merger agreement in anticipation of quickly thereafter reaching agreement on a final preliminary non-binding expression of interest with Certified.

        On October 18, 2005, after further preceding discussions and negotiations between the parties and their representatives, we and Certified entered into to a preliminary non-binding indication of interest letter at a proposed per share price of $7.35 pursuant to a proposed long-form merger transaction structure with an affiliate of Certified and with a limited expense reimbursement provision capped at $300,000 payable to Certified only if we agreed to be acquired by another party on or prior to November 16, 2005, or in the event of certain other mutually agreed upon violations by us of the letter. The letter contemplated a further extensive legal due diligence process on behalf of Certified with the stated objective and strong desire of both companies to enter into a mutually acceptable definitive merger agreement by November 16, 2005. Certified’s preliminary non-binding expression of interest was again not subject to any financing contingency.

        Thereafter, numerous subsequent meetings and discussions were held with Certified and its counsel to allow Certified and its counsel to complete its due diligence investigation and negotiate the merger agreement and related documents between the two companies.

        On October 20, 2005, Blair contacted the Strategic Buyer to advise it that we were actively pursuing a potential acquisition transaction with another unidentified party with a view toward entering into a final acquisition agreement by November 16, in advance of our scheduled November 17 third quarter Form 10-Q filing. Blair advised the Strategic Buyer of the importance that the Strategic Buyer and the Strategic Buyer Partner complete its due diligence and legal documentation so that they would also be in a position to enter into a definitive acquisition agreement with us by such date.

        On October 20, 2005, Nash Finch Company, a food distribution and food retailing company, announced that it did not expect to meet its fourth quarter and annual 2005 earnings expectations. On October 21, 2005, Nash Finch Company’s stock price dropped over $12 per share, or almost 30%. Our Board took into account this adverse impact on Nash Finch’s shareholder value resulting from its public announcement of unexpected adverse financial news. This stock market reaction reinforced our Board’s desire to attempt to enter into a definitive sale agreement prior to the date that we would otherwise be required to publicly announce, if determined to be required by generally accepted accounting principles, our significant long-lived asset impairment charges, provided that the terms of any such sale agreement were determined by our Board to be fair and reasonable to, and in the best interests of, our shareholders.

        On October 23, 2005, a representative of the Significant Shareholder sent a letter to Mr. Barth, among other things, asking that we provide the Private Equity Firm with its requested 45-day period of exclusivity.

        On October 25, 2005, senior management of our company and Certified, along with Blair, Foley & Lardner and Certified’s legal counsel, met in person in the Milwaukee offices of Foley & Lardner to conduct additional due diligence and to discuss Certified’s proposed transaction structure and timing. Since Certified is a cooperative organization, Certified’s counsel explained that the actual purchaser of our stock would not be Certified itself, but instead would be a separate affiliated entity formed by members of the Certified cooperative. However, to provide assurance to us that such affiliate would be able to pay the merger consideration, Certified’s counsel explained that Certified would guaranty the affiliate’s payment obligations. The parties discussed Certified’s guaranty of such payment obligations and the terms and conditions of such guaranty. Certified’s counsel explained that the funds necessary to consummate the merger would be provided by debt financing being arranged by the Certifresh parties. The merger would not be conditioned on the Certifresh parties’ obtaining financing.

        On October 25, 2005, Mr. Barth responded to the Significant Shareholder’s representative’s October 23 letter by advising the representative of certain apparent misunderstandings and mischaracterizations contained in the representative’s letter, including, particularly, the level of certainty that the representative attributed to the Private Equity Firm’s October 12 preliminary non-binding indication of interest. Mr. Barth advised the representative that, while our company could not grant the Private Equity Firm a 45-day period of absolute exclusivity, we had offered the Private Equity Firm an expense reimbursement arrangement and an alternative break-up fee arrangement if the Private Equity Firm would continue to pursue its potential interest in acquiring our company. Mr. Barth further explained to the representative that the Private Equity Firm had declined these arrangements, but he again reiterated to the representative that we remained willing to enter into such arrangements with the Private Equity Firm so that it could initiate its further due diligence and pursuit of potential financing.

        On October 25, 2005, the Private Equity Firm’s October 12, 2005 preliminary non-binding expression of interest expired.

        On October 25, 2005, as a part of management’s review and preparation of our third quarter financial statements, our Board’s Audit Committee met to further discuss and consider management’s preliminary indication that we might need to recognize potential long-lived asset impairment charges for our third quarter, principally as a result of the continued underperformance of three of our corporate retail stores. Since all of our Board members were present at such meeting, our Board also received an update on the ongoing status of discussions with the remaining parties interested in potentially acquiring our company.

        On October 27, 2005, representatives of the Strategic Buyer advised Blair that the Strategic Buyer had concluded that there were a number of adverse due diligence findings related to its proposed transaction structure and underlying valuation assumptions that would likely result in a downward price adjustment to its and the Strategic Buyer Partner’s then current preliminary non-binding indication of interest level. Blair asked the Strategic Buyer to advise us as soon as possible whether it could be in a position to enter into an acquisition transaction by November 16 and at what price per share.

        On October 28, 2005, a senior representative of the Private Equity Firm advised Blair that the Significant Shareholder’s October 23 letter to Mr. Barth had, indeed, mischaracterized the relative level of certainty of the Private Equity Firm’s October 12, 2005 preliminary non-binding indication of interest, and that the Private Equity Firm was only interested in pursuing its due diligence investigation and potential financing arrangements to support its previously proposed level of preliminary non-binding interest in acquiring our company only if it could do so on an exclusive, non-competitive basis. Blair repeated the offer of expense reimbursement, but the Private Equity Firm declined.

        On November 2, 2005, Mr. Barth and the representative of the Significant Shareholder had a telephone conversation in which the representative told Mr. Barth that, although the Private Equity Firm would not go forward in further exploring its preliminary interest in acquiring our company without first obtaining an exclusivity provision, the Private Equity Firm nonetheless remained interested in pursuing its potential purchase of our company on the basis of its previously expired preliminary non-binding indication of interest if we could not complete a transaction with the other interested parties.

        On November 4, 2005, a senior representative of the Strategic Buyer telephoned Blair and advised Blair that the Strategic Buyer and the Strategic Buyer Partner were adjusting downward their preliminary non-binding proposed price range to approximately $5.00 per share, and perhaps less, based on various adverse due diligence findings relating to its proposed transaction structure and underlying valuation assumptions. Blair advised the Strategic Buyer that its newly proposed price per share would not be acceptable to our shareholders and asked that the Strategic Buyer and the Strategic Buyer Partner strictly maintain the confidentiality of this development.

        On November 4, 2005, Foley & Lardner, Blair, Certified’s counsel and senior representatives of Certified and our company met at the offices of Blair in Chicago principally to discuss certain terms and conditions of the proposed merger agreement between the companies, as well as key remaining open due diligence issues and the status of Certified’s financing to support its ability to finance the proposed transaction without a financing contingency. Certified’s counsel explained that the funds necessary to consummate the merger would be provided by debt financing being arranged by the Certifresh parties. The merger would not be conditioned on the Certifresh parties’ obtaining financing. Thereafter, Foley & Lardner and Certified’s counsel further discussed open issues on the merger agreement.

        On November 7, 2005, representatives of our company, Certified, Blair, Foley & Lardner and Certified’s counsel held a telephonic discussion regarding open due diligence items and remaining merger agreement issues.

        On November 7, 2005, our Board was updated by Blair, Foley & Lardner and Mr. Stinebaugh on the foregoing developments and the status of ongoing due diligence and merger agreement negotiations with Certified, including certain remaining open issues.

        On November 10, 2005, representatives of our company, Certified, Blair, Foley & Lardner and Certified’s counsel met at the offices of Blair in Chicago principally to discuss several key open issues, including the status of the Certifresh parties’ financing commitment and Certified’s obligation to pay the merger consideration if Certifresh Holdings fails to do so if and when due in accordance with the merger agreement, certain remaining key open issues in the merger agreement, certain significant due diligence issues and the transaction timetable.

        On November 14, 2005, Certified advised us that it was no longer interested in pursuing a potential acquisition of our company after receiving additional due diligence information from us on that date regarding our potential contingent multi-employer pension plan withdrawal liabilities.

        On November 15, 2005, after extensive subsequent discussions, Mr. Butera advised Blair that an affiliate of Certified might consider entering into the proposed merger agreement with us by November 16, 2005 under these new circumstances, but only at a reduced price of $6.35 per share. After extensive discussions among Blair, Foley & Lardner, our management and most of our directors, Blair advised Mr. Butera that our Board was not then in a position to consider such a reduced per share price in order to enter into the proposed merger agreement by November 16.

        On November 16, 2005, our Board was updated on the foregoing developments by Blair and our management and then discussed various potential alternative actions, including reexploring the potential interest in acquiring our company by the Strategic Buyer and the Private Equity Firm. Our Board also discussed potential alternative actions with respect to Certified. Our Board was advised that the strategic alternatives available to us would largely depend on the reaction of our shareholders, vendors, franchisees and employees to our scheduled next-day public announcement of our $8.9 million of after-tax, long-lived asset impairment charges.

        On November 16, 2005, after the close of the market, Mr. Barth telephoned a representative of the Significant Shareholder and advised the representative that we would not be announcing our sale the next day as anticipated. The representative encouraged Mr. Barth to reopen discussions with the Private Equity Firm.

        On November 16, 2005, after the close of the market, Blair telephoned a senior representative of the Strategic Buyer and advised the representative that we would not be announcing our sale the next day as anticipated. As a result, Blair asked if the Strategic Buyer would be interested in reconsidering its interest in pursuing a potential acquisition of our company. The representative said that the Strategic Buyer was then preoccupied with other alternatives and was not interested in pursuing a potential acquisition of our company until at least the first quarter of 2006, and then only at a proposed price per share that would not exceed $5.00, and perhaps less.

        On November 17, 2005, we publicly announced our third quarter financial results, including $8.9 million of after-tax, non-cash long-lived asset impairment charges and filed our Form 10-Q report for our third quarter.

        On November 17 and 18, 2005, additional discussions took place between Blair and Mr. Butera, with Mr. Butera continuing to express Certified’s potential interest in acquiring our company at $6.35 per share and Blair advising Mr. Butera that our Board was further considering our alternative strategic options and that our management was otherwise focused on minimizing potential unwarranted reactions to our November 17 announcement.

        On November 21, 2005, Blair spoke with a senior representative of the Private Equity Firm regarding its potential interest in reconsidering initiating its due diligence process and pursuing its potential financing in support of its previously expired preliminary non-binding expression of interest. The representative of the Private Equity Firm advised Blair, again, that the Private Equity Firm would still require a 45-day period of absolute exclusivity in order to consider initiating its due diligence investigation and pursuing its potential financing in support of its previously expired preliminary non-binding indication of interest. Blair asked again whether the Private Equity Firm would consider initiating its due diligence investigation and pursuing its potential financing if we agreed to reimburse the Private Equity Firm’s expenses incurred in connection with such activities and/or provide it with a break-up fee if we accepted an alternative acquisition proposal from another party. Given the Private Equity Firm’s limited personnel resources and strong desire not to engage in a competitive bidding process, the representative again advised Blair that the Private Equity Firm would not move forward under such an expense reimbursement or break-up fee arrangement.

        On November 22, 2005, Messrs. Stinebaugh and Butera held several further discussions regarding the potential price per share necessary to effect a potential transaction between the two companies under the then current circumstances. Mr. Butera continued to indicate that Certified could potentially agree to pay a per share price of $6.35. Mr. Stinebaugh reiterated that our Board was not in a position to consider a per share price of less than $7.00. After substantial further discussions between Messrs. Stinebaugh and Butera, Mr. Butera said that Certified could potentially raise its preliminary non-binding indication of interest level to up to $6.70 per share, but that he would not increase Certified’s price any further.

        Our Board met by telephone late in the afternoon on November 22, 2005 and was updated by Mr. Stinebaugh and Blair on the foregoing discussions. Blair advised our Board on the impact on our sale exploration process and pending sale negotiations of the then continuing decreases in our stock price since our November 17 public announcement of our third quarter results and $8.9 million of after-tax, long-lived asset impairment charges. Since such announcement through such date, our stock price had dropped about 15%, from $6.95 per share to $5.95 per share. Blair also updated our Board on Blair’s unsuccessful attempts to reengage the acquisition interest of the Private Equity Firm and the Strategic Buyer. Blair told our Board that the Strategic Buyer was not interested in reconsidering an acquisition of our company until at least the first quarter of 2006 and then not at a price of in excess of $5.00 per share, and perhaps less. Blair also advised our Board of the November 21 discussion with the Private Equity Firm regarding expense reimbursement. Blair advised our Board about the high degree of risk and uncertainty of the Private Equity Firm’s previous highly contingent and conditional preliminary non-binding expression of interest, as well as the significant risks involved in not accepting the certainty of Certified’s proposal under the circumstances. The Board was reminded that the Private Equity Firm had been exploring the potential opportunity to acquire our company for over seven months and had previously withdrawn from or ceased participating in our sale process several times. Blair advised our Board that, based on Blair’s prior significant experience and relationship with the Private Equity Firm, Blair believed that the proposed terms of the Private Equity Firm’s previously expired preliminary non-binding level of interest in acquiring our company would very likely be significantly adversely affected, like other interested parties, by its due diligence investigation and pursuit of its supporting financing arrangements. Blair also emphasized the fact that, the low likelihood that our management team would consider a significant reinvestment in our company alongside of the Private Equity Firm and/or commit to a long-term employment relationship would, in itself, very likely result in the Private Equity Firm either not pursuing its potential interest in acquiring our company or substantially deceasing its proposed price. As a result, Blair advised the Board that it believed Certified was the only remaining reasonably likely viable purchaser of our company and that there were substantial risks in further delaying entering into a potential transaction with Certified at a fair price per share and on other fair and reasonable terms and conditions.

        Thereafter, after extensive discussions with Certified, in order to provide our shareholders with a price per share of at least $7.00, Messrs. Stinebaugh and Winding both agreed to accept significant decreases to their severance payments under their KEESAs so as to eliminate any excess parachute payment excise tax gross up payments and the loss of the related tax deductions to our company. The total net after-tax transaction cost savings resulting from these actions, as well as other cost savings initiatives, approximated almost $1.7 million, or $0.34 per share.

        On the basis and subject to the Certifresh parties’ confirmation of these proposed additional significant reductions in after-tax net transaction costs resulting from these actions, on November 29, 2005, the Certifresh parties agreed to pay our shareholders $7.05 per share in connection with the proposed merger with an affiliate of Certified.

        Between November 29, 2005 and December 5, 2005, final confirmatory due diligence was completed by Certified and final negotiations on the merger agreement and ancillary documents were completed between us and Certified and our and their respective legal counsel.

        On December 4, 2005, the respective boards of directors of Certified and its related affiliated entities approved the merger agreement and the transactions contemplated by the merger agreement.

        In the afternoon of December 5, 2005, our Board met to consider the proposed merger of an affiliate of Certified with and into our company in exchange for $7.05 per share in cash to be paid to our shareholders, with such payment guaranteed by Certified. Including certain debt and other liabilities assumed, the total value of the proposed transaction with the Certifresh parties was approximately $100 million. Closing of the proposed transaction was subject to approval by our shareholders and certain other customary closing conditions, but there was no financing contingency and no regulatory approval under the Hart-Scott-Rodino Antitrust Improvements Act is required. It was explained to our Board by both Blair and Foley & Lardner that the break-up fee (inclusive of expenses) potentially payable to the Certifresh parties, if we agreed to be sold to another buyer after announcement of the proposed transaction with the Certifresh parties, was reasonable and favorable compared to comparable transactions and would likely not preclude another potentially interested buyer from providing a superior proposal to acquire our company, including, in particular, any subsequent superior proposal that might be subsequently made by either or both of the Strategic Buyer and/or the Private Equity Firm. Moreover, it was explained to our Board that, subject to obtaining our shareholder’s approval, the certainty of closing the transaction with the Certifresh parties was relatively high because of the importance of the merger to the Certifresh parties and their familiarity with our company and our markets. Our Board received further advice on its fiduciary duties and other legal considerations and requirements from Foley & Lardner, including a detailed description of the principal terms and conditions of the proposed merger agreement, guaranty and the revised KEESA and employment and severance arrangements. Blair also provided our Board with its analysis of the proposed financial aspects of the transaction, a process overview, information on the trading history and ownership of our common stock, information on our financial performance, information on our asset impairment history, information on our future contingent potential multi-employer pension plan withdrawal liabilities and a valuation analysis. In connection with its analysis in forming its opinion, Blair performed a comparable company analysis, a comparable transaction analysis, a discounted cash flow analysis and an M&A premiums analysis. Thereafter, Blair rendered its oral opinion to our Board, subsequently confirmed in writing, that as of such date, based on the assumptions, limitations, and qualifications described therein, the proposed per share merger price of $7.05 was fair, from a financial point of view, to our shareholders. After further deliberation, our Board unanimously adopted and approved the proposed merger as being fair to, and in the best interests of, our shareholders and recommended that, subject to the terms of the merger agreement, the merger be approved by our shareholders.

        Following adjournment of the Board meeting, final details were resolved and the merger agreement and related documents were signed by our company, the applicable Certifresh parties, and all other relevant parties. The proposed transaction was publicly announced prior to the opening of trading on December 6, 2005 in a press release issued by us.

        Subsequent to our public announcement of the merger, and after a telephone discussion between Mr. Barth and a representative of the Significant Shareholder during which Mr. Barth explained our reasons for entering into the transaction with the Certifresh parties, legal counsel for the Significant Shareholder wrote a letter on December 6, 2005 to Mr. Barth alleging that the Significant Shareholder had been damaged because our Board had accepted a $7.05 per share offer from the Certifresh parties. The letter stated that the Significant Shareholder did not believe that both the offer from the Certifresh parties and our procedure for our sale were in the best interests of our shareholders.

        On December 8, 2005, Mr. Barth wrote a letter to the Significant Shareholder’s legal counsel advising that we had engaged in an extensive, six-month long sale process, led by one of the grocery industry’s leading expert investment banking firms, Blair. The letter said that we believed all reasonably likely qualified buyers were contacted as part of this process and that the Significant Shareholder and Private Equity were integral participants in this multi-party process. The letter explained that all preliminary non-binding indications of interest that were received, including the several preliminary non-binding indications of interest that were received from the Private Equity Firm, were carefully and thoroughly analyzed by and on behalf of our Board and its advisors and that our shareholders’ interests were very well served by this deliberative and thorough process.

Our Reasons for the Merger; Recommendation of Our Board

        In reaching its decision to adopt and approve the merger agreement and recommend the merger to our shareholders, our Board consulted with our management, as well as its legal and financial advisors, and considered a number of factors, including the following factors which our Board viewed as generally supporting its decision to adopt and approve the merger agreement and recommend the merger to our shareholders:

•	The fact that the proposed transaction with Certified was the result of a very active and lengthy sale exploration process over the prior six months led by one of the grocery industry’s leading investment banking firms, Blair; and that, as part of this deliberative process, all reasonably likely and viable purchasers, based on Blair’s advice, were contacted.

•	The presentation by Blair, including its opinion dated December 5, 2005 to our Board as to the fairness, from a financial point of view as of such date and subject to the assumptions, limitations, qualifications and other matters set forth therein, of the merger price of $7.05 per share payable to our shareholders. See “Opinion of Our Financial Advisor.” Additionally, the merger price per share of $7.05 was determined by our Board to be generally favorable compared to the current trading prices of our common stock, including particularly our stock price after our November 17 impairment announcement up through the date of Board approval of the transaction. Since November 17 until December 5, our stock price dropped over 20%, from $6.95 to $5.51 per share. The merger price per share was also deemed by our Board, based on the advice of Blair and our management, to be favorable compared to the expected potential near-term and long-term price performance prospects of our stock when considering our anticipated future results of operations and financial condition and the significant risks and uncertainties associated with achieving such potential future results and conditions. Additionally, our Board took into account the agreements of Messrs. Winding, Stinebaugh and Dahly to voluntarily reduce their KEESA severance payments, which actions our Board believed added significant value to the price per share payable by Certified.

•	The fact that the terms of the merger agreement were the result of extensive negotiations over a number of months with the Certifresh parties that resulting in our Board believing, based on the advice of its financial and legal advisors, that no further improvements in such terms could be obtained from the Certifresh parties.

•	Subject to obtaining our shareholders’ approval, the proposed transaction with the Certifresh parties was believed by our Board, based on the advice of its financial and legal advisors, to have a relatively high probability of closing, principally as a result of there being no financing contingency and no regulatory approval under the Hart-Scott-Rodino Antitrust Improvements Act being required, the fact that the Certifresh parties had a commitment letter from a syndicate lead by JPMorganChase to provide, subject to customary conditions, the funds necessary to finance the transaction, the fact that the Certifresh parties had engaged in substantial due diligence investigations of our company over a number of months and was otherwise very familiar with our operations, stores, and markets and our Board’s belief, based on the advice of Blair and our management, that this transaction was an important one for Certified’s future.

•	Our Board believed, based on the advice of its financial and legal advisors, that the proposed merger with an affiliate of Certified was superior to any other potentially available alternatives, including remaining independent, which would otherwise maximize shareholder value. In this regard, the Board took into account, based on the advice of its financial and legal advisors as well as our management, that there existed many various risks, contingencies and conditions applicable to any such other potential alternatives, including remaining independent. Additionally, our Board considered that, although some other parties did express preliminary non-binding levels of interest in acquiring our company, including some at initial prices higher than $7.05 per share, none of those other preliminary indications of interest remained at that price level after their due diligence investigation and pursuit of supporting financing were completed. In the specific case of the Private Equity Firm , our Board did not believe, based on the advice of its financial and legal advisors as well as on our Board’s knowledge of the Private Equity Firm’s seven-month long participation in, and three prior withdrawals from, our sale process, that the Private Equity Firm’s proposed $8.00 per share level of preliminary interest would have remained at that price level after the Private Equity Firm’s completed its due diligence, including understanding that our management would likely not reinvest in our company or agree to long-term employment relationships, and the Private Equity Firm’s pursuit of its proposed potential complicated supporting financing structure. Blair explained to our Board that our management’s desire not to significantly reinvest in our company or commit to a long-term employment relationship with our company made our company’s prospective purchase by the Private Equity Firm, or any other private equity buyer, highly unlikely. Importantly, in this regard, our Board took into account that other potentially interested parties, including the Private Equity Firm, the Strategic Buyer and the other parties that previously expressed a preliminary level of interest in acquiring our company, were not precluded by the merger agreement from providing a “topping offer” to us after the announcement of our merger with an affiliate of Certified and before the closing of the merger. Based on the advice of its financial and legal advisors, our Board believed that the all-inclusive approximate $1.7 million break-up fee (approximately $0.35 per share) was very reasonable and favorable compared to other comparable transactions and was not preclusive of potential subsequent topping offers.

•	Based on the advice of our management and our Board’s financial and legal advisors, our Board determined that we likely could not successfully either separate or spin off one of our wholesale, corporate retail or franchise store operations, or significantly reduce certain overhead costs and/or close multiple stores or distribution centers as an independent public company, other than in connection with a sale to a new organization. In this regard, our Board considered that, based on the advice of our management, a significant cost-cutting initiative could have a negative adverse affect on our full-service franchise program and it could adversely impact the primary business driver of our historical success. Moreover, our Board took into account that, based on the advice of its financial advisors and our management, our ability to close multiple underperforming stores as an independent public company was severely limited by our balance sheet constraints, the potential for adverse reaction by vendors, franchisees, employees, shareholders and others, the lingering long-term adverse earnings impact of incurring repositioning charges to effect such a plan, and other factors, including the significant inherent cultural constraints on our effecting such a plan as an independent public company.

•	In considering the proposed merger with an affiliate of Certified, our Board also considered its knowledge of our current and historical financial condition, results of operations, business and prospects, including particularly the conclusion of our Board, based on the advice of our management and our Board’s financial and legal advisors, that our future business prospects appeared limited, given our current relatively small size, limited growth opportunities, lack of economies of scale and limited buying power. Our Board also considered that the adverse impacts of the underperformance of one or a few of our stores have historically had, and would likely continue to have, a disproportionally significant adverse impact on our consolidated reported results and make it difficult for us to publicly report future consistent and significant earnings growth. The Board noted that these underperforming stores are subject to significant lease liabilities and have limited alternative uses, making their closure or disposition difficult to implement as an independent public company.

•	Our Board considered the ongoing concerns of our management over the continuing potential for unwarranted market and other reactions of vendors, franchisees, employees, potential new wholesale customers and others to our significant third quarter impairment charges. Our Board took into account the 20% decrease in our stock price since that announcement up to December 5, 2005, and was also advised by our management that, while we had not then to date experienced any material adverse changes in our vendor relationships since such announcement, our management remained concerned about the continuing prospects for further potential adverse changes in our vendor credit relationships because the vendor community in our industry has been very cautious because of recent bankruptcy filings by other industry participants. Additionally, our Board was reminded by our management and took into account that our impairment announcement in early 2004 resulted in less favorable credit terms from some of our vendors, and that such vendors continued to keep a close watch on our financial performance and health, making their potential future actions with respect to our credit terms uncertain.

•	Based on the advice of its financial advisors and our management, our Board took into account the future potential impact on our company of the expectations of continued industry consolidation. In this regard, our Board noted Marsh Supermarkets’ recent announcement that it was exploring a potential sale, as well as Spartan Stores’recent 10-month long unsuccessful sale exploration process and the similar process then being undertaken by Albertson’s.

•	Based on the advice of its financial advisors and our management, our Board considered the adverse impact on our potential future prospects for improved profitability, especially in our corporate retail stores, and the constraints on our ability to pursue other strategic activities or alternative business models as an independent public company, from our labor cost structure and labor-related liabilities, including particularly the significant potential future contingent withdrawal liabilities from our multi-employer pension plans. Our Board was advised by our management that these potential future contingent liabilities have increased significantly over the past two years, largely because of the withdrawal from such multi-employer plans of other significant contributors, that such potential future contingent liabilities could continue to increase, and that such liabilities were important factors in potentially interested parties’ valuation of our company. Our Board was advised by its financial and legal advisors and our management that, unlike our company, which did not foresee triggering these potential future contingent liabilities, potentially interested acquirers generally would consider these potential future contingent liabilities as “debt” and would reduce the per share price they would be willing to pay to our shareholders.

•	Our Board believed that, based on its knowledge of our financial condition and the advice of our management and our Board’s financial advisor, we have limited financial resources to build new or remodel existing stores and provide the necessary credit enhancements to significantly increase our franchisee base or adequately react to adverse disclosures or events. Our Board noted that, based on its knowledge of our financial condition and the advice of our management and our Board’s financial advisor, our capital structure is constrained and complicated by significant amounts of capital and operating leases and franchisee guarantees, which significantly limit our borrowing power and our equity valuation and restrict our access to other sources of capital and our ability to pursue alternative strategies and business models.

•	Based on the advice of its financial advisor and our management, our Board considered the increasingly difficult competitive conditions affecting our stores, particularly in our principal rural and small-town markets. In particular, our Board took into account its independent consultant’s report that WalMart Supercenter’s market share growth in our markets is expected to increase, which will likely adversely impact our future financial results. Additionally, our management advised our Board that future potential competitive reactions to the recent success of our “value proposition” operating strategy may be aggressive and continued volume increases will likely be difficult to sustain over the long-term.

•	Our Board believed that the ongoing and increasing costs, distractions, disadvantages and risks of remaining a public company significantly outweighed any potential perceived benefits, particularly in view of the increased regulatory, corporate governance, accounting and public disclosure requirements precipitated by the Sarbanes Oxley Act of 2002 and related Securities and Exchange Commission, Public Company Accounting Oversight Board and Nasdaq requirements. In this regard, our Board considered that we spent about $1.7 million last year on public company-related costs.

•	Our Board was advised by our management about the increasing age and lack of succession plans, and because of our financial constraints, the consequential risk to us of not being able to retain the business, of certain of our key franchisees.

•	Our management advised our Board and, consequentially, our Board considered that we have limited future growth opportunities in Wisconsin and that, without being part of a new organization, obtaining new wholesale customers in the future would likely be very difficult, especially after our recent impairment charge. Moreover, our Board noted that our Sheboygan warehouse on the shores of Lake Michigan geographically limits our wholesale customer growth potential.

•	Our management advised our Board and, consequentially, our Board considered that we have information technology systems that likely will require very significant and costly upgrades.

•	Our Board took into account certain concerns about our management succession prospects and plans.

•	Our Board also believed that, based on the advice of our management, the proposed merger with an affiliate of Certified would likely allow us to more effectively implement our long-term plan to grow our business, meet our cost challenges and deliver lower cost products to our customers. In this regard, our Board believed that, based on the advice of our management, the proposed merger should allow us to provide our franchisees and retail customers with an even more effective value proposition operating strategy to make our stores even more competitive and attractive to our retail customers. Based on the advice of our management, our Board believed that the proposed merger should also position us to actively grow and continue to support our franchise base and wholesale business, as well as allow us to be in a better position to help facilitate the succession plans of some of our key franchisees so that we can ensure retention of their business. Our Board also believed that the proposed merger would provide many opportunities for our employees.

        In addition, our Board considered the following factors as generally weighing against its decision to adopt and approve the merger agreement and recommend the merger to our shareholders:

•	Our Board took into account that the structure of the proposed long-form merger and the terms of the merger agreement, including the merger agreement’s non-solicitation and shareholder approval covenants and provision for the payment of an all-inclusive termination fee of approximately $1.7 million in certain events, which our Board understood, while potentially having the effect of discouraging third parties from proposing a competing business transaction after the merger agreement was signed, were conditions to the Certifresh parties’ willingness to enter into the merger agreement and related documents; in this regard, our Board considered the advice of its financial and legal advisors that such arrangements contained in a definitive and binding merger agreement among the parties were customary for public company merger transactions and that these provisions, including the relative amount of the termination fee (which was all inclusive of the Certifresh parties’ expenses), were consistent with law and the proper exercise of the Board’s fiduciary duties and were favorable compared to comparable transactions and should not preclude potentially superior acquisition proposals from subsequently being made by interested parties if they so desired.

•	Our Board considered the potential risk of diverting management’s focus and resources away from other strategic opportunities and from operational matters while working to implement the proposed merger; our Board believed that, in view of the terms of the merger agreement that had been heavily negotiated, including the limited conditions to closing and termination rights, and the absence of a financing contingency and our understanding of the ability of the Certifresh parties to finance the transaction without a financing contingency, and the relative importance of this transaction to the Certifresh parties, these risks were reasonable and likely to be worthwhile to undertake.

•	The fact that the all-cash merger price per share, while providing certainty of value, would not allow our shareholders to participate in any potential further appreciation of our stock after the merger and would be taxable to our shareholders upon completion of the merger and payment to the merger price per share.

•	Our Board took into account the fact that some of our executive officers and directors have other interests in the proposed merger that are in addition to their interests as our shareholders, including as a result of employment and severance arrangements and the manner in which they would be affected by the merger. See “--Interests of Our Executive Officers and Directors in the Merger.” In this regard, our Board took into account the significant personal reductions voluntarily agreed to by Messrs. Winding, Stinebaugh and Dahly that saved our company approximately $2.7 million in net after tax transaction costs and allowed the Certifresh parties to substantially increase the per share price payable to our shareholders in the merger. As a result, our Board concluded that the proposed merger should be approved notwithstanding the existence of these interests, given both our Board’s favorable view of the proposed merger’s financial terms, as well as our Board’s belief that the employment and severance arrangements giving rise to these interests were reasonable and helped to facilitate the payment of a higher purchase price to our shareholders than the Certifresh parties otherwise was willing to pay to our shareholders.

        The foregoing discussion of the factors considered by our Board is not intended to be exhaustive and is in no order of relative importance or priority, but, rather, includes the material factors considered by our Board. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, our Board did not quantify or assign any relative priorities or weights to the factors considered, and individual directors may have given different weights to different factors. Our Board considered all these factors as a whole, including discussions with, and questioning of, our management and our Board’s financial and legal advisors, and overall considered these factors to be favorable to, and to support, its determination.

        Our Board unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, our company and our shareholders, and unanimously approved and adopted the merger agreement. Our Board recommends that, subject to the terms of the merger agreement, our shareholders vote “FOR” the approval of the merger agreement.

Opinion of Our Financial Advisor

        Blair was retained to act as our Board’s financial advisor in connection with the proposed merger with Certified’s affiliate. As part of its engagement, our Board requested Blair to render an opinion as to whether the consideration to be received by our shareholders in the proposed transaction was fair to our shareholders from a financial point of view. On December 5, 2005, Blair delivered its oral opinion, subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and other matters set forth in the opinion, the cash consideration of $7.05 per share to be paid in the merger to our shareholders is fair, from a financial point of view, to our shareholders.

        Blair provided the opinion described above for the information and assistance of our Board in connection with its consideration of the merger. Blair’s opinion to our Board was one of many factors taken into consideration by our Board in making its determination to approve the merger agreement. The terms of the merger agreement, however, were determined through negotiations between us and the Certifresh parties, and were approved by our Board after careful consideration.

        The full text of Blair’s written opinion, dated December 5, 2005, is attached as Appendix B to this proxy statement and incorporated into this proxy statement by reference. You are urged to read the entire opinion carefully to learn about the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Blair in rendering its opinion. Blair’s opinion relates only to the fairness, from a financial point of view, to our shareholders of the consideration to be received in the proposed merger, does not address any other aspect of the proposed merger or any related transaction, and does not constitute a recommendation to any shareholder as to how that shareholder should vote with respect to the approval of the merger agreement or the merger. Blair did not address the merits of the underlying decision by our Board to engage in the merger. The following summary of Blair’s opinion does not purport to be a complete description of the analysis performed by Blair in connection with such opinion and is qualified in its entirety by reference to the full text of the written opinion of Blair attached to this proxy statement as Appendix B. Blair’s opinion was directed to our Board for its benefit and use in evaluating the fairness of the merger consideration to be paid to our shareholders. We urge you to read the opinion carefully and in its entirety.

        In connection with rendering its opinion and performing its related financial analyses, Blair examined or discussed:

•	A draft of the Agreement and Plan of Merger, dated November 30, 2005, based on the assumption that the final form of this document would not differ in any material respect from the draft provided to Blair;

•	certain of our audited historical financial statements for the three fiscal years ended January 1, 2005;

•	our report on Form 10-K for the year ended January 1, 2005;

•	our reports on Form 10-Q for the periods ended April 23, 2005, July 16, 2005, and October 8, 2005;

•	certain of our internal business, operating and financial information and forecasts prepared by our senior management (the "Forecasts");

•	our bank loan covenant compliance schedule prepared by our senior management;

•	certain information related to our potential multi-employer pension and health and welfare withdrawal liabilities provided by our senior management;

•	financial and stock market information regarding selected public companies Blair deemed relevant;

•	information regarding publicly available financial terms of certain other business combinations Blair deemed relevant;

•	a draft guaranty pursuant to which Certified will guaranty the obligations of Certifresh Holdings to pay the merger consideration; and

•	certain other of our publicly available information Blair deemed relevant.

        Blair also held discussions with members of our senior management to discuss the foregoing and to discuss our current strategic and financial position, including our management’s views of the risks associated with not pursuing the transaction contemplated by the merger agreement. Blair considered other matters which it deemed relevant to its inquiry and took into account such accepted financial and investment banking procedures and considerations as it deemed relevant. In connection with Blair’s engagement, Blair was requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of our company.

        In rendering its opinion, Blair assumed and relied upon, without independent verification, the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with Blair for purposes of its opinion, including, without limitation, the Forecasts provided by our senior management. Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of our company. Blair was advised by our senior management that the Forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of our senior management. In that regard, Blair assumed, with the consent of our Board, that (i) the Forecasts would be achieved and (ii) all of our material assets and liabilities (contingent or otherwise) were as disclosed in our financial statements or other information made available to Blair. Blair expressed no opinion with respect to the Forecasts or the estimates and judgments on which they were based.

        Blair’s opinion did not address the merits of the underlying decision by our Board to engage in the merger, and the opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed merger. Blair’s opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to Blair as of, the date of such opinion. Although subsequent developments may affect its opinion, Blair does not have any obligation to update, revise or reaffirm its opinion. Blair relied as to all legal matters on advice of our legal counsel, and assumed that the merger would be consummated on the terms described in the draft merger agreement, without any waiver of any material terms or conditions by us.

        The following is a summary of the material financial analyses performed and material factors considered by Blair to arrive at its opinion. Blair performed certain procedures, including each of the financial analyses described below, and reviewed with our Board the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by Blair in this regard, it does discuss those considered by Blair to be material in arriving at its opinion.

        Selected Public Company Analysis. Blair reviewed and compared certain financial information for us to corresponding financial information, ratios and public market multiples for certain publicly traded companies with regional supermarket and wholesale food distribution operations that Blair deemed relevant. The comparable companies selected by Blair were Ingles Markets, Inc.; Marsh Supermarkets, Inc.; Nash Finch & Co.; Pathmark Stores, Inc.; and Spartan Stores, Inc. Blair selected these companies because they are the publicly traded companies that engage in businesses reasonably comparable to our business. Blair also considered the following companies, but excluded them due to their size of operation and other company-specific factors: The Great Atlantic & Pacific Tea Co., Inc.; Supervalu, Inc.; and Winn-Dixie Stores, Inc.

        Among the information Blair considered were revenue; earnings before interest, taxes, depreciation and amortization (commonly referred to as “EBITDA”); and earnings before interest, taxes, depreciation, amortization and rent (commonly referred to as “EBITDAR”). Blair considered the enterprise value as a multiple of revenue and EBITDA for each company for the last 12 months for which results were publicly available (commonly referred to as “LTM”), and the adjusted enterprise value as a multiple of EBITDAR for the LTM. The operating results and the corresponding derived multiples for us and each of the selected companies were based on each company’s most recent available publicly disclosed financial information and closing share prices as of December 1, 2005. In our case, the most recent available publicly disclosed financial information was for the quarter ending October 8, 2005.

        In December 2003, the Financial Accounting Standards Board issued revised Interpretation No. 46 (commonly referred to as “FIN 46”), “Consolidation of Variable Interest Entities – an interpretation of ‘Accounting Research Bulletin No. 51.’” FIN 46 is intended to clarify the application of the majority voting interest requirement of ARB No. 51, “Consolidated Financial Statements,” to certain entities in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. These entities are deemed to be variable interest entities (commonly referred to as “VIEs”) under FIN 46. The controlling financial interest in a VIE may be achieved through arrangements that do not involve voting interests.

        In the past, we have provided credit enhancements to certain of our franchisees in the form of lease and sublease arrangements and loan guarantees. As a result, we completed an evaluation of the financial arrangements with our franchisees and concluded that we are required to consolidate certain of these franchisees, primarily as a result of our loan guarantees to these entities. We adopted the requirement to consolidate these entities as of January 4, 2004. As of October 8, 2005, there were 20 franchise entities, which own 22 stores, that we consolidated under FIN 46 (commonly referred to as “FIN 46 entities”).

        The implied enterprise value of our company for purposes of this analysis was based on the equity value implied by the per share merger price plus the total debt (including net capital leases, adjusted revolving credit agreement balances, long-term notes payable and debt associated with FIN 46 entities), plus the minority interest of FIN 46 entities, less any excess cash and cash equivalents assumed to be included in the merger. The implied adjusted enterprise value of our company for purposes of this analysis was based on the implied enterprise value plus the debt equivalent of our operating leases. The debt equivalent of our operating leases was estimated at eight times annual net rent expense. In each case, when calculating our implied enterprise value and implied adjusted enterprise value multiples, Blair excluded the amounts of revenue, EBITDA, and EBITDAR attributable to our FIN 46 entities because, even though we report such FIN 46 earnings as part of our consolidated results, such revenues, earnings and related FIN 46 cash flows benefit third party entities and owners.

        Blair then compared our implied transaction multiples to the range of trading multiples for the selected companies. Information regarding the multiples from Blair’s analysis of selected publicly traded companies is set forth in the following table.

	Our Implied	Selected Public Company Valuation Multiples
	Transaction Multiple	Min	Mean	Median	Max
Enterprise Value /
LTM October 2005 Revenue Ex FIN 46	0.16x	0.15x	0.25x	0.18x	0.45x
Enterprise Value /
LTM October 2005 EBITDA Ex FIN 46	5.9x	5.1x	6.9x	6.7x	8.4x
Adjusted Enterprise Value /
LTM October 2005 EBITDAR Ex FIN 46	7.0x	6.3x	7.2x	7.0x	8.3x

        Blair noted that our implied transaction multiples based on the per share merger price were within the range of multiples of the selected public companies.

        Although Blair compared the trading multiples of the selected companies at the date of its opinion to our company, none of the selected companies is identical to us. Accordingly, any analysis of the selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

        Comparable Transactions Analysis. Blair performed an analysis of selected recent business combinations consisting of recently completed transactions focused on the regional supermarket and wholesale food distribution markets. Blair’s analysis was based on publicly available and proprietary information for three transactions. The selected transactions were not intended to be representative of the entire range of possible transactions in the respective industries. The three transactions examined were (target/acquirer):

•	Minyard Food Stores, Inc./Texas Acquisition Vehicle II, LLC

•	Shaw’s (J Sainsbury PLC)/Albertson’s, Inc.

•	BiLo/Bruno’s/Lone Star Funds

        Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of the target in such transactions as a multiple of revenue and EBITDA of the target, and the adjusted enterprise value of the target as a multiple of EBITDAR of the target for the LTM prior to the announcement of these transactions. Blair compared the resulting range of transaction multiples of revenue, EBITDA, and EBITDAR for the selected transactions to our implied transaction multiples based on the per share merger price. For certain of the transactions, Blair took into account its knowledge of the implied multiples for transactions with undisclosed price and/or financial results.

        Information regarding the multiples from Blair’s analysis of selected transactions is set forth in the following table:

	Our Implied	Selected Comparable Transaction Valuation Multiples
	Transaction Multiple	Min	Mean	Median	Max
Enterprise Value /
LTM October 2005 Revenue Ex FIN 46	0.16x	0.09x	0.30x	0.26x	0.57x
Enterprise Value /
LTM October 2005 EBITDA Ex FIN 46	5.9x	5.5x	6.9x	6.2x	10.2x
Adjusted Enterprise Value /
LTM October 2005 EBITDAR Ex FIN 46	7.0x	5.3x	5.3x	5.3x	5.3x

        Blair noted that our implied transaction multiples based on the per share merger price were within and, in one instance above, the range of multiples of the selected transactions.

        Although Blair analyzed the multiples implied by the selected transactions and compared them to our implied transaction multiples based on the per share merger price, none of these transactions or associated companies is identical to the merger or to our company. Accordingly, any analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect our implied value versus the values of the companies in the selected transactions.

        Discounted Cash Flow Analysis. The discounted cash flow methodology is most appropriate for companies that exhibit relatively steady or somewhat predictable streams of future cash flow. For a company with limited intermediate and long-term cash flow visibility, the preponderance of the value can be in the terminal value, which is extremely sensitive to assumptions about the sustainable long-term growth of the company. Blair took the foregoing limitation into account in using this discounted cash flow methodology in the context of its overall analysis of the merger.

        Blair utilized the Forecasts to perform a discounted cash flow analysis of our projected future cash flows for the period commencing January 1, 2006 and ending December 31, 2010. Using the discounted cash flow methodology, Blair calculated the present values of our projected free cash flows. In this analysis, Blair calculated terminal values (i) assuming exit multiples ranging from 5.0x to 6.0x our projected 2010 EBITDA and (ii) assuming growth rates in perpetuity of free cash flow beyond 2010 of 0.5% to 1.5%. Blair used discount rates ranging from 12.0% to 16.0%. Blair selected the terminal value inputs range based on Blair’s review of factors projected to be relevant at the time of the exit, including, among other matters, the trading multiples of certain comparable companies, the transaction multiples of certain comparable transactions and certain industry growth rates. Blair determined the appropriate discount rate range based upon an analysis of our weighted average cost of capital and other comparable companies that Blair deemed relevant in its expertise and judgment, as well as our high company-specific risk. Blair aggregated (i) the present value of the free cash flows over the applicable forecast period with (ii) the present value of the range of terminal values. The aggregate present value of these items represented our enterprise value range. Our equity value was determined by deducting the sum of total debt, plus minority interest, less any cash and cash equivalents assumed to be included in the merger. Blair calculated our implied per share equity value range by dividing the resulting equity values by the fully diluted share count. The implied transaction per share equity values implied by the discounted cash flow analysis using EBITDA exit multiples ranged from $6.10 per share to $12.11 per share. The implied transaction per share equity values implied by the discounted cash flow analysis using perpetuity growth rates ranged from $3.67 per share to $11.95 per share. Blair also noted that these valuation ranges excluded the effects of potential contingent multi-employer pension plan withdrawal liabilities.

        Premiums Paid Analysis. Blair reviewed data from 217 publicly available transactions occurring since January 1, 2003 and with enterprise values between $50 million and $200 million in which 50% or greater of the target was acquired. Specifically, Blair analyzed the per share acquisition price as a premium to the closing respective share price one day, one week and one month prior to the announcement of the transaction, for all 217 transactions and for a subgroup of those transactions that were cash transactions. Blair compared the resulting stock price premiums for the reviewed transactions to the premiums implied by the merger based on our respective stock prices one day, one week and one month prior to an assumed announcement on December 2, 2005. On November 17, 2005, 15 days prior to the announcement of the merger, we disclosed an $8.9 million after-tax long-lived asset impairment charge for the quarter ended October 8, 2005. Information regarding the premiums from Blair’s analysis of selected transactions is provided in the following tables:

	Our Implied Per Share	Cash Deals				All Transactions
Premium Period	Premium	Minimum	30%	50%	80%	Minimum	30%	50%	80%
1 Day Prior	19.3%	-55.1%	13.3%	24.8%	47.2%	-55.1%	14.0%	24.8%	47.1%
1 Week Prior	17.1%	-55.1%	15.6%	23.8%	51.9%	-55.1%	15.4%	24.5%	53.5%
1 Month Prior	-3.4%	-59.7%	20.2%	29.8%	51.7%	-59.7%	17.9%	29.9%	59.2%

        Blair noted that the one-day and one-week premiums implied by the merger were between the 30th and 50th percentile of premiums paid in the referenced transaction group. Blair noted that the proposed merger price was a discount to our stock price one month before the announcement of the merger, but that such base price was prior to our November 17 impairment charge announcement.

        General. The preparation of an opinion regarding fairness is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Blair was carried out in order to provide a different perspective on the financial terms of the proposed merger and add to the total mix of information made available to our Board. Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the consideration to be received by our shareholders. Rather, in reaching its conclusion, Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Blair did not place particular reliance or weight on any particular analysis, but instead concluded its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to our company or the merger. In performing its analyses, Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

        Blair is a nationally recognized securities firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. Blair is familiar with us, having provided certain investment banking services to our Board during 2005. Specifically, Blair was engaged by our Board to perform a strategic options analysis in May 2005 for which Blair received a separate fee from us as described below. Blair had not previously provided any investment banking or financial advisory services to us during the prior three years. Furthermore, in the ordinary course of its business, Blair and its affiliates may beneficially own or actively trade common shares and other securities of ours for its own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in these securities.

        Our Board hired Blair based, among other things, on its qualifications and expertise in providing financial advice to companies in our industry and its reputation as a nationally recognized investment banking firm. In making this decision, our Board considered Blair’s perceived preeminent experience and expertise in successfully completing strategic transactions in the food distribution and retail industry, its first-hand knowledge and close professional relationships with senior executives at a number of companies in our industry that were believed could potentially be interested in a strategic relationship with us and its outstanding individual team leader and participants. Pursuant to a letter agreement dated April 26, 2005, for its strategic options analysis, Blair was paid a $100,000 fee upon execution of the letter agreement and $100,000 on May 23, 2005. We further agreed to pay Blair an incremental $200,000 fee upon delivery of a fairness opinion. In addition, under the terms of the April 26, 2005 letter agreement, Blair will be entitled to an additional fee of $1,500,000, inclusive of expenses, upon consummation of the merger. In addition, we also agreed to indemnify Blair against certain potential losses and expenses, including liabilities which may be incurred under the federal securities laws, arising out of its engagement.

Interests of Our Executive Officers and Directors in the Merger

        In considering the recommendations of our Board, you should be aware that certain of our executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of our shareholders generally. Our Board was aware of these potential or actual conflicts of interest and considered them along with other matters when our Board determined to recommend the merger. See “THE MERGER — Background of the Merger.”

        Merger Consideration to be Received by Our Directors and Executive Officers

        If the merger is completed, each shareholder will be entitled to receive $7.05 in cash, without interest, for each share of our common stock owned by such shareholder. As of January 1, 2006, all of our directors and named executive officers other than Mr. Dahly owned shares of our common stock. See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.” In addition, all outstanding options to acquire shares of our common stock will be canceled immediately prior to the effective time of the merger in exchange for nominal consideration pursuant to option cancellation agreements between us and each individual option holder. See “THE MERGER AGREEMENT— Treatment of Stock Options.” As of January 1, 2006, each of our directors and named executive officers other than Mr. Barth owned options to acquire shares of our common stock and would receive an additional $100 payment in exchange for cancellation of his options. Based on their respective ownership of shares of our common stock and options to acquire shares of our common stock as of January 1, 2006, the following table reflects the total cash that our directors and named executive officers would receive as a result of the merger consideration, including consideration payable pursuant to option cancellation agreements:

Name	Position	Total Merger Consideration
Louis E. Stinebaugh	President, Chief Operating Officer and	$35,350
	Director
John H. Dahly	Executive Vice President, Chief	$100
	Financial Officer, Secretary and
	Treasurer
Jonathan B. Hoenecke	Vice President of Finance	$17,725
Walter G. Winding, III	Chairman of the Board	$80,026
Thomas M. Stemlar	Director	$20,574
Steven R. Barth	Director	$48,469
William E. May, Jr	Director	$6,474
R. Bruce Grover	Director	$63,861

        Employment Agreements

        Upon the completion of the merger, “at will” employment agreements for Mr. Stinebaugh and Mr. Dahly with us will become effective. Either the executive or we may terminate the executive’s employment for any reason upon 30 days advance notice.

        KEESA with Mr. Hoenecke

        Upon the completion of the merger, the existing KEESA with Mr. Hoenecke (as well as three other non-executive officers) will remain effective. For two years following the completion of the merger, Mr. Hoenecke’s KEESA requires that he receive or be provided with (i) the position, authority, working conditions, duties and responsibilities at least commensurate with, and without material adverse change from, those in place immediately prior to the completion of the merger; (ii) employment at a location within the same metropolitan area at which he was employed immediately preceding the completion of the merger; (iii) base salary at a monthly rate at least equal to the annual base salary paid to him immediately prior to the completion of the merger; (iv) any and all plans providing benefits for the salaried employees of us (or any of our affiliates), including but not limited to, group life insurance, hospitalization, medical, dental, profit sharing and stock bonus plans, which benefits are in the aggregate at least as favorable as those in effect immediately prior to the completion of the merger; (v) annual paid vacation not fewer than the number of paid holidays to which he was entitled to immediately prior the completion of the merger, or such greater amount of paid vacation and number of paid holidays as may be made available annually to our other executives of comparable status and position; and (vi) plans providing additional benefits to our executives of comparable status and position, including but not limited to, deferred compensation, split-dollar life insurance, supplemental retirement, stock option, stock appreciation, stock bonus and similar plans, which benefits are in the aggregate at least as favorable as those in effect immediately prior to the completion of the merger.

        Under Mr. Hoenecke’s KEESA, upon a termination of his employment by us other than for “cause”, death or disability or upon a termination by him for “good reason” (as defined in his KEESA), in each case, within two years following the completion of the merger, Mr. Hoenecke is entitled to receive a lump sum severance payment. Such a severance payment would be equal to two times the sum of (i) the average of the two highest annual bonuses (if any) paid to him in the three years immediately prior to the completion of the merger, plus (ii) his annual base salary, as in effect immediately prior the completion of the merger. In addition, he would be entitled to continued health and dental coverage for a two-year period after the date of termination. He would also receive outplacement services provided by a nationally recognized executive placement firm.

        The KEESA also provides that, if certain amounts to be paid to Mr. Hoenecke constitute “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code, then the severance benefits owed to Mr. Hoenecke would be decreased such that the aggregate payments would not constitute “excess parachute payments.”

        The following table shows the estimated amount of potential cash severance payable to Mr. Hoenecke with respect to his KEESA, assuming a December 31, 2005 termination under circumstances entitling him to severance.

Amount of Potential Cash
Executive Officer	Severance Payment(1)

Jonathan B. Hoenecke	$289,347
(1)	Excludes the value of certain health benefits and outplacement services.

        Payments Resulting from the Cancellation of KEESAs

        Messrs. Winding, Stinebaugh and Dahly have each amended their respective KEESAs with us. The amendments to their KEESAs provide that their existing KEESAs will be cancelled contingent and effective upon the closing of the merger and, and in exchange for cancellation of their KEESAs upon the closing of the merger, the executives will receive substantially reduced cash payments than they otherwise would have been entitled to receive as a result of the merger. We estimate that such agreed upon reductions will save us approximately $2.7 million of net after-tax costs and substantially facilitated an increased per share price payable to our shareholders in the merger. Messrs. Stinebaugh and Winding each received an initial cash payment of $25,000 upon the signing of the merger agreement with the balance to be paid upon the closing of the merger, and Mr. Dahly will receive his entire amount in a single payment upon the closing of the merger. These reduced payments are intended to avoid paying the executives a gross-up payment from us to cover excise taxes payable by these executives under Internal Revenue Code Section 280G and to ensure the tax deductibility of these payments to us. The amendments to the KEESAs continue to provide that if certain amounts to be paid to each executive constitute “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code, we will make an additional payment to such executive such that the aggregate payments will put such executive in the same after-tax position he would have been in if the excise tax under Section 4999 of the Internal Revenue Code did not apply to the aggregate parachute payments. The executives will not be entitled to such additional payment, and their severance payment will be reduced, if the executives violated certain representations and warranties made to us with respect to the computation of “excess parachute payments.”

        The following table shows the amounts payable to Messrs. Winding, Stinebaugh and Dahly as a result of the amendment and cancellation of their KEESAs:

Amount of Cash
Executive Officers	Payment Upon Merger(1)

Walter G. Winding, III	$394,500
Louis Stinebaugh	$977,500
John H. Dahly	$220,000
(1)	Includes payments of $25,000 made to each of Messrs. Winding and Stinebaugh upon signing the amendment to their KEESAs.

        Directors of the Surviving Corporation

        Upon consummation of the merger, the directors of Acquisition Corp. immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the directors of us, as the surviving corporation, until their successors are duly elected and qualified or until their earlier resignation or removal.

        Indemnification and Insurance

        For a period of six years after the merger, we will indemnify our present and former officers and directors to the fullest extent required and/or permitted by our bylaws against all liabilities in respect of acts or omissions taken in their capacity as our officers or directors prior to the merger. This includes amounts paid in settlement or compromise. Further, all rights to exculpation and indemnification for acts or omissions occurring prior to the merger now existing in favor of the officers and directors as provided in our articles of incorporation or bylaws, and Wisconsin law, will survive the merger for a period of six years.

        The indemnification rights include our obligation to promptly advance legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith); provided, however, that the officers or directors receiving the advance provide an undertaking to repay such advances if it is ultimately determined that they are not entitled to indemnification.

        For six years after the merger, we will, without any lapse in coverage, provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the merger covering each such person currently covered by our officers’ and directors’ liability insurance policies. The terms of coverage will be no less favorable than those of such policies in effect on the date hereof; however, we will not be required to pay more than $600,000 in the aggregate to acquire a six-year tail insurance policy, and if the aggregate premiums for such insurance would otherwise exceed $600,000, we will be obligated to obtain a policy or policies with the greatest coverage available for a cost not exceeding that amount.

Amendment to Our Rights Agreement

        On October 12, 2001, we entered into a Rights Agreement with Firstar Bank, N.A., as rights agent. On August 19, 2002, we entered into a Agreement of Substitution and Amendment of Rights Agreement with American Stock Transfer & Trust Company, which succeeded Firstar Bank, N.A. as rights agent. In general, the Rights Agreement imposes a significant penalty upon any person or group that acquires 20% or more of our outstanding common stock without the approval of our Board.

        On December 5, 2005, immediately prior to the execution of the merger agreement, we and American Stock Transfer & Trust Company, entered into an amendment to the Rights Agreement which provides that neither the execution of the merger agreement nor the completion of the merger will trigger the provisions of the Rights Agreement.

        In particular, the amendment to the Rights Agreement provides that none of Certifresh Holdings, Acquisition Corp. or any of their respective affiliates shall become an “Acquiring Person,” and no “Shares Acquisition Date” or “Distribution Date” will occur, in each case as a result of:

•	the execution and delivery of the merger agreement;

•	the public announcement of such execution and delivery of the merger agreement; or

•	the completion of the merger or the other transactions contemplated by the merger agreement.

The Rights Agreement, as amended, also provides that, immediately prior to the effective time of the merger, such agreement will terminate and the holders of the rights shall not be entitled to any benefits under the Rights Agreement, including, without limitation, the right to acquire any of our securities.

Guaranty

        In connection with the merger, on December 5, 2005, Certified executed a guaranty in favor of us, whereby Certified unconditionally guaranteed the payment obligation of Certifresh Holdings, subject to the terms and satisfaction of the conditions set forth in the merger agreement, to pay when due, the aggregate merger consideration. Upon any failure by Certifresh Holdings to pay punctually the merger consideration if and when due in accordance with the merger agreement, Certified agrees that it will forthwith make available or cause to be made available to the paying agent cash in amounts necessary for the payment of the merger consideration

Merger Financing

        The merger is not conditioned on the Certifresh parties obtaining financing. Based on the cash purchase price of $7.05 per share, Certifresh Holdings will pay our shareholders approximately $34.8 million in the aggregate. The Certifresh parties have informed us that the total amount of funds estimated to be necessary to complete the merger and pay related fees and expenses will be approximately $40.0 million. In connection with the merger, bank debt of Certified and us will be refinanced in the estimated amounts of $15.0 million and $20.0 million, respectively. The expenses associated with the consummation of the merger and these debt refinancings are expected to be approximately $75.0 million in the aggregate. The Certifresh parties expect this amount to be provided through the proceeds of the syndicated committed bank loan facility of up to $115 million with JPMorgan Chase Bank, N.A. as the lead bank described below.

        Certified is a party to a binding commitment letter with JPMorgan Chase Bank, N.A. and J.P. Morgan Securities, Inc. Under the terms of the commitment letter, JPMorgan Chase Bank, N.A as the lead bank together with a syndicate to be formed, has committed to provide an aggregate of up to $115 million in financing under various senior credit facilities, including a $40.0 million term loan to be used to pay the merger consideration and related fees and expenses and two revolving loans providing aggregate credit of up to $75.0 million, of which approximately $35.0 million is expected to be used to refinance the existing indebtedness of Certified and us described above upon completion of the merger. The financing commitment letter is subject to the satisfaction of various conditions that are typical of bank commitment letters for facilities and transactions of this type.

Regulatory Approvals and Requirements

        It is currently expected that no regulatory approvals will be required in order to complete the merger.

        In connection with the merger, we will be required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•	filing a proxy statement with the Securities and Exchange Commission (which we refer to as the “SEC”) calling for a special shareholders meeting to approve the merger agreement and the merger;

•	filing a certificate of merger with the Department of Financial Institutions of the State of Wisconsin in accordance with Wisconsin law after the approval and adoption of the merger agreement and the merger by our shareholders;

•	certain notice filings with the SEC to terminate registration of our stock; and

•	certain notice filings with the Nasdaq Stock Market.

Material U.S. Federal Income Tax Consequences

        The following summary sets forth the U.S. federal income tax consequences of the merger that are expected to be material to U.S. holders (as defined below) of our common stock. This summary is included for general information purposes only and does not purport to be a complete technical analysis or listing of all potential tax consequences that may be relevant to parties to the merger. It is not intended to be, nor should it be construed as being, legal or tax advice. For this reason, holders of our common stock should consult their own tax advisors concerning the tax consequences of the merger. Further, this discussion does not address any tax consequences arising under the income or other tax laws of any state, local or foreign jurisdiction or any tax treaties.

        This discussion is based upon the Internal Revenue Code of 1986, as amended (referred to as the “Code”), the applicable regulations of the U.S. Treasury Department, and publicly available judicial and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus, any of which may change, possibly retroactively. Any changes could affect the continuing validity of this discussion.

        For purposes of this summary, the term U.S. holder means a beneficial owner of shares of our common stock who is:

•	an individual who is a citizen of the U.S. or who is resident in the U.S. for U.S. federal income tax purposes;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S., any state thereof or the District of Columbia;

•	a trust, if either (i) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

        For purposes of this discussion, an entity that is classified as a partnership for federal income tax purposes is not a U.S. holder. The U.S. federal income tax treatment of a partnership and its partners depends upon a variety of factors, including the activities of the partnership and the partners. Holders of our common stock that are partnerships or partners in a partnership for U.S. federal income tax purposes should consult their tax advisors concerning the U.S. federal income tax consequences of the merger.

        This summary assumes that you hold your shares of our common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution or thrift;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity or an owner thereof;

•	an entity taxable as a partnership for U.S. federal income tax purposes;

•	an insurance company;

•	a mutual fund;

•	a dealer in stocks and securities or foreign currencies;

•	a trader or an investor in securities who elects the mark-to-market method of accounting for your securities;

•	a Fresh Brands shareholder who received Fresh Brands common stock from the exercise of employee stock options, from an employee stock purchase plan or otherwise as compensation;

•	a Fresh Brands shareholder who received our common stock from a tax-qualified retirement plan, individual retirement account or other qualified savings account;

•	a U.S. holder that has a functional currency other than the U.S. dollar;

•	a holder of options granted under any employee or other benefit plan of us; or

•	a Fresh Brands shareholder who holds our common stock as part of a hedge against currency risk, straddle or a constructive sale or conversion transaction; or other risk reduction or integrated investment transaction.

        This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances, including without limitation alternative minimum tax consequences. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, you are strongly urged to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

        U.S. Federal Income Tax Consequences to U.S. Holders

        Generally, the merger will be taxable to U.S. holders for U.S. federal income tax purposes. A U.S. holder of our common stock generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the our common stock surrendered. Tax matters are very complex, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger.

        Backup Withholding and Information Reporting

        In general, information reporting requirements will apply to cash received by a U.S. holder in connection with the merger. This information reporting obligation, however, does not apply with respect to certain U.S. holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts, and individual retirement accounts. In the event that a U.S. holder subject to the reporting requirements fails to supply its correct taxpayer identification number in the manner required by applicable law or is notified by the Internal Revenue Service that it has failed to properly report payments of interest and dividends, a backup withholding tax (at a rate that is currently 28%) generally will be imposed on the amount of the cash received. A U.S. holder may generally credit any amounts withheld under the backup withholding provisions against its U.S. federal income tax liability, and, as a result, may entitle the U.S. holder to a refund, provided the required information is furnished to the Internal Revenue Service. Such amounts, once withheld, are not refundable by us or the paying agent.

        FIRPTA Withholding

        Under Section 1445 of the Code, a person acquiring a U.S. real property interest from a foreign person generally is required to deduct and withhold a tax equal to 10% of the amount realized by that foreign person on the sale or exchange of that U.S. real property interest, referred to here as FIRPTA Withholding. However, Section 1445(b)(6) of the Code exempts from FIRPTA Withholding the sale or exchange of a share of stock that is treated as a U.S. real property interest if that share of stock is regularly traded on an established securities market.

        We expect that our common stock will continue to be regularly traded on the Nasdaq National Market at all times leading up to and as of the effective time of the merger, such that the our common stock should be considered to be “regularly traded on an established securities market” for purposes of Section 897(c)(3) of the Code. Assuming that this expectation proves to be correct, the paying agent will be required to deduct and withhold amounts on account of FIRPTA Withholding with respect to payments in the merger to a non-U.S. holder.

THE MERGER AGREEMENT

        The following summary of the material terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this proxy statement and incorporated herein by reference. We urge you to read the merger agreement carefully and in its entirety.

        You should not rely upon the representations and warranties in the merger agreement or the description of them in this proxy statement as statements of factual information about either Fresh Brands or the Certifresh parties. These representations and warranties were made by Fresh Brands and the Certifresh parties only for purposes of the merger agreement, were made solely to each other as of the date specified in the merger agreement and are subject to modification or qualification by other disclosures made by the parties to each other in connection with the merger agreement, including important modifications and limitations set forth in disclosure letters delivered by each party to the other. Some of these representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality that is different from that generally applicable to public disclosures. The representations and warranties are reproduced and summarized in this proxy statement solely to provide information regarding the contractual terms of the merger agreement and not to provide you with any information about either Fresh Brands or any Certifresh party. Information about Fresh Brands and the Certifresh parties can be found elsewhere in this document and in other public filings that Fresh Brands makes with the SEC, which are available without charge at www.sec.gov. See “Where Shareholders Can Find More Information” on page [•].

Structure of the Merger

        At the effective time of the merger, Acquisition Corp. will merge with and into us and the separate corporate existence of Acquisition Corp. will end. We will be the surviving corporation in the merger and become a wholly owned subsidiary of Certifresh Holdings.

        The articles of incorporation of Acquisition Corp., as amended pursuant to the merger agreement, and the bylaws of Acquisition Corp., as in effect immediately prior to the effective time of the merger, will be the articles of incorporation and bylaws of us, as the surviving corporation. The directors of Acquisition Corp. immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the initial directors of us, as the surviving corporation, until their successors are duly elected and qualified or until their earlier death, resignation or removal. The initial officers of the surviving corporation will be as designated by Certifresh Holdings prior to the effective time of the merger, until their successors are duly elected and qualified or until their earlier death, resignation or removal.

When the Merger Becomes Effective

        We and Acquisition Corp. will file articles of merger with the Department of Financial Institutions of the State of Wisconsin within two business days after the satisfaction or waiver of the closing conditions to the merger (other than the conditions that can only be satisfied at the closing) or at such other time as Acquisition Corp. and we may agree. The merger will become effective at the close of business as of the date of the filing of the articles of merger with the Department of Financial Institutions of the State of Wisconsin or at such other time as may be agreed by us and Acquisition Corp. and specified in the articles of merger.

Treatment of Our Common Stock

        At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive $7.05 in cash, without interest, less any withholding taxes, other than shares of our common stock:

•	held in the Company’s treasury immediately prior to the effective time of the merger, which shares will be canceled without payment or other consideration; and

•	owned by any of our subsidiaries, Certifresh Holdings or any wholly owned direct or indirect subsidiary of Certifresh Holdings immediately prior to the effective time of the merger, which shares will be canceled without payment or other consideration.

Payment for Our Common Stock in the Merger

        Prior to the effective time of the merger, Certifresh Holdings will designate a bank or trust company to act as paying agent in connection with the merger. At the effective time of the merger, Certifresh Holdings will deliver to the paying agent, for the benefit of our shareholders entitled to receive the merger consideration, the amount of the aggregate merger consideration that our shareholders are entitled to receive under the merger agreement. Our stock transfer books will be closed, and there will be no further registration of transfers of the shares of our common stock that were outstanding immediately prior to the effective time of the merger.

        As soon as reasonably practicable after the effective time of the merger, but in no event later than five business days thereafter, the paying agent will mail to each record holder of our common stock whose stock certificates were converted into the right to receive merger consideration a letter of transmittal and instructions for use in effecting the surrender of stock certificates in exchange for the applicable merger consideration of $7.05 per share, without interest, less any withholding taxes required by law.

        You should not return your stock certificate with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

        You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal. The merger consideration may be paid to a person other than the person whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of Certifresh Holdings or the paying agent that such taxes have been paid or are not applicable.

        The paying agent, Certifresh Holdings, Acquisition Corp. and the surviving corporation will not be liable to any person for any cash delivered to the public official pursuant to any applicable abandoned property, escheat or similar law. Any certificates that have not been surrendered prior to the third anniversary of the effective time (or immediately prior to such earlier date on which any merger consideration in respect of such certificate would otherwise escheat or become property of any governmental entity), any amounts payable in respect of such certificate will become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled thereto.

        If a mutilated certificate is surrendered to the paying agent or if the holder of the certificate submits an affidavit to the paying agent stating that the certificate has been lost, destroyed or wrongfully taken, such holder shall, if required by Certifresh Holdings, furnish an indemnity bond sufficient in the reasonable judgment of Certifresh Holdings, to protect Certifresh Holdings, the surviving corporation and the paying agent from any loss that any of them may suffer.

Treatment of Stock Options

        Prior to the effective time of the merger, all options to acquire shares of our common stock that are outstanding immediately prior to the effective time of the merger, whether or not exercisable, will be canceled as of the effective time of the merger in exchange for nominal consideration pursuant to Option Cancellation Agreements between us and each individual option holder. A total of 517,000 shares are subject to outstanding options, with a weighted average exercise price of $10.67 per share. Only one option for 20,000 shares has an exercise price lower than $7.05 per share. This one option will be terminated for a payment equal to its net spread of $7,000. All other options will be terminated for consideration of $100 per option holder. All payments made in respect of options will be subject to applicable withholding taxes.

Representations and Warranties

        The merger agreement contains certain customary representations and warranties of us with respect to, among other things:

•	due organization, valid existence, and good standing;

•	corporate power and authority;

•	capitalization;

•	the absence of conflicts with laws, governmental orders, organizational documents or contracts;

•	SEC filings and financial statements;

•	tax matters;

•	absence of certain material changes or events since July 16, 2005;

•	litigation;

•	compliance with applicable laws and orders;

•	properties;

•	insurance;

•	material contracts;

•	labor matters;

•	employee benefit plans;

•	trade rights;

•	major suppliers;

•	proxy statement;

•	the absence of any fees owed to brokers (except Blair) in connection with the merger;

•	board approval, takeover statutes and required vote;

•	rights agreement;

•	opinion of our financial advisor;

•	affiliate transactions;

•	directors and officers;

•	records; and

•	franchising contracts and franchise program.

        The merger agreement also contains representations and warranties of Certifresh Holdings and Acquisition Corp. with respect to, among other things:

•	due organization, valid existence, and good standing;

•	corporate power and authority;

•	the absence of conflicts with law, governmental orders, organizational documents or contracts;

•	the absence of any fees owed to brokers in connection with the merger;

•	proxy statement;

•	adequate financing; and

•	no ownership of shares of our common stock.

        Certain aspects of the representations and warranties of the parties are qualified by the concept of “material adverse effect.” None of the representations and warranties in the merger agreement will survive the effective time of the merger or the termination of the merger agreement.

        For the purposes of the merger agreement, a “material adverse effect” means any change, circumstance, event or effect that either alone or individually, is or is reasonably likely to be materially adverse to our business, financial condition or results of operations taken as a whole, or impairs or adversely affects in any material respect our ability to perform our obligations under the merger agreement; provided, that none of the following will be considered in determining whether there has been a material adverse effect:

•	any change or effect resulting from changes in general economic conditions, except for any changes which disproportionately effect our and our subsidiaries’ business, financial condition or results of operations taken as a whole relative to other industry participants;

•	any change or effect resulting from conditions generally affecting the industries in which we and our subsidiaries operate, except for any changes which disproportionately effect our and our subsidiaries’ business, financial condition, or results of operations taken as a whole relative to other industry participants;

•	any change or effect resulting from the announcement of the merger agreement and the transactions contemplated by the merger agreement;

•	any actions taken, or failures to take action, or such other effects, changes or occurrences to which Certifresh Holdings has specifically consented in writing after the date of the merger agreement and prior to such actions , failures, effects, changes or occurrences;

•	changes in any laws or applicable accounting regulations or principles, except for any changes which disproportionately effect our and our subsidiaries’ business, financial conditions or results of operations taken as a whole relative to other industry participants;

•	the act of publicly announcing the accounting matters discussed in our press release issued on November 17, 2005 and any change in the trading price or trading volume of our capital stock as a result of such public announcement; or

•	any change in our relationships with existing vendors or suppliers as a result of the public announcement described above, if and only if, both our total weekly service level, measured weekly commencing with the week beginning December 4, 2005, as compared to the average total weekly service level over the five weeks ending November 6, 2005, shall not have declined by more than 2.0% for three consecutive weeks at any time since the date of the merger agreement; and our comparable same stores sales, measured weekly commencing with the week beginning December 5, 2005, as compared to the comparable store sales for the same period in the preceding fiscal year, shall not be negative for three consecutive weeks at any time since the date if the merger agreement.

Conduct of Business Prior to the Effective Time of the Merger

        The merger agreement provides that, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement pursuant to its terms or the effective time of the merger, we must, except to the extent as permitted by the merger agreement or to the extent that Certifresh Holdings otherwise consents in writing, carry on our business in the ordinary course consistent with past practice. In addition, during this period, we must not do or agree in writing to do any of the following without the prior written consent of Certifresh Holdings, except as otherwise permitted by the merger agreement:

•	amend our articles of incorporation or bylaws or grant any waiver under the Rights Agreement;

•	sell or encumber any stock owned by us in any of our subsidiaries;

•	issue any shares of capital stock or any options or other ownership interest of us or any subsidiary (except for the issuances pursuant to the terms of the options outstanding as of the date of the merger agreement) or make any other changes in our capital structure;

•	declare or pay any dividend or other distribution with respect to our capital stock;

•	reclassify, purchase or otherwise acquire any shares of our capital stock, except for payments in respect of cancellation of outstanding options;

•	acquire any corporation or other business organization or division thereof, or a substantial portion of the assets thereof;

•	incur, create or assume any indebtedness, other than borrowings in the ordinary course of business under our existing credit facility, or issue any debt securities, or assume, guarantee or endorse (other than for collection or deposit in the ordinary course of business or for guarantees of franchisee obligations to the extent permitted under our applicable credit agreements), or otherwise become responsible for, the obligations or indebtedness of any person;

•	enter into, or modify, amend or terminate, any material contract;

•	increase the compensation or fringe benefits of, or pay any benefit not required by any contract, plan or arrangement in effect as of the date hereof to, any of our directors, officers or employees (including, without limitation, any bonus), or establish, adopt, amend or terminate, or take any action to accelerate any rights or benefits under, or grant any awards under, or make any material determination not in the ordinary course of business consistent with past practice under, any employee benefit plan, or increase the compensation or pay or agree to pay any benefit not required by any oral or written contract or arrangement in effect as of the date hereof, to our financial advisor or our legal counsel;

•	change any of our financial or tax accounting methods, practices or principles;

•	adopt or authorize a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of us (other than the merger);

•	sell, lease or sublease or otherwise dispose of or subject to any lien any properties or assets;

•	enter into any transaction or arrangement between any of our affiliates (other than the subsidiaries) of the type that would be required to be disclosed under Item 404 of Regulation S-K;

•	settle or dismiss any litigation, other than in the ordinary course of business but not, in any individual case, in excess of $25,000 or in a manner that would prohibit or materially restrict us from operating as we have historically;

•	make or agree to make any new capital expenditure or expenditures (other than expenditures related to routine maintenance of existing operations in the ordinary course of business consistent with past practices) that, individually, is in excess of $10,000 or, in the aggregate during any calendar month, are in excess of $25,000;

•	conduct our business in a method or manner that differs materially from the method and manner in which we conduct business as of the date of the merger agreement (including, without limitation, the addition of fuel sales capability at any location in which such fuel sales are not presently made, including the acquisition of any equipment, the entry into any construction arrangement, or other matters incident or preparatory to the provision of such fuel sales); or

•	agree to take any of the actions described above.

Shareholders’ Meeting

        The merger agreement requires us to promptly take all necessary action in accordance with Wisconsin Law, our articles of incorporation and our by-laws, to convene a meeting of our shareholders to adopt the merger agreement. The only shareholder vote required for approval of the merger agreement is the affirmative vote of the holders of a majority of the outstanding shares. We are required to use our reasonable best efforts to have the merger agreement adopted by our shareholders. Our Board is required to recommend that our shareholders vote in favor of adoption of the merger agreement, except that our Board may withdraw or modify its recommendation if it determines (after consultation with its legal and financial advisors) that such action is reasonably necessary in order to comply with its fiduciary duties under applicable law.

No Solicitation

        From December 5, 2005 until the effective time of the merger or the termination of the merger agreement, we may not, directly or indirectly:

•	solicit, initiate, or encourage, or knowingly induce, or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, or may reasonably be expected to lead to, any “acquisition proposal”;

•	participate in any discussions or negotiations regarding any acquisition proposal or, in connection with any acquisition proposal, furnish or provide access to any person to properties, books and records or any nonpublic information or data with respect to us or any of our affiliates;

•	approve or recommend, or propose to approve or recommend any acquisition proposal;

•	enter into any agreement, understanding, letter of intent or similar document contemplating or otherwise relating to any acquisition proposal or approve or resolve to approve any acquisition proposal; or

•	take any action to make the provisions of the Rights Agreement or any anti-takeover statute or provision of our articles of incorporation or bylaws inapplicable to any transactions contemplated by an acquisition proposal.

        Under the merger agreement, an “acquisition proposal” is any proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of at least a 10% of our assets or of over 10% of any class of our equity securities; (ii) any tender offer or exchange offer involving any class of our equity securities; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us; (iv) any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the merger; or (v) any other transaction similar to any of the foregoing with respect to us; in each case, other than any transactions to be effected pursuant to the merger agreement.

        Notwithstanding the prohibitions described above, we are not prohibited from participating in any discussions or negotiations regarding any acquisition proposal that is submitted to us after the date of the merger agreement by any person (including, without limitation, any person with whom we were in discussions regarding a potential acquisition proposal prior to the date of the merger agreement) or furnishing nonpublic information with respect to us, in response to an unsolicited, bona fide and written acquisition proposal that is submitted to us after the date of the merger agreement and prior to the adoption of the merger agreement by our shareholders if and only if, prior to taking any of those actions:

•	we have not violated the "no solicitation" provisions mentioned above;

•	our Board determines in good faith, after consultation with its outside legal counsel and Blair:

•	that such person is reasonably capable of consummating such acquisition proposal taking into account the legal, financial, regulatory and other aspects of such acquisition proposal; and

•	that such acquisition proposal will result in, or could reasonably be expected to constitute or result in, a "superior proposal";

•	our Board determines in good faith, after consultation with its outside legal counsel and Blair, that the taking of such action is reasonably necessary in order for our Board to comply with its fiduciary duties to our shareholders under applicable law;

•	within one business day following any such good faith determination by our Board, we give Certifresh Holdings written notice of such determination and at least two business days prior to participating in discussions or negotiations with, or furnishing any nonpublic information to, such person, we give Certifresh Holdings written notice of our intention to participate in discussions or negotiations with, or furnish or disclose nonpublic information to, such person;

•	in each such case, our Board has received from the person being furnished or disclosed any nonpublic information, an executed confidentiality agreement (the subject matter of which shall be limited to the protection of nonpublic information or standstill provisions) on terms no less favorable to us in any material respect than those contained in the confidentiality agreement between us and Certified, dated February 16, 2005, which confidentiality agreement shall in no event provide such person with any exclusive right to negotiate with us or have the effect of prohibiting us from satisfying our obligations under the merger agreement; and

•	simultaneous with or prior to furnishing or disclosing any nonpublic information to such person, we furnish such information to Certifresh Holdings (to the extent such information has not been previously delivered or made available by us to Certifresh Holdings).

        Notwithstanding the foregoing, we are not prohibited from approving or recommending, or entering into, a definitive agreement with respect to an unsolicited, bona fide and written acquisition proposal that is submitted to us after the date of the merger agreement and prior to the adoption of the merger agreement by our shareholders if and only if:

•	we have not violated the "no solicitation" provisions mentioned above; and

•	our Board determines in good faith, after consultation with its outside legal counsel and Blair, that such proposal is a superior proposal and that the termination of the merger agreement to accept such superior proposal and/or the recommendation of such superior proposal to our shareholders is reasonably necessary in order for our Board to comply with its fiduciary duties to our shareholders under applicable law;

•	provided, however, that we shall not have the right to take any such action or to terminate the merger agreement, and our Board shall not recommend a superior proposal to our shareholders, unless prior to any such termination:

•	we have provided Certifresh Holdings with written notice that we intend to terminate the merger agreement and take such action with respect to a superior proposal, not less than three full business days prior to the time the action is to be taken;

•	during the three full business day period following the delivery of the notice, Certifresh Holdings shall have the right to propose adjustments in the terms and conditions of the merger agreement and we and our advisors will negotiate in good faith with Certifresh Holdings in an effort to make such adjustments in the terms and conditions of the merger agreement such that such acquisition proposal would no longer constitute a superior proposal;

•	following any such negotiations and adjustments, the Board determines in good faith, after consultation with its outside legal counsel and Blair, that such proposal is a superior proposal and that the termination of the merger agreement to accept such superior proposal and/or the recommendation of such superior proposal to our shareholders is reasonably necessary in order for our Board to comply with its fiduciary duties to our shareholders under applicable law;

•	at least three full business days after Certifresh Holdings receives the written notice from us, we (i) deliver to Certifresh Holdings a written notice of termination of the merger agreement, and (ii) pay the termination fee discussed in the section “THE MERGER AGREEMENT – Termination of the Merger Agreement”; and

•	we do not approve or recommend or enter into a definitive agreement with respect to any acquisition proposal at any time before Certifresh Holdings receives the written notice from us and payment of the termination fee.

Employee Benefits

        Under the terms of the merger agreement, we have entered into Amendment and Cancellation of Key Executive Employment and Severance Agreements dated as of December 5, 2005 with each of Messrs. Stinebaugh, Dahly and Winding pursuant to which each of their respective KEESA contracts will be terminated prior to closing. Under the terms of the merger agreement we have also amended as of December 5, 2005 the KEESA contract with Mr. Livorsi to eliminate relocation as a “good reason” to terminate employment. A schedule to the merger agreement lists the aggregate cash payments to be received by each of Messrs. Stinebaugh, Dahly and Winding upon closing with respect to the termination of their KEESA contracts.

        The terms of the merger agreement additionally provide that we and Acquisition Corp. will use commercially reasonable efforts to cause the new agreements with respect to each of Messrs. Stinebaugh and Dahly to be executed and delivered prior to closing and that Certifresh Holdings will cause the surviving corporation to fully honor all of the terms and conditions of those agreements.

        Additionally, the merger agreement provides that Certifresh Holdings will cause us as the surviving corporation to fully honor all of the terms and conditions of all of the KEESA contracts currently in effect (other than those described above) and the aggregate termination payments to be received by each party under such KEESA contracts upon termination of employment or consulting relationship, as applicable, with us.

Indemnification and Directors’ and Officers’ Insurance

        For a period of six years after the merger, we will indemnify our present and former officers and directors to the fullest extent required and/or permitted by our bylaws against all liabilities in respect of acts or omissions taken in their capacity as our officers or directors prior to the merger. This includes amounts paid in settlement or compromise. Further, all rights to exculpation and indemnification for acts or omissions occurring prior to the merger now existing in favor of our officers and directors as provided in our articles of incorporation or bylaws, and Wisconsin law, will survive the merger for a period of six years.

        The indemnification rights include our obligation to promptly advance legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith); provided, however, that the officers or directors receiving the advance provide an undertaking to repay such advances if it is ultimately determined that they are not entitled to indemnification.

        For six years after the merger, we will, without any lapse in coverage, provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the merger covering each such person currently covered by our officers’ and directors’ liability insurance policies. The terms of coverage will be no less favorable than those of such policies in effect on the date hereof; however, we will not be required to pay more than $600,000 in the aggregate to acquire a six-year tail insurance policy, and if the aggregate premiums for such insurance would otherwise exceed $600,000, we will be obligated to obtain a policy or policies with the greatest coverage available for a cost not exceeding that amount.

Conditions to Completion of the Merger

        The obligations of us and Certifresh Holdings to complete the merger are subject to satisfaction or waiver of the following conditions:

•	the merger and the merger agreement shall have been approved and adopted by our shareholders;

•	no law or order shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any governmental entity that has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the merger;

•	no litigation or decision instituted by any governmental entity shall be pending seeking to prohibit, restrain, restrict or challenge the consummation of the merger; and

•	the waiting period under the HSR Act applicable to the merger, if any, shall have expired or been terminated.

        In addition to the foregoing conditions, there are certain conditions to the merger that are applicable only to the obligations of Certifresh Holdings and Acquisition Corp. to consummate the merger. Those conditions include:

•	certain of our representations and warranties (such as capitalization, no violation, etc.) must be true and correct in all material respects as of the closing date. All other representations and warranties we made must be true and correct as of the closing date, other than for such failures to be true and correct that individually or in the aggregate would not reasonably be expected to have a “material adverse effect,” with all such representations and warranties deemed not qualified by any references therein to materiality generally or to a “material adverse effect”;

•	we shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by us prior to the closing date of the merger;

•	the KEESAs with Messrs. Stinebaugh, Dahly and Winding shall have been terminated, and the KEESA with Mr. Livorsi shall have been amended, prior to the effective time of the merger;

•	since the date of the merger agreement, no event, condition, change or development, or worsening of any existing event, condition, change or development, shall have occurred that, individually or in combination with any other event, condition, change, development or worsening thereof, has had (and continues to have) or could reasonably be expected to have a “material adverse effect”;

•	executed option cancellation agreements shall have been received from all option holders;

•	Blair shall have delivered to our Board its fairness opinion, and a copy of such opinion shall have been delivered to JPMorgan Chase Bank, N.A. (Certified’s lead bank);

•	we shall have provided to Certifresh Holdings payoff letters from all of our lenders in form and substance reasonably satisfactory to Certifresh Holdings (i) certifying that, upon payment of the payoff amounts set forth therein, all amounts owing under our existing credit documents will be paid in full and all commitments thereunder shall be terminated and (ii) agreeing, upon receipt of the payoff amounts set forth therein, to promptly execute and deliver such releases and terminations of all liens and security interests; and

•	appropriate provision shall have been made such that JPMorgan Chase Bank, N.A. and the other lenders under Certified’s credit facility will be granted a first priority lien and security interest on all of our tangible and intangible assets, including a first mortgage on land and buildings located in Sheboygan, upon receipt of the payoff amounts set forth in the payoff letters.

        Our obligation to complete the merger is subject to the following additional conditions:

•	the representations and warranties of Certifresh Holdings and Acquisition Corp. must be true and correct as of the date of the merger agreement and as of the closing date, other than for failures to be true and correct that individually or in the aggregate would not reasonable be expected to have a “material adverse effect” on Certifresh Holdings and Acquisition Corp. to perform its obligations under the merger agreement and the other transactions contemplated by the merger agreement, with all such representations and warranties deemed not qualified by any reference therein the materiality in general or to a “material adverse effect”; and

•	Certifresh Holdings and Acquisition Corp. shall have performed in all materials respects and obligations, and complied in all material respects with all agreements and covenants, required to be performed by them prior to the closing date of the merger.

        The parties do not have any present intention to waive any of the conditions to the merger and do not anticipate any circumstances under which any of the conditions would be waived.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time and for any reason prior to the effective time of the merger by the mutual written consent of us and Certifresh Holdings.

        Either we or Certifresh Holdings may terminate the merger agreement at any time prior to the effective time of the merger if:

•	there is any law that prohibits the merger or if a governmental entity has issued an order restraining, enjoining or otherwise prohibiting the merger;

•	the merger is not consummated by April 30, 2005, except that the right to terminate the merger agreement for this reason will not be available to any party whose failure to fulfill any of its obligations under the merger agreement has been the cause of or resulted in the failure to consummate the merger by such date (and we will be obligated to pay to Certifresh Holdings the termination fee described below in “THE MERGER AGREEMENT – Fees and Expenses,” in the event of termination under this provision (i) without our shareholder meeting having occurred or (ii) at such time a third party has conveyed an acquisition proposal interest to us and we enter into an acquisition proposal within 12 months following termination of the merger agreement pursuant to these provisions); or

•	shareholder approval of the merger agreement is not obtained at the special meeting, including any adjournment or postponement thereof (and we will be obligated to pay to Certifresh Holdings the termination fee described below in “THE MERGER AGREEMENT – Fees and Expenses,” in the event of termination under this provision at such time a third party has conveyed an acquisition proposal interest to us and we enter into an acquisition proposal within 12 months follows termination of this agreement pursuant to these provisions).

        In addition, Certifresh Holdings may terminate the merger agreement at any time prior to the effective time of the merger if:

•	we breach or fail to perform in any material respect any of our representations, warranties or covenants, which breach or failure to perform (i) would give rise to the failure to be able to “bring down” our representations and warranties or covenants; and (ii) cannot be cured or has not been cured within 15 days after the giving of written notice to us of such breach, provided, however, that Certifresh Holdings and Acquisition Corp. shall not have the right to so terminate the merger agreement pursuant to this provision if then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement (and we will be obligated to pay to Certifresh Holdings the termination fee described below in “THE MERGER AGREEMENT – Fees and Expenses,” in the event of termination under this provision at such time a third party has conveyed an acquisition proposal interest to us and we enter into an acquisition proposal within 12 months following termination of the merger agreement pursuant to these provisions);

•	our Board (i) fails to include its recommendation of the merger agreement in the proxy statement or shall have withdrawn, modified or changed the recommendation; (ii) approves or recommends to our shareholders any other acquisition proposal; (iii) fails to call, convene and hold the shareholders meeting or fails to prepare and mail to our shareholders the proxy statement; or (iv) takes action to render inapplicable to any other transaction the provisions of the Rights Agreement or any anti-takeover statute or anti-takeover provision in our articles of incorporation or bylaws (and in the event of termination under clauses (i), (ii) or (iii), we will be obligated to pay to Certifresh Holdings the termination fee described below in “THE MERGER AGREEMENT – Fees and Expenses”); or

•	since the date of the merger agreement, there shall have been any event or condition that individually or in combination with any other event or condition has had or could reasonably be expected to have a “material adverse effect,” provided that, Certifresh Holdings provides us with five business days to cure such material adverse effect.

        In addition, we may terminate the merger agreement at any time prior to the effective time of the merger if:

•	either Certifresh Holdings or Acquisition Corp. breaches or fails to perform in any material respect any of its representations, warranties or covenants, which breach or failure to perform (i) would give rise to the failure to be able to “bring down”the representations and warranties or covenants, and (ii) cannot be cured or has not been cured within 15 days after the giving of written notice to Certifresh Holdings of such breach, provided, however, that we will not have the right to so terminate the merger agreement pursuant to this provision if then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement; or

•	prior to approval of the merger at the shareholders’ meeting, our Board approves a superior proposal, but only if we complied with our obligation not to solicit alternative transactions and made payment of the termination fee described below in “THE MERGER AGREEMENT – Fees and Expenses”).

Fees and Expenses

        Each party to the merger agreement agrees to pay its own expenses incurred in connection with the merger. Under certain circumstances identified above in “THE MERGER AGREEMENT – Termination of the Merger Agreement,” we would be required to pay a termination fee in the amount of $1,740,000 (inclusive of expenses) to Certifresh Holdings.

Modification or Amendment of the Merger Agreement

        Subject to applicable law, Certifresh Holdings, Acquisition Corp. and we may by written agreement, at any time prior to the effective time of the merger, modify or amend the merger agreement, provided, however, that after the approval of the merger by our shareholders, no amendment may be made which by law requires further approval by our shareholders without such further approval.

MARKET PRICE AND DIVIDEND INFORMATION

        Our common stock is traded on the Nasdaq National Market under the symbol “FRSH.” On [ o ], 2006, there were 4,931,934 shares of common stock outstanding, held by approximately 400 shareholders of record.

        The following table shows, for the periods indicated, the reported high and low sales prices per share of the common stock on the Nasdaq National Market.

	High	Low
Year Ended January 1, 2005
First quarter	11.36	8.90
Second quarter	9.75	7.30
Third quarter	8.20	7.30
Fourth quarter	7.93	7.50
Year Ended December 31, 2005
First quarter	8.39	6.10
Second quarter	7.43	6.00
Third quarter	8.30	6.20
Fourth quarter	7.62	5.44
Year Ending December 30, 2006
First quarter (through _____________, 2006)

        The closing sale price for shares of our common stock on the Nasdaq National Market was $5.51 per share on December 5, 2005, the last full trading day prior to the date of the public announcement of the merger. On ________, 2006, the last trading day for which closing sale price information was practicably available prior to the date of the first mailing of this proxy statement, the closing price per share of the common stock on the Nasdaq National Market was $____. Shareholders should obtain a current market quotation for the common stock before making any decision with respect to the merger.

        We do not plan to pay any cash dividends on our common stock in the foreseeable future. In addition, under the merger agreement, we have agreed not to pay any cash dividends on our common stock before the closing of the merger or the termination of the merger agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information as of January 1, 2006 regarding the beneficial ownership of our common stock (including shares beneficially owned by reason of holding stock options) by each director, each person known by us to own beneficially more than 5% of our common stock (including any “group” as set forth in Section 13(d)(3) of the Exchange Act), each named executive officer (as defined in Item 402(a)(3) of Regulation S-K), and all directors and current executive officers as a group based upon information furnished by such persons. Except as indicated in the footnotes, the persons listed have sole voting and investment power over the shares beneficially owned. While all options will become vested upon merger, they will be cancelled pursuant to the option cancellation agreements immediately prior to the effective time of the merger.

Name and Address	Number of Shares	Percentage of Shares Outstanding(1)
Franklin Resources, Inc.(2)	900,000	18.3
Fresh Brands Distributing, Inc.	302,828	6.1%
Retirement Savings Plan(3)
Freshgroup, LLC(4)	246,700	5.0%
Walter G. Winding, III(5)	61,337	1.23%
R. Bruce Grover(6)	34,044	*
Louis E. Stinebaugh(7)	68,333	1.37%
Thomas M. Stemlar(8)	12,904	*
William E. May, Jr.(9)	10,904	*
Steven R. Barth	6,875	*
John H. Dahly(10)	3,333	*
Jonathan B. Hoenecke(11)	7,000	*
All current directors and executive	204,730	4.02%
officers as a group (8 persons)(12)

*	Indicates less than 1%.

1)	For individuals who hold rights to acquire shares of stock upon exercise of stock options, the percentages reflect inclusion of certain of these shares as described in the footnotes below as well as the increase in the total number of shares of common stock outstanding that would result from their exercise of those options. In connection with the merger, all outstanding options to acquire shares of our common stock that are held by individuals listed in this table will be canceled immediately prior to the effective time of the merger in exchange for consideration of $100 per option holder.

2)	We obtained the share amount listed from the Schedule 13G/A, dated February 14, 2005, filed with the SEC. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403.

3)	We obtained the share amount listed from the Schedule 13G/A, dated February 7, 2005, filed by the Fresh Brands Distributing, Inc. Retirement Savings Plan with the SEC. The listed shares were held by MFS Investment Management (“MFS”), as trustee for the Fresh Brands Distributing, Inc. Retirement Savings Plan. Retirement Savings Plan participants have investment power over the listed shares held by the Retirement Savings Plan that are allocated to their accounts. A Plan Administrative Committee, consisting of Jonathan B. Hoenecke , Michael G. Isken, Nadine A. Becker and Wayne A. Wiertzema (each of whom is an employee of our company), administers the Retirement Savings Plan and shares voting power for the shares listed with the participants in the Retirement Savings Plan in that the Plan Administrative Committee is entitled to vote shares when participants have provided no voting instructions. The address of MFS is 500 Boylston Street, Boston, MA 02116. The address for the individual members of the Plan Administrative Committee is c/o Fresh Brands, Inc., 2215 Union Avenue, Sheboygan, Wisconsin 53081.

4)	We obtained the share amount listed from the Amendment No. 1 to Schedule 13D, filed with the SEC on December 8, 2005. The address of Freshgroup LLC is c/o Mr. Fred Chikovsky, 1720 Harrison Street, 7th Floor, Hollywood, Florida 33020.

5)	The share amount listed includes (a) 50,000 shares which Mr. Winding can acquire by exercising stock options that are exercisable within 60 days following January 1, 2006; and (b) 3,346 shares held as joint tenant with his wife.

6)	The share amount listed includes 25,000 shares which Mr. Grover can acquire by exercising stock options that are exercisable within 60 days following January 1, 2006.

7)	The share amount listed includes 63,333 shares which Mr. Stinebaugh can acquire by exercising stock options that are exercisable within 60 days following January 1, 2006.

8)	The share amount listed includes 10,000 shares which Mr. Stemlar can acquire by exercising stock options that are exercisable within 60 days following January 1, 2006.

9)	The share amount listed includes 10,000 shares which Mr. May can acquire by exercising stock options that are exercisable within 60 days following January 1, 2006.

10)	The share amount listed represents shares which Mr. Dahly can acquire by exercising stock options that are exercisable within 60 days following January 1, 2006.

11)	The share amount listed includes 4,500 shares which Mr. Hoenecke can acquire by exercising stock options that are exercisable within 60 days following January 1, 2006.

12)	The share amount listed includes 166,166 shares issuable under stock options that are exercisable within 60 days of January 1, 2006.

FORWARD-LOOKING STATEMENTS

        Certain matters discussed in this proxy statement are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we believe, anticipate, expect or words of similar import. Similarly, statements that describe our future plans, objectives, strategies or goals are also forward-looking statements. Forward statements include statements about the expected timing, completion and effects of the proposed merger. In addition, we may not be able to complete the proposed merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval or the failure to satisfy the other closing conditions. These factors, and other factors that may affect our business or financial results are described in our filings with the SEC, including our annual report on Form 10-K for the fiscal year ended January 1, 2005. Shareholders, potential investors and other readers are urged to consider these risks carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this proxy statement and we disclaim any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, we will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement to the extent necessary.

FUTURE SHAREHOLDER PROPOSALS

        If the merger is completed, there will be no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in shareholders meetings and we will hold our 2006 annual meeting of shareholders, in which case shareholder proposals will be eligible for consideration for inclusion in our proxy statement for our 2006 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in our proxy statement for our 2006 annual meeting pursuant to Rule 14a-8, written notice of any shareholder proposal must have been forwarded to our Secretary by December 19, 2005. Any proposal submitted after this date will be considered untimely and we will not be required to present it at the 2006 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Securities Exchange Act of 1934, as amended. Our SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room.

        The SEC allows us to “incorporate by reference” information that we file with the SEC in other documents into this proxy statement. This means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. The information that we file with the SEC in the future and incorporate by reference in this proxy statement automatically updates and supersedes previously filed information. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

        We incorporate by reference into this proxy statement each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the special meeting. We also incorporate by reference into this proxy statement the following documents that we filed with the SEC under the Exchange Act:

Filings with the SEC	Period/Date of Filing
Annual Report on Form 10-K	Fiscal year ended January 1, 2005
Quarterly Reports on Form 10-Q	Fiscal quarters ended April 23, 2005, July 16,
2005 and October 8, 2005
Current Reports on Form 8-K	Filed January 13, 2005, May 6, 2005, July 1,
2005, October 4, 2005, and December 6, 2005
(other than those portions furnished under Item
2.02 or 7.01)
Annual Meeting Proxy Statement on Schedule 14A	Filed April 12, 2005

        We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain copies of documents incorporated by reference by requesting them in writing or by telephone from:

John H. Dahly
Secretary
Fresh Brands, Inc.
2215 Union Avenue
Sheboygan, Wisconsin 53081
Telephone: (920) 457-4433

        Any request for copies of documents should be made by [•], 2006 in order to ensure receipt of the documents before the special meeting.

        This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date.

        The Certifresh parties have supplied, and we have not independently verified, the information in this proxy statement under the captions “Information about the Companies” and “Merger Financing” related to the Certifresh parties. Blair has supplied, and we have not independently verified, the information in this proxy statement related to Blair.

        Shareholders should not rely on information other than that contained or incorporated by reference in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [ o ], 2006. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, we will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement, to the extent necessary.

        This proxy statement contains a description of representations and warranties made in the merger agreement. Representations and warranties are also set forth in the merger agreement, which is attached to this proxy statement as Appendix A, and in other contracts and documents that are incorporated by reference into this proxy statement. The representations and warranties in the merger agreement and in those other contracts and documents were made only for the purposes of merger agreement and those other contracts or documents and solely for the benefit of the parties to the merger agreement and those other contracts or documents as of specific dates. Those representations and warranties may be subject to important limitations and qualifications agreed to by the contracting parties (including us and the Certifresh parties), and may not be complete as of the date of this proxy statement. Some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to contractual standards of materiality different from that generally applicable to public disclosures to shareholders. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, and they may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely upon the descriptions of representations and warranties in the merger agreement that are contained in this proxy statement or upon the actual representations and warranties contained in the merger agreement or the other contracts and documents incorporated by reference into this proxy statement as statements of factual information.

Appendix A
Agreement and Plan of Merger

        The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Information about us can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge from us upon request or at www.sec.gov.

        The merger agreement contains representations and warranties made by us to Certifresh Holdings and Acquisition Corp. and representations and warranties made by those parties to us. These representations and warranties were made only for the purposes of the merger agreement and solely for the benefit of the parties to such agreement as of specific dates, may be subject to important limitations and qualifications agreed to by the parties to the merger agreement, and may not be complete. Some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality different from that generally applicable to public disclosures to shareholders. Accordingly, you should not rely upon the representations and warranties contained in the merger agreement as statements of factual information.

AGREEMENT AND PLAN OF MERGER

among

CERTIFIED HOLDINGS, INC.,

PILLOW ACQUISITION CORP.

and

FRESH BRANDS, INC.

dated as of

December 5, 2005

i

ii

iii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of December 5, 2005 (the “Agreement”), among Fresh Brands, Inc., a Wisconsin corporation (the “Company”), Certified Holdings, Inc., a Delaware corporation (“Parent”), and Pillow Acquisition Corp., a Wisconsin corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”).

W I T N E S S E T H:

        WHEREAS, the respective Boards of Directors of Parent, Acquisition Sub and Company have each unanimously approved this Agreement and the merger of Acquisition Sub with and into Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the Board of Directors of Company (the “Board of Directors”) has unanimously determined that the Merger, upon the terms and subject to the conditions set forth in this Agreement, is fair and in the best interests of its shareholders and has unanimously resolved to recommend, subject to the terms of this Agreement, that the holders of the shares of Company’s issued and outstanding common stock, $0.05 par value per share (“Common Stock”), approve this Agreement and the transactions contemplated hereby;

        WHEREAS, Parent, Acquisition Sub and Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

        WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 7.16.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Acquisition Sub and Company hereby agree as follows:

ARTICLE I
THE MERGER

        Section 1.01.     The Merger. (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time in accordance with the WBCL, Acquisition Sub shall be merged with and into Company. Following the Merger, the separate corporate existence of Acquisition Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the “Surviving Corporation.”

        Section 1.02.      Closing; Effective Time.

        (a)     The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article V, at the offices of Sonnenschein Nath & Rosenthal LLP, 8000 Sears Tower, 233 S. Wacker Drive, Chicago, Illinois 60606, unless another date, time or place is agreed to in writing between Parent and Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

        (b)     Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the parties hereto shall file a plan of merger (the “Plan of Merger”), in accordance with Section 180.1101 of the WBCL, with the Department of Financial Institutions of the State of Wisconsin (the “WDFI”), in such form as required by, and executed in accordance with the relevant provisions of, the WBCL. The Merger shall become effective upon the filing of the Plan of Merger (the time of such filing (or such later time as is specified in such Plan of Merger as agreed between Parent and Company) being the “Effective Time”).

        Section 1.03.     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Acquisition Sub shall vest in the Surviving Corporation, and all Liabilities and duties of Company and Acquisition Sub shall become the Liabilities and duties of the Surviving Corporation.

        Section 1.04.     Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Company or Acquisition Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either Company or Acquisition Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

        Section 1.05.     Articles of Incorporation; By-Laws; Directors and Officers.

        (a)     At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety to read in the form of the Articles of Incorporation of the Acquisition Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with their terms and as provided by applicable Laws and this Agreement, except that, as of the Effective Time, Article I of such Articles of Incorporation shall be amended to reflect the name of the Surviving Corporation designated by Parent.

        (b)     At the Effective Time, the By-Laws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by Law, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

        (c)     The directors of Acquisition Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the initial officers of the Surviving Corporation shall be as designated in writing by Parent prior to the Effective Time, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

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        Section 1.06.     Conversion of Shares. At the Effective Time, automatically by virtue of the Merger and without any action on the part of Acquisition Sub, Company or the holder of any of the following securities:

        (a)     Each share of Common Stock (a “Share”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 1.06(b) and any Dissenting Shares) shall be canceled and be converted into the right to receive $7.05 in cash payable to the holder thereof, without interest (the “Merger Consideration”), upon surrender of the certificate representing such Share, less any withholding taxes. From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such certificate in accordance with Section 1.08.

        (b)     Each Share held in the treasury of Company or owned by any Subsidiary and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time shall be canceled and no payment or other consideration shall be made with respect thereto.

        (c)     Each share of common stock, $0.001 par value, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the WBCL, as judicially interpreted) share of common stock, $0.05 par value per share, of the Surviving Corporation.

        Section 1.07.     Dissenting Shares.

        (a)     It is anticipated that on the record date fixed for purposes of determining the holders of Shares entitled to receive notice of, and to vote at, a meeting to approve the Plan of Merger, the Shares will continue to be quoted on Nasdaq. Accordingly, subject to such continued quotation, holders of Shares will not have dissenters’ rights under Section 180.1301 et seq. of the WBCL in connection with the Merger. Notwithstanding the foregoing, Sections 1.07(b) and (c) below shall apply in the event that holders of Shares do have dissenters’ rights under Section 180.1301 et seq. of the WBCL, whether because the Shares no longer are quoted on Nasdaq on such record date or otherwise.

        (b)     Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding as of the Effective Time and that are held by any record holder who has not voted to approve the Plan of Merger or consented thereto in writing and is otherwise entitled to demand, and who has properly exercised, preserved and perfected dissenters’ rights in accordance with Section 180.1301 et seq. of the WBCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration but shall instead become the right to receive such consideration as may be determined to be due in respect of such Dissenting Shares pursuant to the WBCL; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost his dissenters’ rights with respect to such Dissenting Shares, in each case under the WBCL, shall forfeit his dissenters’ rights with respect to such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration without interest, upon surrender of the certificates representing such Shares in accordance with Section 1.08. Notwithstanding anything to the contrary contained in this Section 1.07(b), if the Merger is rescinded or abandoned, then the right of any shareholder to be paid the fair value of such shareholder’s Dissenting Shares shall terminate.

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        (c)     Company shall give Parent (i) prompt written notice of any notices of intent to demand payment, any withdrawals of such notices received by Company and any other related instruments served pursuant to Section 180.1301 et seq. of the WBCL and received by Company, and (ii) the opportunity to direct and participate in all negotiations and proceedings with respect to demands for payment under Section 180.1301 et seq. of the WBCL. Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or negotiate, offer to settle or settle any such demands.

        Section 1.08.     Surrender of Shares; Stock Transfer Books.

        (a)     Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to Company to act as paying agent in the Merger (the “Paying Agent”) and to receive the funds necessary to make the payments contemplated by Section 1.06(a). Parent shall, at or prior to the Effective Time, make available or cause to be made available to the Paying Agent cash in amounts necessary for the payment of the Merger Consideration under Section 1.08(b) to which holders of Shares shall be entitled at the Effective Time pursuant to Section 1.06(a). Such funds shall be invested by the Paying Agent as directed by Parent. Any net profits resulting from, or interest or income produced by, such investments shall be payable as directed by Parent.

        (b)     As soon as reasonably practicable after the Effective Time, but in no event later than five (5) Business Days thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the “Certificates”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as provided in Section 1.06(a). Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled.

        (c)     If payment of the Merger Consideration in respect of canceled Shares is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent or the Paying Agent that such tax either has been paid or is not payable. If a mutilated Certificate is surrendered to the Paying Agent or if the holder of a Certificate submits an affidavit to the Paying Agent stating that the Certificate has been lost, destroyed or wrongfully taken, such holder shall, if required by Parent, furnish an indemnity bond sufficient in the reasonable judgment of Parent to protect Parent, the Surviving Corporation and the Paying Agent from any loss that any of them may suffer. Until surrendered as contemplated by this Section 1.08, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 1.08, without interest thereon.

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        (d)     Promptly following the date which is one year after the Effective Time, the Paying Agent shall deliver to Parent all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Paying Agent’s duties shall terminate. Thereafter, each holder of a Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares to be canceled pursuant to Section 1.06(b)) shall look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by such holder, without any interest thereon. Notwithstanding the foregoing, none of Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates have not been surrendered prior to the third anniversary of the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

        (e)     Parent (or any Affiliate thereof) or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Parent or the Paying Agent.

        (f)     All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of Company shall be closed and thereafter there shall not be any further registration of transfers of Shares that were outstanding immediately prior to the Effective Time on the records of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in Section 1.06(a) and this Section 1.08.

        Section 1.09.     Stock Plans. Prior to the Effective Time, the Board of Directors (or, if appropriate, the Stock Option Committee thereof) of Company shall adopt appropriate resolutions and take all other actions necessary to cause each holder of an issued and outstanding option or similar right to purchase Common Stock, whether or not then vested or exercisable (an “Option”) pursuant to any stock option or similar plans, agreements or arrangements of Company including any related award agreements (collectively, the “Stock Plans”), to enter into an Option Cancellation Agreement, in substantially the form attached hereto as Exhibit A (an “Option Cancellation Agreement”), pursuant to which such holder will agree to cancellation of his or her Options immediately prior to the Effective Time in exchange for the consideration provided therein, net of such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that any amounts are so deducted and withheld, those amounts shall be treated as having been paid to the holder of that Option for all purposes under this Agreement. Company shall take all action to ensure that all Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company or any Subsidiary, shall automatically terminate as of the Effective Time, and that any holder of issued and outstanding awards thereunder will have no rights other than the right to receive the payment in cancellation and settlement thereof as provided in the Option Cancellation Agreements. Prior to the Effective Time, the Board of Directors, or the Stock Option Committee thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC to approve the disposition by any officer or director of Company who is a covered person of Company for purposes of Section 16 under the Exchange Act of Shares or Options pursuant to this Agreement and the Merger for purposes of qualifying the disposition as an exempt transaction under Section 16 under the Exchange Act.

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ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

        Except as set forth in the corresponding sections or subsections of the disclosure schedules to this Agreement, Acquisition Sub and Parent represent and warrant to Company as set forth below. Each exception set forth in the disclosure schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement and, except where specifically cross-referenced to another section or subsection, relates only to such section or subsection; provided, however, that any information which is fairly described with reasonable particularity and detail under any section number shall be deemed to have been disclosed and incorporated in any other section of the disclosure schedule where such disclosure would be appropriate and readily apparent.

        Section 2.01.     Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Acquisition Sub is a corporation duly organized and validly existing under the Laws of the State of Wisconsin. Parent and Acquisition Sub have all requisite corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby, including the Merger (the “Transactions”).

        Section 2.02.     Authority. The execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby have been duly authorized and approved by the respective boards of directors of Parent and Acquisition Sub. No other or further corporate act or proceeding on the part of Parent or Acquisition Sub or their respective shareholders is necessary to authorize or approve this Agreement or the consummation of the Transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of Parent and Acquisition Sub, enforceable against them in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.

        Section 2.03.     No Violation. Neither the execution and delivery of this Agreement nor the consummation by Parent and Acquisition Sub of the Transactions contemplated hereby (a) assuming all notices, reports or other filings described in this Section 2.03 have been given or made, will violate any Laws or Orders of any Governmental Entity applicable to Parent or Acquisition Sub, (b) except for (i) the filing of the Proxy Statement with the SEC and applicable requirements, if any, of the Exchange Act, (ii) if applicable, the pre-merger notification requirements of the HSR Act, (iii) the filing of the Plan of Merger as required by the WBCL, (iv) filings as may be required by any applicable state takeover or “blue sky” Laws and (v) filings as would not prevent or materially delay the consummation of the Merger, will require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or (c) subject to obtaining the consents described in clause (b) above, will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, any term or provision of the charter, bylaws or similar organizational documents of Parent or Acquisition Sub or of any Contract to which Parent or Acquisition Sub is a party or by which Parent or Acquisition Sub or any of its assets or properties may be bound or affected, except for, in the case of clauses (a), (b) and (c) above, any such items which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

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        Section 2.04.     Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Acquisition Sub.

        Section 2.05.     Proxy Statement. None of the information supplied in writing by or on behalf of Parent or Acquisition Sub specifically for inclusion in the Proxy Statement (the “Parent Information”) will, on the date the Proxy Statement is first mailed to shareholders or at the time of Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        Section 2.06.     Financing. At the Effective Time, Parent will have, and will make available to Acquisition Sub, the funds necessary to consummate the Merger and the other Transactions contemplated by this Agreement, and to pay related fees and expenses, subject to satisfaction of each of the conditions set forth in Section 5.02(g) of this Agreement.

        Section 2.07.     No Ownership of Shares. As of the date hereof, neither Parent nor any of its Subsidiaries owns any Shares or other securities convertible into Shares.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY

        Except as set forth in the corresponding sections or subsections of the disclosure schedules to this Agreement, Company represents and warrants to Parent and Acquisition Sub as set forth below. Each exception set forth in the disclosure schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement and, except where specifically cross-referenced to another section or subsection, relates only to such section or subsection; provided, however, that any information which is fairly described with reasonable particularity and detail under any section number shall be deemed to be disclosed and incorporated in any other section of the disclosure schedule where such disclosure would be appropriate and readily apparent.

        Section 3.01.     Corporate. (a) (a) Each of Company and the Subsidiaries (i) is a corporation duly organized, validly existing and in good standing (which, in the case of a corporation organized under the Laws of the State of Wisconsin, means that such corporation has filed its most recent required annual report and has not filed articles of dissolution) under the Laws of the jurisdiction of its incorporation, (ii)(a) has all requisite corporate power and authority and (b) any necessary governmental authority and approvals, to own, operate or lease the properties that it purports to own, operate or lease and to carry on its Business as it is now being conducted, and (iii) is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensing necessary, except, in the case of subsections (ii)(b) and (iii) hereof, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Company has made available to Parent true, correct and complete copies of the articles of incorporation and bylaws (or comparable organizational documents) of Company and each Subsidiary. Neither Company nor any of the Subsidiaries is in default in the performance, observance or fulfillment of any provision or its articles of organization or bylaws (or comparable organizational documents).

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        (b)     A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by Company or another Subsidiary, is set forth in Schedule 3.01(b). Other than the Subsidiaries and as set forth in Schedule 3.01(b) and without giving effect to the effects of FIN 46 with respect to consolidated Franchisees, Company does not own, directly or indirectly, any equity or other ownership interests of any Person. Except as set forth in Schedule 3.01(b), all of the outstanding capital stock of each Subsidiary is owned directly or indirectly by Company free and clear of all Liens, except Permitted Liens, and is validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the WBCL, as judicially interpreted); and except as set forth in Schedule 3.01(b), there are no outstanding subscriptions, options, warrants, puts, calls, rights or agreements of any kind relating to the issuance, sale, transfer or voting of any capital stock or other equity interests of any such Subsidiary, and no such Subsidiary has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of any Subsidiary.

        (c)     The authorized capital stock of Company consists entirely of (i) Twenty Million (20,000,000) shares of Common Stock and (ii) One Million (1,000,000) shares of preferred stock, par value $0.05 per share. As of the close of business on December 1, 2005, (i) 4,931,934 shares of Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the WBCL, as judicially interpreted); (ii) 3,818,408 shares of Common Stock were held in the treasury of Company; (iii) 4,931,934 shares of Common Stock have been reserved for issuance in connection with the Rights Agreement; (iv) 587,000 shares of Common Stock were reserved for issuance pursuant to the Stock Plans, of which 517,000 shares of Common Stock were subject to outstanding Options; and (v) no shares of Preferred Stock were issued or outstanding. There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of Company or any Subsidiary issued and outstanding (“Voting Debt”). Except as set forth in Schedule 3.01(c), and except for Company’s obligations under the Rights Agreement (including with respect to the common stock purchase rights issued thereunder (the “Rights”)), there are no (i) securities convertible into or exchangeable for any capital stock or other securities of Company or (ii) options, warrants, calls, pre-emptive rights, subscriptions, commitments, “phantom” stock rights, stock appreciation rights, stock-based performance units, Contracts, arrangements or other rights of any kind to which Company or any Subsidiary is a party or by which Company or any Subsidiary is bound obligating Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity or voting interests in, Company or any Subsidiary or obligating Company or any Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, Contract, arrangement or undertaking, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the Common Stock. Schedule 3.01(c) sets forth a listing of all outstanding vested and unvested Options as of the date hereof (indicating which Options will vest upon consummation of the Merger) and the exercise prices thereof. Except as set forth on Schedule 3.01(c), there are no outstanding Options (vested or unvested) with an exercise price less than the per share Merger Consideration. Except as set forth on Schedule 3.01(c), there are no voting trusts or other agreements or understandings to which Company or any Subsidiary is a party with respect to the voting, issuance or transfer of the capital stock of Company or any of the Subsidiaries. There are no outstanding contractual obligations of Company or any Subsidiary to (I) repurchase, redeem or otherwise acquire any shares of capital stock or other equity or voting interests in, Company or any Subsidiary or (II) vote or dispose of any shares of the capital stock of, or other equity or voting interests in, any of the Subsidiaries, including without limitation, puts, calls, rights of first refusal or similar rights. Company has made available to Parent a complete and correct copy of the Rights Agreement, as amended to the date of this Agreement.

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        Section 3.02.     Authority. Company has all necessary corporate power and authority to enter into this Agreement and (subject to, with respect to the Merger, the approval and adoption of this Agreement by Company’s shareholders in accordance with the WBCL) to carry out its obligations hereunder and to consummate the Transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the Transactions contemplated hereby have been duly authorized and approved by all necessary corporate action on the part of Company (subject to, with respect to the Merger, the approval and adoption of this Agreement by Company’s shareholders in accordance with the WBCL), and no other corporate action or proceeding is necessary for the execution and delivery of this Agreement, the performance by Company of its obligations hereunder and the consummation by Company of the Transactions contemplated hereby (subject to, with respect to the Merger, the approval and adoption of this Agreement by Company’s shareholders in accordance with the WBCL). This Agreement has been duly executed and delivered by Company and, assuming due authorization, execution and delivery by the Parent and Acquisition Sub, constitutes the legal, valid and binding obligation of Company, enforceable against it in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.

        Section 3.03.     No Violation.

        (a)     The execution and delivery of this Agreement by Company do not, and the performance of this Agreement, the Merger and the other Transactions by Company will not, (i) assuming all notices, reports or other filings described in clauses (i) through (v) of Section 3.03(b) have been given or made, conflict with or violate any Law, Permit or Order of any Governmental Entity applicable to Company or any Subsidiary or by which any of its property is bound or affected, (ii) violate or conflict with either the Articles of Incorporation or By-Laws of Company or comparable organizational documents of any Subsidiary or, (iii) except as set forth in Schedule 3.03(a), result in any violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default), or impair the Company’s rights or alter the rights or obligations of any third party under, or result in any increased, additional or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or give to others any rights of termination, amendment or cancellation of, or accelerate the performance required by, or result in the creation of a Lien or encumbrance on any of the property or assets of Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, agreement, Contract, instrument, Permit, license, franchise or other obligation to which Company or any Subsidiary is a party or by which it or its property is bound or affected, except for, in the case of clauses (i) and (iii), conflicts, violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

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        (b)     Except for (i) the filing of the Proxy Statement with the SEC and applicable requirements, if any, of the Exchange Act, (ii) if applicable, the pre-merger notification requirements of the HSR Act, (iii) the filing of the Plan of Merger as required by the WBCL, (iv) filings as may be required by any applicable state takeover or “blue sky” Laws and (v) filings, the failure of which to be obtained or made, would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Company is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval, authorization, exemption of, or any other action by, any Governmental Entity is required to be obtained or made by Company in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except (A) where the failure to obtain such waivers, consents, approvals or authorizations would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect or (B) in connection with any submission required above.

        Section 3.04.     SEC Filings; Financial Statements.

        (a)     Company has timely filed all forms, reports, schedules, proxy statements, registration statements and other documents (including all exhibits thereto) required to be filed with the SEC since January 1, 2003, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (as they have been amended since the time of their filing, and including the exhibits thereto, collectively the “SEC Reports”). The SEC Reports (including any financial statements or schedules included or incorporated by reference therein) (i) at the time they became effective, in the case of registration statements, or when filed, in the case of any other SEC Report, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the rules and regulations of the SEC under all of the foregoing, and (ii) do not, and did not at the time they were filed (except in either case to the extent revised or superseded by a subsequent filing with the SEC), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any reports, forms or other documents with the SEC. Company has furnished to Parent all comment letters from the SEC with respect to any of the SEC Reports. As of the date hereof, there are no outstanding comments in comment letters received from the SEC staff with respect to any of the SEC Reports.

        (b)     The consolidated financial statements of Company and its Subsidiaries contained in the SEC Reports (the “Company Financials”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (“GAAP”) (except as indicated in the notes thereto and except in the case of unaudited interim statements, as permitted by Form 10-Q under the Exchange Act), and fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations, changes in shareholders’ equity and changes in cash flows of Company and its Subsidiaries for the periods indicated (except that the unaudited interim financial statements contained in the SEC Reports were or are subject to normal and recurring year-end adjustments).

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        (c)     Company has heretofore furnished to Parent a complete and correct copy of (i) any material agreements, documents or other instruments required to be filed by Company with the SEC pursuant to the Securities Act or the Exchange Act, which have not yet been filed with the SEC, and (ii) any material amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

        (d)     Neither Company nor any Subsidiary has any Liabilities or obligations of that are of a nature (whether known, unknown, accrued, absolute, contingent or otherwise and whether due or to become due) that would be required to be reflected or reserved against on a consolidated balance sheet of Company and it Subsidiaries prepared in accordance with GAAP, as such exist as of the date hereof, or in the notes thereto, other than any Liabilities (i) reserved against, reflected or disclosed on the most recent consolidated balance sheet of Company and its Subsidiaries contained in the Available Company SEC Documents, including the notes to financial statements contained therein, (ii) incurred in the ordinary course of business consistent with past practice since the date of the most recent financial statements included in the Available Company SEC Documents, or (iii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Except with respect to fees payable to Company Financial Advisor, which are not the subject of this sentence, none of Company or any Subsidiary has entered into any agreement, whether verbal or written, to pay any premium fee (which for this purpose means solely any fee that is in addition to fees customarily charged by the applicable service provider for similar services), fixed fee (which for this purpose means solely any fee that is not measured by reference to hourly rates and time worked), or contingent fee in respect of legal, accounting or consulting services provided in connection with the Merger and the Transactions.

        (e)     Since the enactment of the Sarbanes-Oxley Act, Company has been in compliance with all provisions of the Sarbanes-Oxley Act, including the rules and regulations of the SEC promulgated thereunder, applicable to Company and its Subsidiaries, except for instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no outstanding loans made by Company or any of the Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Company. Since the enactment of the Sarbanes-Oxley Act, neither Company nor any of the Subsidiaries has made any loan or “extension of credit” within the meaning of Section 402 of the Sarbanes-Oxley Act to any executive officer or director of Company or any of the Subsidiaries.

        (f)     Each of the principal executive officer and the principal financial officer of Company has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company SEC Reports, and Company has made available to Parent a summary of any disclosure made by Company’s management to Company’s auditors and the audit committee of Company’s Board of Directors referred to in such certifications. (For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.)

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        (g)     Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that Company maintains records that in reasonable detail accurately and fairly reflect their respective transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are executed only in accordance with authorizations of management and the Board of Directors and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Company’s assets that could have a material effect on Company’s consolidated financial statements. Company has evaluated the effectiveness of Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. To the extent required by applicable Law, Company has disclosed, in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto, any change in Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, Company’s internal control over financial reporting. Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to Company’s auditors and the audit committee of Company’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting. As of the date hereof, Company has not identified any material weaknesses in the design or operation of Company’s internal control over financial reporting.

        (h)     Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Company, including its consolidated Subsidiaries and Franchisees, is made known to Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Company has evaluated the effectiveness of Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

        (i)     As of the date of this Agreement and except as set forth in Schedule 3.04(i), to the Knowledge of Company, no accounting rule, opinion, standard, consensus or pronouncement applicable to Company or any of its Subsidiaries or consolidated Franchises has been finally adopted and not subsequently withdrawn by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force, the Public Company Accounting Oversight Board or any similar body that Company or any of its Subsidiaries or consolidated Franchises is required to implement (whether currently or after a prescribed transition period) but has not yet implemented as of the date of this Agreement and that, if so implemented, would reasonably be expected to have a Material Adverse Effect.

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        Section 3.05.     Tax Matters

        (a)     All Tax Returns required to be filed with respect to the business and assets of Company and its Subsidiaries for all Taxable Periods ending prior to the date hereof have been duly and timely (within any applicable extension periods) filed with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true, correct and complete, and all Taxes shown to be due and payable on such Returns have been paid. The Company and its Subsidiaries have set up reserves for the payment of all material Taxes not yet due and payable, or any penalties or fines related to all Tax Returns, that adequately cover all Taxable Periods ending prior to the date hereof.

        (b)     Company and each Subsidiary has duly withheld and paid all Taxes that it is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

        (c)     The Tax Returns of Company and each Subsidiary that are under audit or have been audited by the Internal Revenue Service (“IRS”) or other applicable Tax Authorities or Governmental Entities since January 1, 2000 are set forth in Schedule 3.05(c). Neither Company nor any Subsidiary has received from the IRS or any other applicable Tax authorities any written notice of underpayment or assessment of Taxes or other deficiency that has not been paid or any objection to any Tax Return filed by Company or any Subsidiary.

        (d)     Neither Company nor any of its Subsidiaries has (i) executed a waiver or consent extending any statute of limitations for the assessment or collection of any Taxes which remain outstanding, (ii) applied for a ruling relative to Taxes, (iii) entered into a closing agreement with any Tax Authority or Governmental Entity, or (iv) except as set forth on Schedule 3.05, filed an election under §338(g) or 338(h)(10) of the Code or caused or permitted a deemed election under §338(e) of the Code.

        (e)     Except as set forth on Schedule 3.05, none of the Tax Returns of Company and its Subsidiaries filed with respect to Tax years beginning on or after January 1, 2000, or, to the Knowledge of Company, any prior Tax year, has been or is currently being examined by the IRS or relevant state, local or foreign taxing Authorities or Governmental Entities. Except as set forth on Schedule 3.05, there are no examinations or other administrative or court proceedings relating to Taxes or Tax Returns in progress or pending with respect to which Company or any of its Subsidiaries has received written notice.

        (f)     None of Company and its Subsidiaries is a party to any written agreement providing for the allocation or sharing of Taxes. Any liability or obligation of Company or any of its Subsidiaries under any such agreement will terminate as of the Closing Date and be of no further force or effect.

        (g)     Since January 1, 2000, none of Company and its Subsidiaries has been a member of an (i) affiliated group (within the meaning of §1504 of the Code or (ii) affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which Company is the common parent. Neither Company nor any of its Subsidiaries has any liability for the Taxes of any other Person (other than Company or any of its Subsidiaries) under the provisions of Treasury Regulation §1.1502-6 (or any similar provision of and state, local or foreign Law) as a transferee or successor, whether by contract or otherwise.

        (h)     No payment made or to be made to any current or former employee or director of Company or any of its Subsidiaries as a result of the Transactions contemplated by this Agreement (either alone or in conjunction with any other events such as a termination of employment) and no trustee under any rabbi trust “or similar arrangement in connection with any Employee Benefit Plan will constitute an “excess parachute payment” within the meaning of §280G of the Code or will be nondeductible under §162(m) of the Code.

        (i)     There are no Liens for Taxes, other than for current Taxes not yet due and payable, on the assets of Company or any of its Subsidiaries.

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        (j)     Neither Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.

        Section 3.06.     Absence of Certain Changes. Except as expressly provided in this Agreement or as set forth in Schedule 3.06 or in the Available Company SEC Documents, since July 16, 2005: (a) the Business of Company and the Subsidiaries has been conducted in the ordinary course consistent with past practice, (b) there has not been any event, condition, change or development, or worsening of any existing event, condition, change or development that, individually or in combination with any other event, condition, change, development or worsening thereof, has had or could reasonably be expected to have a Material Adverse Effect, (c) there has not been any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of Company or any of its Subsidiaries, except for damage, destruction or loss as would not, individually or in the aggregate, have a Material Adverse Effect; (d) neither Company nor any of its Subsidiaries has engaged in any material transaction or entered into any material agreement or commitments outside the ordinary course of business; or, except as and to the extent disclosed in the Available Company SEC Documents, revalued any material assets of Company or any Subsidiary resulting in an impairment charge; and (e) except as Parent has consented in writing, neither Company nor any of its Subsidiaries has taken any action which requires the consent of Parent under Section 4.01 or which would have required the consent of Parent under Section 4.01 if such action was taken after the date hereof.

        Section 3.07.     No Litigation. There is no Litigation pending or, to Company’s Knowledge, threatened against Company, any Subsidiary, the directors or officers of Company or any Subsidiary (in such capacity) or its Business or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Schedule 3.07identifies all Litigation to which Company, any Subsidiary or the directors or officers of Company or any Subsidiary (in such capacity) have been parties since January 1, 2003, except for any Litigation that, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect. Neither Company nor any Subsidiary nor any of their respective Businesses or assets is subject to any Order. The foregoing includes, without limitation, Litigation pending or, to Company’s Knowledge, threatened or any basis therefor Known by Company involving (a) the prior employment of any of the employees of Company or any Subsidiary or (b) the use of any information or techniques allegedly proprietary to any of such employee’s former employers in connection with the Business of Company. There is no Litigation pending or, to the Knowledge of Company, threatened in writing against Company or the Subsidiaries which seeks to prevent consummation of the Transactions or which seeks damages in connection with the Transactions, and no temporary restraining order, preliminary or permanent injunction or other Order or decree which prevents the consummation of the Transactions has been issued and remains in effect.

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        Section 3.08.     Compliance with Laws and Orders.

        (a)     Company and each Subsidiary (including its Business and assets) is (and has at all times since January 1, 2002 been) in compliance with all applicable Laws and Orders, and has not received any notice of any violation of Law, except for such instances of noncompliance that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect. Neither Company nor any Subsidiary has received any notice of any violation or alleged violation of any Laws, Permits or Orders. All reports, filings and returns required to be filed by or on behalf of Company or any Subsidiary with any Governmental Entity have been filed.

        (b)     Company and each Subsidiary has all licenses, Permits, approvals, certifications, consents and listings of all Governmental Entities and all certification organizations required, and all exemptions from requirements to obtain or apply for any of the foregoing, for the conduct of its Business (as currently conducted) and the operation of its facilities, except where the failure to have such licenses, permits, approvals, certifications, consents, listings and exemptions would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such material licenses, permits, approvals, certifications, consents and listings are set forth in Schedule 3.08(b), are in full force and effect, except where the failure to be in full force or effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Company and each Subsidiary (including its respective Business and assets) is in compliance with all such licenses, permits, approvals, certifications, consents and listings, except for such instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

        (c)     Except as set forth in the Company Financials contained in the Annual Report on Form 10-K of Company for the fiscal year ended January 1, 2005 (the “Company Form 10-K”) or except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) each of Company and Subsidiaries is (and has at all times since January 1, 2002 been) in compliance with all applicable Environmental Laws; (ii) Company and each Subsidiary have all Permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”); (iii) Company and each Subsidiary is (and has at all times since January 1, 2002 been) in compliance with its Environmental Permits; (iv) none of Company or the Subsidiaries has received any communication from any Governmental Entity or other Person that alleges that Company or any Subsidiary has violated or is liable under any Environmental Law or Environmental Permit; (v) there are no Environmental Claims pending or, to the Knowledge of Company, threatened (A) against Company or any Subsidiary or (B) against any Person whose liability for any such Environmental Claim Company or any Subsidiary has retained or assumed, either contractually or by operation of law; (vi) to the Knowledge of Company, there have been no Releases of any Hazardous Substances that would reasonably be expected to result in any Environmental Claim against Company or any Subsidiary or any Liability of Company or any Subsidiary under any Environmental Law or Environmental Permit; and (vi) the reports of environmental assessments, audits and similar investigations previously made available to Parent are all such reports in the possession of Company or, to Company’s Knowledge, otherwise in existence and reasonably within the control of Company, conducted since January 1, 2002 (or, to Company’s Knowledge, conducted prior thereto) on any property currently or formerly owned or operated by Company or any Subsidiary.

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        Section 3.09.     Properties.

        (a)     Except as set forth on Schedule 3.09(a), each of Company and its Subsidiaries has good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all the material assets and properties that it owns or uses and that are reflected on Company’s most recent consolidated balance sheet (or in the footnotes related thereto) included in the Available Company SEC Documents (the “Company Balance Sheet”), or that were thereafter acquired (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since such date), and such assets and properties are owned free and clear of all Liens, except for Permitted Liens.

        (b)    Schedule 3.09(b) contains a true and complete list of all real property owned by Company or any Subsidiary (collectively, the “Owned Real Property”) and for each parcel of Owned Real Property, contains a correct street address of such Owned Real Property. Copies of title reports or policies obtained by Company with respect to each of the Owned Real Property have previously been made available to Parent to the extent that such reports and policies are in Company’s possession and control, as applicable.

        (c)    Schedule 3.09(c) contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Company or any Subsidiary (collectively, including the improvements thereon, the “Leased Real Property”), and for each Leased Real Property, identifies the street address of such Leased Real Property. True and complete copies of all agreements under which Company or any Subsidiary is the landlord, sublandlord, tenant, subtenant, or occupant (each a “Real Property Lease”) that have not been terminated or expired as of the date hereof have been made available to Parent. Each Real Property Lease is a valid and binding obligation of Company or a Subsidiary and is in full force and effect. There is no default under any Real Property Lease either by Company or the Subsidiaries party thereto or, to Company’s Knowledge, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by Company or any Subsidiary thereunder, except for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        (d)     Company or one of the Subsidiaries has good fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear of all Liens, except Permitted Liens. Company or one of the Subsidiaries has exclusive possession of all of the Leased Real Property, other than any occupancy rights granted under the Real Property Leases. Other than the Real Property Leases or as set forth on Schedule 3.09(d), none of the Owned Real Properties or the Leased Real Properties is subject to any lease, sublease, license or other written agreement to which Company or any Subsidiary is a party granting to any other Person any right to the use, occupancy or enjoyment of such Owned Real Property or Leased Real Property or any part thereof. There does not exist any pending or, to Company’s Knowledge, threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and neither Company nor any Subsidiary has received any written notice of the intention of any Governmental Entity or other Person to take or use any Owned Real Property or Leased Real Property.

        (e)     The improvements constructed on the Owned Real Property and Leased Real Property are (i) insured by commercial property insurance for replacement costs, subject to self retained limits, and by commercial general liability insurance to the extent and in a manner that is, to Company’s Knowledge, customary in the industry for commercial general liability coverage, subject to self retained limits; and (ii) in good operating condition and repair, subject to ordinary wear and tear. The improvements constructed on the Owned Real Property and Leased Real Property are supplied with all utilities, including water, sewage disposal, electricity, gas, telephone and other services necessary for the operation of such improvements as currently operated, and, to the Knowledge of Company, there is no condition which would reasonably be expected to result in the termination of the present access from any improvements to such utility services.

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        Section 3.10.     Insurance. Schedule 3.10 sets forth a true and complete list of all insurance policies carried by, or covering Company and the Subsidiaries with respect to their Businesses, assets and properties, together with, in respect of each such policy, the name of the insurer, the policy number, the type of policy, the amount of coverage and the deductible, including all occurrence-based policies for all periods prior to the Closing Date. True and complete copies of each such policy have previously been made available to Parent. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation has been received by Company or any Subsidiary with respect to any such policy. The insurance coverage provided by such policies is customary for the industry in which Company and the Subsidiaries operate. Each of Company and the Subsidiaries has complied with the provisions of each such policy under which it is an insured party, except for instances of noncompliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Company has not been refused any insurance with respect to its assets or operations by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last three years. There are no pending or, to the Knowledge of Company, threatened claims under any insurance policy that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

        Section 3.11.     Material Contracts.

        (a)     All material Contracts to which Company or any Subsidiary is a party or any of their respective properties or assets is subject that are required to be filed as an exhibit to any Available Company SEC Document have been filed as an exhibit to such Available Company SEC Document (such filed Contracts, the “Filed Contracts”). Schedule 3.11(a) lists all Contracts, other than the Filed Contracts, to which Company or any of its Subsidiaries is a party and which fall within any of the following categories (together with the Filed Contracts and the Contracts, if any, filed as an exhibit to a SEC Report or entered into subsequent to the date hereof which fall within any of the following categories, being referred to herein as the “Material Contracts”): (i) material Contracts not entered into in the ordinary course of business; (ii) joint venture, partnership and like agreements involving a sharing of profits, losses, costs or liabilities; (iii) leases of real property; (iv) Contracts relating to any outstanding commitment for capital expenditures in excess of $25,000 or which provided for payments to or from Company or any Subsidiary in excess of $25,000 in the aggregate over the life of such Contract; (v) indentures, mortgages, promissory notes, loan agreements, guarantees, letter of credit or other agreements, instruments or Indebtedness of Company or any of its Subsidiaries or commitments for the borrowing or the lending by Company or any of its Subsidiaries of amounts in excess of $25,000 or providing for the creation of any charge, security interest, encumbrance or Lien upon any of the assets of Company or any of its Subsidiaries; (vi) any non-competition agreement or any other agreement or obligation that purports to limit in any respect the manner in which, or the localities in which, the Business of Company or the Subsidiaries may be conducted; (vii) Contracts with Company’s top ten customers (by dollar volume) for the fiscal year ended January 1, 2005 (and with any Person reasonably expected to be a top ten customer (by dollar volume) in the current fiscal year) and Contracts with Company’s top ten suppliers (by dollar volume) for the fiscal year ended January 1, 2005 (and with any Person reasonably expected to be a top ten supplier (by dollar volume) in the current fiscal year); (viii) any Contract that would prohibit or materially delay the consummation of the Merger or any of the Transactions contemplated by this Agreement; (ix) any Contract with any Affiliate; (x) any Contract with any investment bank or other financial advisor, including in connection with the Merger and the Transactions; (xi) any settlement agreement entered into since January 1, 2003 with any Governmental Entity; (xii) any collective bargaining agreement; and (xiii) any agreement for the sale of significant assets out of the ordinary course of business.

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        (b)     All the Material Contracts are valid and in full force and effect, except to the extent they have previously expired or terminated in accordance with their terms and except for any invalidity or failure to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of Company or any Subsidiary is in violation of or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, any Material Contract, except for violations, defaults, waivers or failures to enforce rights or benefits that individually or in the aggregate would not reasonable be expected to have a Material Adverse Effect. To the Knowledge of Company, no other party to any Material Contract is in breach thereof or default thereunder, except for breaches or defaults that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true and complete copies of each Material Contract, including all material amendments thereto.

        Section 3.12.     Labor Matters. Except as set forth on Schedule 3.12(a), (i) there is no unfair labor practice charge or complaint or Litigation pending or, to Company’s Knowledge, threatened, against Company or any Subsidiary; (ii) there is no labor dispute, slowdown, strike, work stoppage or other collective labor action actually pending or, to Company’s Knowledge, threatened, against or affecting Company or any Subsidiary nor any secondary boycott with respect to any products or services of Company or any Subsidiary; (iii) neither Company nor any subsidiary is engaged in any unfair labor practice; (iv) Company has no Knowledge of any actual or threatened activity or proceeding of any labor organization (or representative thereof) to organize any unorganized employees of Company or any Subsidiary; (v) except as set forth on Schedule 3.12(a), neither Company nor Subsidiary is a party to or otherwise bound by any collective bargaining agreement or any other agreement with any labor organization applicable to employees or to Persons providing services to either Company or any Subsidiary; (vi) there has been no mass layoff, plant closure, employment loss or other event covered by the Worker Adjustment and Retraining Notification Act or any applicable state or local law concerning mass layoffs and/or plant closures within the last year; (vii) no labor grievance, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending or, to Company’s Knowledge, threatened; and (viii) there are no administrative charges or court complaints or Litigation against Company or any Subsidiary concerning alleged employment discrimination or other employment-related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any other Governmental Entity that, with respect to clauses (i) and (viii) above, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither Company nor any Subsidiary has received notice during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation Laws to conduct an investigation of Company or a Subsidiary and, to the Knowledge of Company, no such investigation is in progress. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by Company or Subsidiaries pursuant to any workplace safety and insurance Laws; to Company’s Knowledge, neither Company nor any Subsidiary has been reassessed in any material respect under such Laws during the past three years. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Company and the Subsidiaries are in compliance with all applicable collective bargaining agreements and all applicable Laws relating to employment and employment practices, occupational health and safety, pay equity, wages, hours and terms and conditions of employment.

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        Section 3.13.     Employee Benefit Plans.

        (a)     To the extent Company or any Subsidiary is or has been a party to, maintains or has maintained, contributes or has contributed to, or has or had an obligation to contribute to, or has or has had any Liability with respect to any (i) executive compensation or employment agreement with any current or former director, officer or employee, (ii) severance program or policy, (iii) plan or arrangement relating to its current or former directors, officers or employees which contains change in control provisions, or (iv) employee pension or welfare plans as defined in ERISA, collective bargaining agreement, consulting agreement, or bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, supplemental unemployment, disability, death benefit, hospitalization, medical, workers’ compensation or other similar plan, fund, agreement, arrangement or understanding for the benefit of any employee or former employee of Company or any other entity (whether or not incorporated) which is or was, together with Company, treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), such agreement, program, policy, plan, arrangement, fund or understanding shall be deemed an “Employee Benefit Plan.”Schedule 3.13(a) lists all current Employee Benefit Plans to which the Company or any Subsidiary is a party or that has outstanding awards on the Closing Date and other qualified or multi-employer plans to which the Company or any Subsidiary has been a party at any time during the five year period ending on the Closing Date. To the Company’s Knowledge, neither the Company nor any Subsidiary has any Liability to or under any Employee Benefit Plan (other than those described in the preceding sentence) to which the Company or any Subsidiary has been a party at any time before the five year period preceding the Closing Date.

        (b)     True, complete and correct copies of the following have been delivered to Parent: (i) each Employee Benefit Plan, and a written summary of any Employee Benefit Plan not in writing, (ii) all collective bargaining agreements, (iii) the most recent determination letter received from the IRS, (iv) the most recent application for determination filed with the IRS, (v) the summary plan descriptions and all summaries of material modifications and all material communications to employees with respect to any Employee Benefit Plan, (vi) the three most recent annual reports on Internal Revenue Service Form 5500 or 5500C for each Employee Benefit Plan including Schedule A and Schedule B thereto, (vii) actuarial reports, if applicable, and the most recent periodic accounting of related plan assets, and (viii) all related trust agreements, annuity contracts insurance contracts or other funding arrangements which implement any Employee Benefit Plan, and (ix) in the case of restricted stock, phantom stock, stock options or stock appreciation rights issued under any Employee Benefit Plan which is a stock option or stock appreciation rights plan, a list of holders, dates of grant, number of shares, exercise price per share and dates exercisable. Company has furnished to Parent the results of any each self-compliance audit of any Employee Benefit Plans subject to ERISA or the Code conducted in the last six years. With respect to any Employee Benefit Plan that is a multiemployer plan, the representations in this subsection (b) are limited to those documents reasonably available to Company.

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        (c)     Except as disclosed on Schedule 3.13(c) or as expressly provided in this Agreement, neither Company nor any Subsidiary, or any of their officers or directors, has taken any action directly or indirectly during the three year period ending on the closing date which obligates Company or any Subsidiary to institute, modify or change any Employee Benefit Plan, any actuarial or other assumption used to calculate funding obligations with respect to any of the Employee Benefit Plans, the manner in which contributions to any of the Employee Benefit Plans are made, or the basis on which such contributions are determined. Except as disclosed on Schedule 3.13(c), with respect to the Employee Benefit Plans, and the employee plans of any entity while an ERISA Affiliate, no event has occurred and, to Company’s Knowledge, there exists no condition or set of circumstances, in connection with which Company or any Subsidiary could be subject to any Liability under ERISA, the Code, or any other applicable Law except for events, conditions and circumstances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

        (d)     Each Employee Benefit Plan has been administered in accordance with its terms, and all Employee Benefit Plans have been operated, and are in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, Orders, and governmental rules and regulations except for instances of noncompliance that, individually or in the aggregate, are not material. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code is so qualified and has received a favorable determination letter, or if a prototype an opinion letter, from the IRS covering the Tax Reform Act of 1986 and subsequent legislation, that it is so qualified. No fact or event has occurred since the date of any such determination letter which could affect adversely the qualified status of any such Employee Benefit Plan. Each trust established or maintained in connection with any Employee Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt and has received a determination letter from the IRS that such trust is so exempt, and no fact or event has occurred since the date of any such determination letter which could affect adversely the exempt status of any such trust. Each trust intended to qualify under Section 501(c)(9) of the Code so qualifies in form and in operation, meets the requirements of Section 505(c) of the Code, and has received an opinion letter from the IRS that such trust so qualifies. No fact or event has occurred since the date of any opinion letter which could affect adversely the exempt status of any such trust. To the Company’s Knowledge, all required reports and description of the Employee Benefit Plans (including but not limited to Form 5500 or 5500C Annual Reports, Form 1024 Application for Recognition of Exemption Under Section 501(a), Summary Annual Reports and Summary Plan Descriptions have been timely filed and distributed.

        (e)     With respect to each Employee Benefit Plan (i) no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code, for which a statutory, individual or class exemption is not in effect, has occurred except to the extent set forth on Schedule 3.13(e), and (ii) neither Company nor any Subsidiary, or any of their current or former directors, officers, employees or any other “fiduciary,” within the meaning of Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable Law, or has any Liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of the assets of any Employee Benefit Plan. There is not pending or, to the Knowledge of Company, threatened any Litigation, claim, investigation or audit relating to any Employee Benefit Plan or the assets thereof that individually or in the aggregate would reasonably be expected to be material, and to the Knowledge of Company there is no basis therefor.

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        (f)     All contributions required to be made by Company, or any entity while an ERISA Affiliate, under applicable Law or the terms of any Employee Benefit Plan or collective bargaining agreement have been timely made or have been accrued and reflected on the most recent consolidated balance sheet included in the Available Company SEC Documents. Subject only to normal retrospective adjustments in the ordinary course, all insurance premiums, including premiums to the Pension Benefit Guaranty Corporation (the “PBGC”), have been paid in full with regard to each Employee Benefit Plan. Except as disclosed on Schedule 3.13(f), none of the Employee Benefit Plans has unfunded benefit liabilities, as defined in Section 4001(a)(16) of ERISA. No accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred with respect to any Employee Benefit Plan, whether or not waived. Neither Company nor any Subsidiary has any Liability (i) for any Lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (ii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iii) for any excise tax imposed by § 4971 of the Code, (iv) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code, or (v) to provide security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code. None of the Employee Benefit Plans provides for any unpredictable contingent event benefit (as that term is defined in Section 302(d)(7)(B) of ERISA or Section 412(1)(7)(B) of the Code).

        (g)     Except as disclosed on Schedule 3.13(g), neither Company, nor any entity while an ERISA Affiliate, has incurred any unsatisfied liability under Title IV of ERISA. None of the Employee Benefit Plans which are subject to Title IV of ERISA has been completely or partially terminated and no Liability has been incurred (but not reported) under any Employee Benefit Plan with respect to any current or former employee (or the spouse of dependent of such employee) which is, individually or in the aggregate, material. Neither Company nor any Subsidiary has incurred any Lien under Section 401(a)(29) of the Code or any material Liability for any Tax or civil penalty imposed by Section 4971, 4975, or 4976 of the Code or Section 502 of ERISA.

        (h)     Except as set forth in Schedule 3.13(h), no current or former director, officer, or employee of Company or any Subsidiary will be entitled to any payment (including severance, unemployment compensation, golden parachute, or otherwise), additional benefits or any acceleration of the time of payment or vesting of any benefits under any Employee Benefit Plan as a result of the Transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment) and no trustee under any “rabbi trust” or similar arrangement in connection with any Employee Benefit Plan will be entitled to any payment as a result of the transactions contemplated by this Agreement.

        (i)     Company has not paid any bonuses to any employee with respect to the fiscal year beginning January 1, 2005 under any bonus plan listed in Schedule 3.13(i) or otherwise, and it is expected that no employee will be entitled to be paid any such bonus.

        (j)     Each Employee Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(i) of the Code) complies with the applicable requirements of Section 4980B(f) of the Code, other than instances of noncompliance that, individually and in the aggregate, are not material.

        (k)     Except as disclosed in Schedule 3.13(k), neither Company, nor any of its Subsidiaries or any entities while ERISA Affiliates, has, within the preceding six years established, maintained, contributed to or has any Liability with respect to, any Employee Benefit Plan that has ever been a multiemployer plan within the meaning of ERISA Section 3(37) or 4001(a)(3) or Code Section 414(f) or that has ever been subject to Code Section 412 or ERISA Section 302, or (iv) that has ever been a “multiple employer welfare plan” or a “multiple employer welfare arrangement within the meaning of ERISA §514(b)(6) or a welfare benefit fund within the meaning of Code Section 419(e). Except as disclosed in Schedule 3.13(k), there is no potential withdrawal liability in connection with any such plans or arrangements.

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        (l)     The pass-through voting procedures in place under the Fresh Brands Distributing, Inc. Retirement Savings Plan, with regard to Common Stock held thereunder, comply with the provisions of ERISA and the Code.

        Section 3.14.     Trade Rights. Schedule 3.14 contains a true, correct and complete list of all material Company Trade Rights (to the extent susceptible to listing). Schedule 3.14 also specifies which of Company Trade Rights are registered. All Company Trade Rights shown as registered in Schedule 3.14 have been properly registered in all jurisdictions where required, which jurisdictions are set forth in Schedule 3.14. All pending registrations and applications have been properly made and filed, and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. The Company and each of the Subsidiaries takes reasonable measures to protect the confidentiality of trade secrets. To conduct its Business as it is currently conducted, neither Company nor any Subsidiary requires any Trade Rights that it does not already have, except where the failure to have such Trade Rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Company Trade Rights are owned by Company or a Subsidiary, free and clear of all Liens except Permitted Liens. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither Company nor any Subsidiary is infringing or has infringed any Trade Rights of another and, to Company’s Knowledge, no person or entity is infringing or has infringed any of Company Trade Rights. There is no pending or, to Company’s Knowledge, threatened claim, suit, Litigation, arbitration or other adversarial proceeding involving the Company Trade Rights alleging that the activities or the conduct of Company’s or any of the Subsidiaries’ businesses infringes upon or otherwise violates the Trade Rights of any third party or challenging Company’s or any of the Subsidiary’s ownership, use, validity, enforceability or registrability of any Trade Rights. Except as set forth in Schedule 3.14, neither Company nor any Subsidiary has granted any license or made any assignment of any of Company Trade Rights. Except as set forth in Schedule 3.14, neither Company nor any Subsidiary pays any royalties or other consideration for the right to use any Trade Rights of others.

        Section 3.15.     Major Suppliers. Schedule 3.15 contains a true, correct and complete list of the twenty (20) largest suppliers to Company and Subsidiaries (on a consolidated basis) for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year and whether such supplier is an Affiliate or third party. Except as set forth on Schedule 3.15, since January 1, 2004, none of the foregoing suppliers has provided Company with notice in writing, or to Company’s Knowledge, orally that it will stop or materially decrease the supply of materials, products or services to Company or such Subsidiary, or that it will implement material changes in the terms and conditions in the provision of such materials, products or services adverse to Company or such Subsidiary, or is otherwise involved in, or is threatening, a dispute with Company or any of the Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

        Section 3.16.     Proxy Statement. Any proxy statement to be sent to the shareholders of Company in connection with a meeting of Company’s shareholders to consider the Merger (the “Company Shareholders’ Meeting”) (such proxy statement, as amended or supplemented, is herein referred to as the “Proxy Statement”), will comply in all material respects with the applicable requirements of the Exchange Act (including the rules and regulations thereunder) and the WBCL, except that no representation or warranty is being made by Company with respect to Parent Information. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to shareholders, at the time of Company Shareholders’ Meeting, at the time of any amendment or supplement thereof and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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        Section 3.17.     Brokers. Other than William Blair & Company, L.L.C. (the “Company’s Financial Advisor”), the fees and expenses of which will be paid by Company, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or other fee or commission in connection with the Transactions based upon arrangements made by and on behalf of Company.

        Section 3.18.     Board Approval; Takeover Statutes; Required Vote. The Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Merger, taken together, are fair to and in the best interests of the shareholders of Company, (ii) duly and validly approved and taken all corporate action required to be taken by the Board of Directors to authorize the consummation of the Merger and the Transactions, and (iii) resolved to recommend that the shareholders of Company approve and adopt this Agreement and the Merger (the “Company Board Recommendation”) and, except as permitted by the terms of this Agreement (including Sections 4.04, 6.01(c)(ii) and 6.03(b) hereof), none of the aforesaid actions by the Board of Directors has been amended, rescinded or modified. Such approval is sufficient to render inapplicable to the Merger and this Agreement the limitations on business combinations contained in any restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including, without limitation, Sections 180.1130 – 180.1150 of the WBCL) or restrictive provision of any applicable anti-takeover provision in Company’s Articles of Incorporation or By-Laws. No other state takeover statute or similar statute or regulation or other comparable takeover provision of Company’s Articles of Incorporation or By-Laws applies to the Merger, this Agreement or any of the Transactions contemplated by this Agreement. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of Company’s capital stock necessary to approve the Merger (the “Requisite Shareholder Vote”). No vote of any class or series of Company’s capital stock is necessary to approve any of the Transactions other than the Merger.

        Section 3.19.     Rights Agreement. The Board of Directors of Company has amended the Rights Agreement so that (a) neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions contemplated hereby will (i) cause the Rights to become exercisable, (ii) cause Parent or any of its Affiliates or Associates (as each such term is defined in the Rights Agreement) to become an Acquiring Person (as such term is defined in the Rights Agreement) or (iii) give rise to a Shares Acquisition Date or a Distribution Date (as each such term is defined in the Rights Agreement), and (b) the Rights will expire immediately prior to the Effective Time without any payment being made in respect thereof. The Company has delivered to Parent a true and complete copy of such amendment.

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        Section 3.20.     Opinion of Financial Advisor. William Blair & Company, L.L.C., the Company’s Financial Advisor, has delivered to the Board of Directors its written opinion, dated as of the date of this Agreement, that based on the assumptions, qualifications and limitations contained therein, the Merger Consideration to be received by Company’s shareholders in the Merger is fair, from a financial point of view, to such shareholders as of the date of such opinion, and a copy of such opinion has been delivered to Parent. Company has been authorized by Company Financial Advisor to permit inclusion of such opinion in the Proxy Statement.

        Section 3.21.     Affiliate Transactions. Except as set forth in the Available Company SEC Documents, since January 1, 2003 there have been no transactions, agreements, arrangements or understandings between Company or any Subsidiary, on the one hand, and their respective directors, officers or Affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursements of ordinary expenses). To the Knowledge of Company, except as set forth in Schedule 3.21 or in the Available Company SEC Documents, no director, officer of Company or any Subsidiary or any Franchisee owns, directly or indirectly, any material interest in, or is an officer, director, employee or consultant of, any Person which is a competitor, lessor, lessee, customer or supplier of Company; and except as set forth in Schedule 3.21 or in the Available Company SEC Documents, no officer or director of Company or any of Subsidiary (i) owns, directly or indirectly, in whole or in part, any material Trade Rights which Company or any Subsidiary is using or the use of which is necessary for the Business, (ii) owes any money to Company or any Subsidiary (except for reimbursement of advances in the ordinary course of business consistent with past practice) or (iii) is a party to any Contract with Company or any of its Subsidiaries.

        Section 3.22.     Directors and Officers. Schedule 3.22 sets forth a true and complete list of (a) the names and current salaries of all directors and officers of each of Company and the Subsidiaries, and (b) the number of shares of the Company Stock owned beneficially or of record, or both, by each such person.

        Section 3.23.     Records. The corporate record books of Company and its Subsidiaries accurately reflect in all material respects all material actions taken by the Boards of Directors and committees of the Board of Directors of Company and its Subsidiaries. Complete and accurate copies of all such record books have been made available by Company to Parent.

        Section 3.24.     Franchising Contracts and Franchise Program.

        (a)    Franchising Contracts. Company has made available to Parent correct and complete copies of each of its Franchising Contracts and each guarantee of a Franchisee’s performance thereunder. Schedule 3.24 hereto lists all Franchise Contracts and guarantees and all Franchisees that are either (i) parties to currently effective Franchising Contracts or (ii) currently operating businesses using any Trade Rights of Company or any Subsidiary, setting forth (A) the identity of each such Franchisee, and (B) the date upon which the Franchising Contract was executed. There are no currently effective Franchising Contracts not listed on Schedule 3.24. Neither Company nor any of its predecessors or Affiliates has sold a Franchise to any Franchisee located in Iowa, Michigan or Minnesota.

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        (b)    Validity of Franchising Contracts. Except as set forth on Schedule 3.24 and except for such as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Franchising Contract and guarantee of the Franchisee’s obligations pursuant thereto listed thereon is legal, valid, binding and enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights generally and by principles of equity) and in full force and effect, (ii) neither Company nor any of the Subsidiaries nor, to the Knowledge of Company, any other party to such Franchising Contract or any guarantor of the Franchisee’s obligations thereunder is in breach or default (with or without notice or lapse of time or both) under the Franchising Contract or such guarantee, and to Company’s Knowledge no event has occurred which would permit termination, modification, or acceleration, under the Franchising Contract or any such guarantee, (iii) neither Company nor any of the Subsidiaries has, and to the Knowledge of Company, no other party to such Franchising Contract or guarantee has, repudiated any provision of the Franchising Contract or guarantee, (iv) to Company’s Knowledge, no grounds exist for the rescission of any Franchising Contract or guarantee of the Franchisee’s obligations pursuant thereto, and (v) consummation of the transaction contemplated by this Agreement will not constitute a breach or default under, or permit termination, modification, or acceleration under any Franchising Contract or any guarantee of the performance of a Franchisee.

        (c)    Compliance with Law. Except such as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) Company and the Subsidiaries are in compliance with and have complied with all Law regarding the promotion, marketing, advertising, offering and sale of franchises, the relationship of franchisors and franchisees, the termination and renewal of Franchising Contracts, the conduct of their business as a franchisor under the Franchising Contracts and the conduct of business by an entity resident in the United States generally and with respect to each Franchising Contract and Franchisee, (ii) Company and the Subsidiaries have timely effected all filings and registrations required by Law for the offer and sale of franchises and the conduct of a franchising business required by their activities in Wisconsin and Illinois, (iii) all offers and sales of franchises have been made pursuant to effective registrations, exemptions or exclusions as required by Wisconsin, Illinois or federal Law, and in connection with consummation of each transaction evidenced by a Franchising Contract, disclosure documents, if required, and execution copies of Franchise agreements and related documents were provided on a timely basis as required by Law applicable to the transaction, (iv) each disclosure document delivered to current or former Franchisees and each disclosure document provided to any Authority was correct and complete when delivered or provided, made all disclosures required by Law, and did not omit to state any material fact necessary to make the disclosures contained in the disclosure document not misleading.

        (d)    No Encroachment. No Franchisee is assigned or otherwise has exclusive rights to a geographic or other territory pursuant to any Franchising Contract.

        (e)    Promotion Accounts. There are no advertising fees paid by Franchisees pursuant to any Franchising Contract and no accounts which Company or any Subsidiary maintains or controls and into which Company or any Subsidiary deposits any advertising fees paid by Franchisees.

        (f)    No Brokers. The Company and the Subsidiaries do not, and have not, engaged any person or entity to act as a franchise broker in connection with any transaction evidenced by a Franchising Contract. No person or entity other than Company, the Subsidiaries and their respective employees has been involved in the identification, recruitment, lead generation and solicitation of prospective franchisees.

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        (g)    No Consent. Company may enter into this Agreement and consummate the Transactions contemplated hereby without the consent of any Franchisee.

ARTICLE IV
COVENANTS

        Section 4.01.     Conduct of Business by Company Pending the Closing. Company covenants and agrees that, during the period from the date of this Agreement to the Effective Time, except as expressly required or permitted by this Agreement, as set forth on Schedule 4.01, or otherwise with the prior written consent of Parent, the Business of Company and Subsidiaries, and the use, operation, maintenance and repair of the Owned Real Property and the Leased Real Property, the conduct of the audit of Company’s consolidated financial statements, and the ordering of goods and services sufficient for the operation of the Business as currently conducted shall be conducted in the usual and ordinary course of business consistent in all material respects with past practices, and Company shall use its commercially reasonable efforts to (a) preserve substantially intact its current business organizations, material insurance policies and Trade Rights and goodwill; (b) preserve in all material respects its present relationships with suppliers, lessors, employees, customers, liaisons, licensees, wholesalers, franchisees and other Persons with which it has significant business relations; and (c) comply in all material respects with all Laws applicable to it or any of its properties, assets or Business. Without limiting the generality of the foregoing, Company shall not, and it shall cause Subsidiaries not to, between the date of this Agreement and the Effective Time, except as expressly required or permitted by this Agreement, directly or indirectly, do, or commit to do, any of the following without the prior written consent of Parent:

        (i)     Amend or otherwise change its Articles of Incorporation or By-Laws or the equivalent organizational documents or amend or grant any waiver under the Rights Agreement;

        (ii)     Sell, dispose of, transfer, further pledge or further encumber any stock owned by Company in any of Subsidiaries;

        (iii)     Issue, reissue, sell, transfer, deliver, pledge, or authorize the issuance, reissuance, transfer, delivery, pledge or sale of any shares of capital stock of any class, any Voting Debt or other voting securities, or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock, Voting Debt, voting securities, convertible or exchangeable securities or any other ownership interest (including, but not limited to, stock appreciation rights, phantom stock, phantom stock rights, or stock-based performance units) of Company or any Subsidiary (except for the issuance of Shares required to be issued pursuant to the terms of the Options outstanding as of the date hereof) or make any other changes in its capital structure;

        (iv)     Declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or distributions by any wholly owned Subsidiary to its parent);

        (v)     Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock of Company or any Subsidiary or any securities convertible into or exercisable for any such shares of its capital stock or securities, except for payments in respect of the cancellation of outstanding Options to the extent and subject to the terms and conditions set forth on Schedule 4.01;

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        (vi)     Acquire (by merger, consolidation, or acquisition of stock or assets, by purchasing an equity interest in, by forming a partnership, joint venture or similar transaction with, or in any other manner, but without giving retroactive effect to FIN 46 with respect to actions prior to the date of this Agreement), any corporation, partnership, Person or other business organization or division thereof, or a substantial portion of the assets thereof;

        (vii)     Incur, create or assume any Indebtedness (including by issuance of debt securities) other than borrowings in the ordinary course of business under Company’s existing credit facility or issue any debt securities or warrants or other rights to acquire any debt securities of Company or any Subsidiary, or assume, guarantee or endorse (other than for collection or deposit in the ordinary course of business or for guarantees of franchisee obligations to the extent permitted under Company’s applicable credit agreements), or otherwise as an accommodation become responsible for, the obligations or Indebtedness of any Person, or make any loans or advances or make any capital contributions to, or investments in, any other Person;

        (viii)     Enter into, or modify, amend or terminate any Material Contract;

        (ix)     (A) Increase the compensation or fringe benefits of, or pay any benefit not required by any contract, plan or arrangement in effect as of the date hereof to, any of its directors, officers or employees (including, without limitation, any bonus), except (1) as required by contractual obligations existing as of the date hereof and disclosed in writing to Parent prior to the date hereof and (2) for increases in salary or wages in connection with a promotion or change in position granted to employees (other than officers) of Company or a Subsidiary in the ordinary course of business in accordance with past practice, or (B) except as is required by Law, establish, adopt, enter into or amend or terminate, or take any action to accelerate or increase any rights or benefits under, or grant any awards under, or make any material determination not in the ordinary course of business consistent with past practice under, any Employee Benefit Plan, any other employee benefit plan or agreement, plan or policy between Company or a Subsidiary and one or more of its directors, officers or employees, or (C) increase the compensation of, or financial arrangements with, or pay or agree to pay any benefit not required by any oral or written contract or arrangement in effect as of the execution and delivery hereof, to Company’s Financial Advisor or Company’s legal counsel;

        (x)     Except as may be required as a result of a change in Law or in generally accepted accounting principles or audit practices, change any of the financial or tax accounting methods, practices or principles used by it;

        (xi)     Adopt or authorize a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company or any Subsidiary (other than the Merger);

        (xii)     Sell, lease or sublease (as lessor or sublessor), license, assign or otherwise dispose of or subject to any Lien any properties or assets (including, without limitation, stores), except (a) sales of inventory or obsolete assets in the ordinary course consistent in all material respects with past practice, (b) pursuant to existing Contracts disclosed in writing to Parent prior to the date of this Agreement, and (c) Permitted Liens;

        (xiii)     Enter into any transaction, agreement, arrangement or understanding between (i) Company or any Subsidiary, on the one hand, and (ii) any Affiliate of Company (other than the Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K;

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        (xiv)     Settle or dismiss any Litigation threatened against, relating to or involving Company and any Subsidiary in connection with any business, asset or property of Company and any Subsidiary, other than in the ordinary course of business but not, in any individual case, in excess of $25,000 or in a manner that would prohibit or materially restrict Company from operating as it has historically;

        (xv)     (i) Make any material Tax election, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Tax Return with respect to any material Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax or (vi) surrender any right to claim a material Tax refund;

        (xvi)     Make or agree to make any new capital expenditure or expenditures (other than expenditures related to routine maintenance of existing operations in the ordinary course of business consistent with past practices) that, individually, is in excess of $10,000 or, in the aggregate during any calendar month, are in excess of $25,000;

        (xvii)     Conduct its business in a method or manner that differs materially from the method and manner in which it conducts business as of the date hereof (including, without limitation, the addition of fuel sales capability at any location in which such fuel sales are not presently made, including the acquisition of any equipment, the entry into any construction arrangement, or other matters incident or preparatory to the provision of such fuel sales); or

        (xviii)     Take, or propose to take, or agree to take in writing or otherwise, any of the actions described in this Section 4.01, any action which would cause any representation or warranty in this Agreement to become untrue or incorrect in any material respect or any conditions to the Merger set forth in Article V to not be satisfied.

        Section 4.02.     No Solicitation.

        (a)     From the date of this Agreement until the earlier of termination of this Agreement in accordance with Section 6.01 (and the payments, if any, required to be made in connection with such termination pursuant to Section 6.03(b) have been made) or the Effective Time, Company shall not, and shall not permit any of its Affiliates to, and shall cause its and its Affiliates’ officers, directors, employees, consultants, representatives and other agents, including, but not limited to, investment bankers, attorneys and accountants (collectively, the “Representatives”), not to, directly or indirectly, (i) solicit, initiate, or encourage, or knowingly induce, or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or, in connection with any Acquisition Proposal, furnish or provide access to any Person (other than Parent and Acquisition Sub and their Representatives) to properties, books and records or any nonpublic information or data with respect to Company or any of its Affiliates, or (iii) approve or recommend, or propose to approve or recommend any Acquisition Proposal, or (iv) enter into any agreement, understanding, letter of intent or similar document contemplating or otherwise relating to any Acquisition Proposal (except for any confidentiality agreement required by Section 4.02(b)(i)(E)) or approve or resolve to approve any Acquisition Proposal, or (v) take any action to make the provisions of the Rights Agreement or any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including, without limitation, Sections 180.1130 through 180.1150, inclusive, of the WBCL) or any restrictive provision of any applicable anti-takeover provision in Company’s Articles of Incorporation or By-Lawsinapplicable to any transactions contemplated by an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Representatives, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Company or any Affiliate or otherwise, shall be deemed to be a breach of this Section 4.02 by Company.

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        (b)     Notwithstanding the foregoing, this Section 4.02 shall not prohibit Company or the Representatives from:

(i) participating in any discussions or negotiations regarding any Acquisition Proposal that is submitted to Company after the date of this Agreement by any Person (including, without limitation, any Person with whom Company was in discussions regarding a potential Acquisition Proposal prior to the date hereof) or, in connection with any such Acquisition Proposal, furnishing or providing access to any Person to properties, books and records or any nonpublic information or data with respect to Company or any of its Affiliates, in response to an unsolicited, bona fide and written Acquisition Proposal that is submitted to Company by such Person after the date of this Agreement and prior to the adoption of this Agreement by Company’s shareholders in accordance with this Agreement if and only if, prior to taking any of the actions set forth above, (A) none of Company, any of its Affiliates or any of the Representatives shall have violated any of the provisions of this Section 4.02, and (B) the Board of Directors determines in good faith, after consultation with its outside legal counsel and a nationally recognized financial advisor (which may be the Company’s Financial Advisor), (x) that such Person is reasonably capable of consummating such Acquisition Proposal taking into account the legal, financial, regulatory and other aspects of such Acquisition Proposal and (y) that such Acquisition Proposal will result in, or could reasonably be expected to constitute or result in, a Superior Proposal from the party that made the applicable Acquisition Proposal (or such party’s Affiliates), and (C) the Board of Directors determines in good faith, after consultation with its outside legal counsel and a nationally recognized financial advisor (which may be the Company’s Financial Advisor), that the taking of such action is reasonably necessary in order for the Board of Directors to comply with its fiduciary duties to Company’s shareholders under applicable Law, and (D) within one Business Day following any determination by the Board of Directors referred to in clauses (B) or (C) above Company gives Parent written notice of such determination and at least two Business Days prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, Company gives Parent written notice of Company’s intention to participate in discussions or negotiations with, or furnish or disclose nonpublic information to, such Person, and (E) in each such case, the Board of Directors has received from the Person being furnished or disclosed any nonpublic information, an executed confidentiality agreement (the subject matter of which shall be limited to the protection of nonpublic information or standstill provisions) on terms no less favorable to Company in any material respect than those contained in the Confidentiality Agreement, which confidentiality agreement shall in no event provide such Person with any exclusive right to negotiate with Company or have the effect of prohibiting Company from satisfying its obligations under this Agreement, and (F) simultaneous with or prior to furnishing or disclosing any nonpublic information to such Person, Company furnishes such information to Parent (to the extent such information has not been previously delivered or made available by Company to Parent); or

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(ii) approving or recommending, or entering into, a definitive agreement with respect to an unsolicited, bona fide and written Acquisition Proposal that is submitted to Company after the date of this Agreement and prior to the adoption of this Agreement by Company’s shareholders in accordance with this Agreement if and only if (A) none of Company, any of its Affiliates or any of the Representatives have violated any of the provisions of this Section 4.02, and (B) the Board of Directors determines in good faith, after consultation with its outside legal counsel and a nationally recognized financial advisor (which may be Company’s Financial Advisor), that such proposal is a Superior Proposal and that the termination of this Agreement to accept such Superior Proposal and/or the recommendation of such Superior Proposal to the shareholders of Company is reasonably necessary in order for the Board of Directors to comply with its fiduciary duties to Company’s shareholders under applicable Law, provided, however, that Company shall not have the right to take any such action or to terminate this Agreement pursuant to Section 6.01(d)(ii) hereof and the Board of Directors shall not recommend a Superior Proposal to Company’s shareholders pursuant to this Section 4.02, and any purported termination pursuant to Section 6.01(d)(ii) hereof shall be void and of no force or effect, unless prior to any such termination (1) Company has provided Parent with written notice that it intends to terminate this Agreement pursuant to Section 6.01(d)(ii) hereof and take such action with respect to a Superior Proposal, such notice to specify in reasonable detail the material terms and conditions of the Superior Proposal then determined to be more favorable, the parties thereto, and shall be accompanied by a copy of the proposed acquisition agreement for such Superior Proposal and any ancillary agreements each in substantially the form to be entered into, such notice and documents to be delivered not less than three full Business Days prior to the time the action is to be taken; and (2) during the three full Business Day period following the delivery of the notice referred to in clause (1) above, Parent shall have the right to propose adjustments in the terms and conditions of this Agreement and Company and its advisors shall negotiate in good faith with Parent in an effort to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, (3) following any such negotiations and adjustments pursuant to clause (2) above, the Board of Directors determines in good faith, after consultation with its outside legal counsel and a nationally recognized financial advisor (which may be Company’s Financial Advisor), that such proposal is a Superior Proposal and that the termination of this Agreement to accept such Superior Proposal and/or the recommendation of such Superior Proposal to the shareholders of Company is reasonably necessary in order for the Board of Directors to comply with its fiduciary duties to Company’s shareholders under applicable Law, (4) at least three full Business Days after Parent receives the written notice from Company referred to in clause (1) above, Company delivers to Parent (a) a written notice of termination of this Agreement pursuant to Section 6.01(d)(ii), and (b) a wire transfer of immediately available funds in the amount of the Termination Fee pursuant to Section 6.03(b); and (5) Company does not approve or recommend or enter into a definitive agreement with respect to any Acquisition Proposal at any time before Parent receives the written notice from Company and payment of the Termination Fee referred to in clause (4) above. Any withdrawal, modification or amendment of the recommendation of the Board of Directors, or any approval or recommendation or proposed approval or recommendation of any Superior Proposal or the entry by Company into any agreement with respect to any Superior Proposal shall not change the approval of the Board of Directors for purposes of causing any state takeover statute or other state law to be inapplicable to the Transactions contemplated hereby, including the Merger.

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        (c)     Company, its Affiliates and the Representatives shall immediately cease and cause to be terminated any and all existing discussions, negotiations, communications with any Persons with respect to any existing or potential Acquisition Proposal. Company agrees not to release any Person from, waive any provisions of, or fail to use reasonable best efforts to enforce any confidentiality agreement or standstill agreement to which Company or any of the Subsidiaries is a party. Company also shall, if it has not already done so, request within three Business Days of the date of this Agreement, to the extent it has a contractual right to do so, that each Person, if any, that has heretofore executed a confidentiality agreement within the 12 months prior to the date of this Agreement in connection with its consideration of any Acquisition Proposal return or destroy all confidential information or data heretofore furnished to such Person by or on behalf of Company or any of its Subsidiaries.

        (d)     Company shall promptly (and in any event within 24 hours after receipt of an Acquisition Proposal) notify Parent orally and confirm in writing if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Company or its Representatives, in each case in connection with any Acquisition Proposal or the possibility or consideration of making an Acquisition Proposal (“Acquisition Proposal Interest”), and such notice shall indicate the name of the Person making such Acquisition Proposal Interest and describe in reasonable detail the material terms and conditions of such Acquisition Proposal Interest. Company agrees that it shall keep Parent informed, on a current basis, of the status and material terms and conditions of any Acquisition Proposal Interest.

        (e)     “Acquisition Proposal” shall mean any proposal or offer from any Person (in each case, whether or not in writing and whether or not delivered to the shareholders of Company generally) relating to (i) any direct or indirect acquisition or purchase of at least a 10% portion of the assets of Company or any of its Subsidiaries or of over 10% of any class of equity securities of Company or any of its Subsidiaries, (ii) any tender offer or exchange offer involving any class of equity securities of Company or any of its Subsidiaries, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries or (iv) any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger, or (v) any other transaction similar to any of the foregoing with respect to Company or any of its Subsidiaries; in each case other than any Transactions to be effected pursuant to this Agreement. “Superior Proposal” shall mean a bona fide written Acquisition Proposal made by any Person to acquire all of the issued and outstanding Shares pursuant to a tender offer or a merger or to acquire all or substantially all of the assets of Company and the Subsidiaries on a consolidated basis, that is (x) reasonably capable of being consummated and (y) would, if consummated, result in a transaction more favorable to Company’s shareholders, from a financial point of view, than the Transactions contemplated by this Agreement (taking into account the nature of the currency and all legal, financial, regulatory, and similar aspects of, and conditions to, the proposal and the Person making the proposal, and after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by Parent in response to such Acquisition Proposal, including taking into account the nature of the currency and all legal, financial, regulatory, and similar aspects of, and conditions to, the adjustments).

        (f) Nothing contained in this Section 4.02 shall prohibit Company or its Board of Directors from taking and disclosing to Company’s shareholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act (provided that neither Company nor its Board of Directors may recommend any Acquisition Proposal unless permitted by this Section 4.02 and Company may not fail to make or withdraw, modify or change in a manner adverse to Parent all or any portion of the Company Board Recommendation unless permitted by Section 4.04 (in which case Parent shall have the right to terminate this Agreement as set forth in Section 6.01(c)(ii) and be paid the Termination Fee), and provided further that, notwithstanding anything herein to the contrary, any “stop-look-and-listen” communication by the Board of Directors of Company to the shareholders of Company pursuant to Rule 14d-9(f) of the Exchange Act, or any similar communication to the shareholders of Company in connection with the commencement of a tender offer or exchange offer containing only the substance of a “stop-look-and-listen” communication pursuant to Rule 14d-9(f), shall not be deemed to constitute a withdrawal, modification or change in any manner adverse to Parent of, all or a portion of the Company Board Recommendation).

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        Section 4.03.     Access to Information.

        (a)     Subject to applicable Law, during the period commencing on the date hereof and ending on the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 6.01, Company shall, and shall cause each of Subsidiaries to, upon reasonable notice, afford Parent and Acquisition Sub, and their respective authorized Representatives, reasonable access during normal business hours to the employees, assets, properties, contracts, books and records of Company and Subsidiaries so that they may have the opportunity to make such investigations as they shall desire of the affairs of Company and Subsidiaries; provided, however, that such investigation shall not affect the representations and warranties made by Company in this Agreement. Company shall furnish as promptly as practicable to Parent and Acquisition Sub a copy of each form, report, schedule, statement, registration statement and other document filed by it or Subsidiaries during such period pursuant to the requirements of federal or state securities Laws or the WBCL. Company shall furnish as promptly as practicable to Parent and Acquisition Sub an unaudited monthly consolidated balance sheet of Company and the Subsidiaries for the month then ended and related consolidated statements of earnings, cash flows and shareholders’ equity (which Company will use commercially reasonable efforts to furnish no later than ten days after the end of each month). Company further agrees to, and to use its reasonable efforts to cause its Representatives to, in a manner consistent with the fulfillment of their ongoing duties and obligations, furnish such additional financial and operating data (including accounting work papers of Company and, to the extent reasonably available to Company, of Company’s auditors) and other information concerning the finances, operations and Business of Company or any Subsidiary, as Parent may reasonably request, and respond to such inquiries as Parent and Acquisition Sub shall from time to time reasonably request and use commercially reasonable efforts to make available during normal business hours to Parent, Acquisition Sub and their authorized Representatives the appropriate individuals (including management, personnel, employees, vendors, landlords/sublandlords, tenants, licensees, franchisees, attorneys, accountants and other professionals) for discussion of (A) Company’s business, properties and personnel and (B) Parent’s business, operating and financial plans for the Business following the Closing, in each case as Parent may reasonably request. Without limiting the generality of the foregoing, Company shall keep Parent apprised on a current and timely basis of the status of, and any significant issues relating to, the audit of Company’s consolidated financial statements, and Company shall provide Parent with prompt written notice of all proposed adjustments and significant unresolved issues identified or raised by such independent public accounting firm following completion of its field work in connection with such audit. Notwithstanding the foregoing, nothing herein shall require Company or any of its Subsidiaries to disclose any information that would cause a violation of Law or any confidentiality agreement in effect as of the date of this Agreement or waive any attorney-client privilege (in which case the parties will make appropriate substitute disclosure arrangements, if such arrangements can be made by the parties using their reasonable best efforts and, if material to Company, without such violation or waiver); provided further, that all requests for such access, inspection or information pursuant to this Section 4.03 shall be made through Company’s Chief Operating Officer or such other person as he shall designate in writing to Parent. All nonpublic information provided to, or obtained by, Parent in connection with the transactions contemplated hereby shall be “Confidential Information” for purposes of the Confidentiality Agreement.

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        (b)     Subject to applicable Law, during the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 6.01, Parent shall cause its Representatives to furnish such information and respond to such inquiries as Company shall from time to time reasonably request regarding post-closing integration and operational issues.

        Section 4.04.     Company Shareholders’ Meeting. Company shall promptly take all action necessary in accordance with the WBCL and its Articles of Incorporation and By-Laws to convene Company Shareholders’ Meeting, regardless of whether the Board of Directors has withdrawn or modified the Company Board Recommendation at any time after the date of this Agreement. The only shareholder vote required for approval of the Merger and this Agreement shall be the affirmative vote of the holders of a majority of the outstanding Shares. No other vote of the holders of any class or series of the capital stock of Company is necessary to approve any of the other transactions contemplated hereby. Company shall include the Company Board Recommendation in the Proxy Statement and shall use its reasonable best efforts to solicit from shareholders of Company proxies in favor of the Merger and shall take all other reasonable action necessary or, in the reasonable opinion of Parent, advisable to secure any vote of shareholders required by the WBCL to effect the Merger; provided, however, that subject to the terms of this Agreement (including Sections 6.01(c)(ii) and 6.03(b) hereof), the Board of Directors may withdraw or modify the Company Board Recommendation if the Board of Directors shall have determined in good faith, after consultation with its outside legal counsel and a nationally recognized financial advisor (which may be Company’s Financial Advisor), that the taking of such action is reasonably necessary in order for the Board of Directors to comply with its fiduciary duties to Company’s shareholders under applicable Law.

        Section 4.05.     Proxy Statement.

        (a)     As soon as practicable after the date of this Agreement, Company shall prepare and file the Proxy Statement with the SEC (provided that Parent and its counsel shall be given opportunity to review and comment on the Proxy Statement prior to its filing with the SEC). Parent and Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, (i) Company will provide Parent with a reasonable opportunity to review and comment on the Proxy Statement (including all amendments and supplements thereto) and all responses to comments or requests of the SEC prior to their being filed with or sent to the SEC, and (ii) Parent will furnish to Company the information relating to it and Acquisition Sub required by the Exchange Act to be set forth in the Proxy Statement. The Proxy Statement shall contain the Company Board Recommendation, unless the Board of Directors shall have determined in good faith and in accordance with the terms of this Agreement (including Sections 4.04, 6.01(c)(ii) and 6.03(b) hereof), after consultation with its outside legal counsel and a nationally recognized financial advisor (which may be Company’s Financial Advisor), that inclusion of such recommendation would cause the Board of Directors to not comply with its fiduciary duties to Company’s shareholders under applicable Law.

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        (b)     Company shall as soon as reasonably practicable notify Parent of the receipt of any comments from or other correspondence with the SEC staff with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information (and promptly deliver a copy of such comments, correspondence or request to Parent). Company shall use its reasonable best efforts, after consultation with Parent, to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to Company’s shareholders as promptly as practicable after the Proxy Statement is cleared by the SEC.

        (c)     Company agrees, as to information with respect to Company, its officers, directors, shareholders, Subsidiaries and Business contained in the Proxy Statement, and Parent agrees, as to information with respect to Parent, Acquisition Sub and its officers, directors and shareholders furnished by Parent for inclusion in the Proxy Statement, that such information, at the date the Proxy Statement is mailed and (as then amended or supplemented) at the time of the Company Shareholders’ Meeting, will not be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. If at any time prior to the Company Shareholders’ Meeting any event or circumstances relating to Company or any Subsidiary, or their respective officers or directors, should be discovered by Company that is required to be set forth in an amendment or a supplement to the Proxy Statement in order to make the statements therein, in light of the circumstances under which they were made, not misleading, Company shall promptly inform Parent and file such amendment or supplement with the SEC.

        Section 4.06.     Notification of Certain Matters. Company shall give prompt notice to Parent (a) of the occurrence or non-occurrence of any event whose occurrence or non-occurrence would reasonably be expected to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (b) any failure by Company to comply with in all material respects any of its covenants or agreements hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.06 shall not limit or otherwise affect the remedies available to Parent hereunder. Company shall give prompt notice to Parent of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

        Section 4.07.     Public Announcements. Company’s initial press release concerning the execution of this Agreement shall be reasonably acceptable to Parent. Thereafter, so long as this Agreement is in effect, Parent and Company shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger and shall not issue, or permit their Affiliates to issue, any such press release or make any such public statement prior to such consultation, except as may be required by Law or in accordance with any listing agreement with, or the rules, requirements or requests of, any securities exchange on which such party’s securities are listed or quoted (and, in such event, only if time does not reasonably permit).

        Section 4.08.     Commercially Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals of Governmental Entities or other Persons and to effect all necessary registrations and filings, and to use its commercially reasonable efforts to take, or cause to be taken, all other reasonable actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, (a) cooperating in responding to inquiries from, and making presentations to, shareholders, suppliers, franchisees, customers and regulatory authorities, (b) defending against and responding to any Litigation challenging or relating to this Agreement or the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered, by any court or other Governmental Entity vacated or reversed, (c) cooperating in the preparation and filing of the Proxy Statement, (d) promptly making all regulatory filings and applications, including without limitation any required filings under the HSR Act, and any amendments thereto as are necessary for the consummation of the transactions contemplated by this Agreement and (e) the taking of all acts reasonably necessary to cause the conditions precedent set forth in Article V to be satisfied. Notwithstanding anything herein to the contrary, in connection with any filing or submission or other action required to be made or taken by any party to effect the Merger and all other transactions contemplated hereby, Company shall not, without the prior written consent of Parent, commit to any divestiture transaction, and Parent shall not be required to divest or hold separate or otherwise take or commence to take any action that, in the reasonable discretion of Parent, limits its freedom of action with respect to, or its ability to retain, Company or any of Company’s Affiliates or Parent or any of Parent’s subsidiaries or any material portion of assets or Businesses of Company, its Subsidiaries, Parent or any of the Parent’s subsidiaries.

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        Section 4.09.     Takeover Statutes. If any state takeover statute or other similar Law becomes or is deemed to become applicable to the Merger, this Agreement or any of the transactions contemplated hereby, Company shall take all action necessary to render such Law inapplicable to all of the foregoing.

        Section 4.10.     Director and Officer Liability. For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless, to the fullest extent required and/or permitted by Article VIII of Company’s By-Laws in effect on the date hereof, the present and former officers and directors (each an “Indemnified Party”) of Company and its Subsidiaries against all Liabilities in respect of acts or omissions taken in their capacity as officers or directors of Company or its Subsidiaries at or prior to the Effective Time, including amounts paid in settlement or compromise with the approval of Parent (which approval shall not be unreasonably withheld, unreasonably conditioned or unreasonably delayed). Parent and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the Indemnified Parties as provided in the WBCL, the Articles of Incorporation or Article VIII of Company’s By-Laws in effect on the date hereof and the By-laws of Subsidiaries, in each case in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect for a period of six years after the Effective Time in accordance with their terms and without amendment thereof in any manner that would adversely affect the rights thereunder of individuals who are or at any time prior to the Effective Time were directors or officers of Company; provided, however, that any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under Article VIII of Company’s By-Laws in effect on the date hereof, any other similar organizational documents of Company and Subsidiaries, as the case may be, shall be made by in the manner provided in Article VIII of Company’s By-Laws in effect on the date hereof; and provided, further, that nothing in this Section 4.10 shall impair any rights of any Indemnified Party. Without limiting the generality of the preceding sentence, in the event that any Indemnified Party becomes involved in any actual or threatened Litigation covered by this Section 4.10 after the Effective Time, Parent shall cause the Surviving Corporation to, to the fullest extent required and/or permitted by Article VIII of Company’s By-Laws in effect on the date hereof, promptly advance to such Indemnified Party his or her legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith); provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. For six years after the Effective Time, Parent will cause the Surviving Corporation to, and Surviving Corporation will, without any lapse in coverage, provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by Company’s officers’ and directors’ liability insurance policies (each an “Insured Party”) on terms with respect to coverage and amount no less favorable than those of such policies in effect on the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to pay more than $600,000 in the aggregate to acquire a six year tail insurance policy to satisfy the requirement set forth in this Section, and if the aggregate premiums for such insurance would otherwise exceed $600,000, the Surviving Corporation shall be obligated to obtain a policy or policies with the greatest coverage available for a cost not exceeding such amount, provided, further, that if the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger and the continuing or surviving entity does not assume the obligations of the Surviving Corporation set forth in this Section 4.10, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 4.10. Parent shall cause the Surviving Corporation to reimburse all expenses, including reasonable attorney’s fees for one counsel or law firm, incurred by any Person to enforce the obligations of Parent and Surviving Corporation under this Section 4.10. Company shall cooperate with Parent and its insurance broker in connection with the provision of information relating to the analysis of, and application for, insurance responsive to the requirements of this Section.

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        Section 4.11.     Shareholder Litigation. Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date hereof against Company or any of its directors by any shareholder of Company relating to this Agreement, the Merger or any other Transaction, without the prior written consent of Parent (not to be unreasonably withheld, unreasonably conditioned or unreasonably delayed).

        Section 4.12.     Director and Officer Resignations. On the Closing Date, Company shall cause to be delivered to Parent duly executed resignations, effective as of the Effective Time, of each officer listed in Schedule 4.12 and each member of the Board of Directors of Company and each Subsidiary and shall take such other action as is necessary to accomplish the foregoing.

        Section 4.13.     Certain Arrangements.

        (a)     Company shall use commercially reasonable efforts to cause (i) the KEESA Contracts with each of Messrs. Stinebaugh, Dahly and Winding listed on Schedule 4.13(a) to be terminated prior to Closing, and (ii) the KEESA Contract with Mr. Livorsi listed on Schedule 4.13(a) to be amended prior to Closing to eliminate relocation as a “good reason” to terminate employment. Schedule 4.13(a) also lists the aggregate cash payments to be received by each of Messrs. Stinebaugh, Dahly and Winding upon Closing with respect to the termination of the KEESA Contracts with each of Messrs. Stinebaugh, Dahly and Winding listed on Schedule 4.13(a).

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        (b)     Schedule 4.13(b) includes copies of proposed new employment agreements with respect to each of Messrs. Stinebaugh and Dahly. Company and Acquisition Sub shall use commercially reasonable efforts to cause the agreements listed on Schedule 4.13(b) to have been executed and delivered prior to Closing (with such agreements to expressly by their terms bind the Surviving Corporation and be effective conditioned upon Closing). From and after Closing, Parent shall cause Surviving Corporation to fully honor all of the terms and conditions of the agreements listed on Schedule 4.13(b).

        (c)     Schedule 4.13(c) lists all of the KEESA Contracts currently in effect (other than those described in Section 4.13(a)) and the aggregate termination payments to be received by each party under such KEESA Contracts upon termination of employment or consulting relationship, as applicable, with Surviving Corporation. From and after Closing, Parent shall cause Surviving Corporation to fully honor all of the terms and conditions of the agreements listed on Schedule 4.13(c), including, without limitation, making the termination payments described on Schedule 4.13(c) under the terms and conditions provided in such agreements.

        Section 4.14.     Treatment of Stock Plans. Company shall cause all Company Stock Plans, and all Options granted thereunder, to be treated as set forth in Section 1.09 of this Agreement.

        Section 4.15.     Retirement Savings Plans. Company shall cause the trustee of the Fresh Brands Distributing, Inc. Retirement Savings Plan to vote the Common Stock held under said Plan in accordance with such Plan’s documents and voting procedures, in accordance with ERISA and the Code.

ARTICLE V
CONDITIONS TO THE MERGER

        Section 5.01.     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver (in writing) on or prior to the Effective Time of the following conditions:

        (a)     The Merger and this Agreement shall have been approved and adopted by the Requisite Shareholder Vote in accordance with Company’s articles of incorporation and the WBCL;

        (b)     No Law or Order shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger; and

        (c)     No action, suit, proceeding, Litigation or decision instituted by any Governmental Entity shall be pending seeking to prohibit, restrain, restrict or challenge the consummation of the Transactions contemplated by this Agreement; and

        (d)     The waiting period (and any extension thereof) under the HSR Act applicable to the Merger, if any, shall have expired or been terminated.

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        Section 5.02.     Conditions to Obligations of the Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to effect the Merger are further subject to the satisfaction or waiver (in writing) on or prior to the Closing Date of each of the following conditions:

        (a)    Representations and Warranties. (i) The representations and warranties of Company set forth in Sections 3.01, 3.02, 3.04, 3.17, 3.18, 3.19 and 3.20 shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date) and (ii) the other representations and warranties of Company contained herein shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except that the accuracy of representations and warranties that by their terms speak as of a specific date will be determined as of such specified date), other than, with respect to this clause (ii), for such failures to be true and correct that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. For purposes of determining the satisfaction of clause (ii) of this condition, the representations and warranties of Company shall be deemed not qualified by any references therein to materiality generally or to a Material Adverse Effect (or qualifiers similar to the foregoing).

        (b)    Performance of Obligations and Agreements of Company. Company shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement at or prior to the Closing Date;

        (c)    Certificate. Parent shall have received a certificate signed on behalf of Company by its chief operating officer and chief financial officer, certifying that the conditions set forth in Sections 5.02(a) and (b) have been satisfied; and

        (d)    KEESA Contracts. The KEESA Contract of Company with each of Messrs. Stinebaugh, Dahly and Winding shall have been terminated, and the KEESA Contract with Mr. Livorsi shall have been amended in accordance with Section 4.13 hereof, prior to the Effective Time; and

        (e)    Absence of Material Adverse Effect. Since the date of this Agreement, no event, condition, change or development, or worsening of any existing event, condition, change or development, shall have occurred that, individually or in combination with any other event, condition, change, development or worsening thereof, has had (and continues to have) or could reasonably be expected to have a Material Adverse Effect; and

        (f)       Option Cancellation Agreements. Company shall have delivered to Parent fully executed Option Cancellation Agreements, in substantially the form attached hereto as Exhibit A, from the holder of each outstanding Option providing for the termination of such Option immediately prior to the Effective Time; and

        (g)     Other Conditions.

            (i)     William Blair & Company, L.L.C., the Company’s Financial Advisor, shall have delivered to the Board of Directors its written opinion, dated as of the date of this Agreement, that based on the assumptions, qualifications and limitations contained therein, the Merger Consideration to be received by Company’s shareholders in the Merger is fair, from a financial point of view, to such shareholders as of the date of such opinion, and a copy of such opinion shall have been delivered to JPMorgan Chase Bank, N.A.;

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            (ii)     Not less than two Business Days prior to the Closing, Company shall have provided to Parent pay-off letters (the “Pay-off Letters”) from all of Company’s lenders in form and substance reasonably satisfactory to Parent (i) certifying that, upon payment of the payoff amounts set forth therein, all amounts owing under the Existing Credit Documents will be paid in full and all commitments thereunder shall be terminated and (ii) agreeing, upon receipt of the payoff amounts set forth therein, to promptly execute and deliver such releases and terminations of all Liens and security interests granted in connection with the Existing Credit Documents as Parent may reasonably request; and

            (iii)     Appropriate provision shall have been made such that JPMorgan Chase Bank, N.A. and the other lenders under the credit facility contemplated by that certain commitment letter dated December 5, 2005 will be granted a first priority Lien and security interest on all tangible and intangible assets of Company and the Subsidiaries, including a first mortgage on land and buildings located in Sheboygan, Wisconsin, upon receipt of the payoff amounts set forth in the Pay-off Letters.

        Section 5.03.     Conditions to Obligations of Company. The obligations of Company to effect the Merger are further subject to the satisfaction or waiver (in writing) on or prior to the Closing Date of each of the following conditions:

        (a)     Representations and Warranties. The representations and warranties of Parent and Acquisition Sub contained herein shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), other than for such failures to be true and correct that individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of determining the satisfaction of this condition, the representations and warranties of Parent and Acquisition Sub shall be deemed not qualified by any references therein to materiality generally or to a Parent Material Adverse Effect (or qualifiers similar to the foregoing);

        (b)     Performance of Obligations of Parent and Acquisition Sub. Parent and Acquisition Sub shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement at or prior to the Closing Date; and

        (c)     Certificate. Company shall have received a certificate signed on behalf of Parent by its chief executive officer and chief financial officer, certifying that the conditions set forth in Sections 5.03(a) and (b) have been satisfied.

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ARTICLE VI
TERMINATION, AMENDMENT AND WAIVER

        Section 6.01.     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether prior to or after approval of matters presented in connection with the Merger by the shareholders of Company (with any termination by Parent also being an effective termination by Acquisition Sub):

        (a)    Termination by Mutual Consent. By the mutual written consent of Parent and Company, by action of their respective Boards of Directors;

        (b)    Termination by either Parent or Company. By either of Parent or Company:

            (i)      if any Law shall have been promulgated that prohibits the consummation of the Merger or if any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action (which Order or other action each party hereto shall use its commercially reasonable efforts to have vacated or reversed in accordance with Section 4.08), in each case permanently restraining, enjoining or otherwise prohibiting any of the Transactions and such Order or other action shall have become final and non-appealable; or

            (ii)      if the Merger is not consummated on or before April 30, 2006 (the “Outside Date”); provided, however (A) that the right to terminate this Agreement pursuant to this Section 6.01(b)(ii) shall not be available to any party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement or required to be performed at or prior to the Closing Date has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Outside Date and such action or failure to perform constitutes a material breach of this Agreement; and (B) that neither Acquisition Sub nor Company may terminate pursuant to this clause (b)(ii) if on such date all conditions in Article V shall have been satisfied; or

            (iii)      if upon a vote at a duly held meeting or any postponement or adjournment thereof to obtain the Requisite Shareholder Vote, this Agreement shall not have been adopted by the Requisite Shareholder Vote;

        (c)    Termination by Parent.

            (i)     By Parent, if Company breaches or fails to perform in any material respect any of its representations, warranties or covenants, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 5.02(a) or 5.02(b), and (B) cannot be cured or has not been cured within 15 days after the giving of written notice to Company of such breach, provided that Parent and Acquisition Sub shall not have the right to terminate this Agreement pursuant to this Section 6.01(c)(i) if then in material breach of any of representation, warranty, covenant or agreement contained in this Agreement; or

            (ii)     By Parent, if the Board of Directors of Company (A) shall have failed to include the Company Board Recommendation in the Proxy Statement or shall have withdrawn, modified or changed (it being understood and agreed that any “stop-look-and-listen” communication by the Board of Directors of Company to the shareholders of Company pursuant to Rule 14d-9(f) of the Exchange Act, or any similar communication to the shareholders of Company in connection with the commencement of a tender offer or exchange offer containing the substance of a “stop-look-and-listen” communication pursuant to Rule 14d-9(f), shall not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement) the Company Board Recommendation in any manner adverse to the Transactions, to Parent or to Acquisition Sub, or shall have resolved to effect any of the foregoing, or (B) shall have approved or recommended to the shareholders of Company any Acquisition Proposal other than the Transactions contemplated hereby, or shall have resolved to effect any of the foregoing; or (C) shall have failed to call, convene and hold the Shareholders Meeting or a failed to prepare and mail to its shareholders the Proxy Statement in accordance with this Agreement; or (D) Company Board of Directors shall have approved any transaction (other than the Transactions) to render inapplicable to such transaction the provisions of the Rights Agreement or any restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including, without limitation, Sections 180.1130 through 180.1150, inclusive, of the WBCL) or any restrictive provision of any applicable anti-takeover provision in Company’s Articles of Incorporation or By-Laws; or

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            (iii)     By Parent, if since the date of this Agreement, there shall have been any event, condition, change or development, or worsening of any existing event, condition, change or development, that, individually or in combination with any other event, condition, change, development or worsening thereof, has had or could reasonably be expected to have a Material Adverse Effect; provided, however, that Parent shall not have the right to take any such action or to terminate this Agreement pursuant to this Section 6.01(c)(iii), and any purported termination pursuant to this Section 6.01(c)(iii) shall be void and of no force or effect, unless prior to any such termination (1) Parent has provided Company with written notice not later than 15 days prior to such termination stating that it intends to terminate this Agreement pursuant to this Section 6.01(c)(iii) and specifying in reasonable detail the basis for its intention to do so, and (2) during the five Business Day period following the delivery of the notice referred to in clause (1), Company is unable to cure such Material Adverse Effect.

        (d)    Termination by the Company.

            (i)     By Company, if Parent or Acquisition Sub breach or fail to perform in any material respect any of their representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 5.03(a) or 5.03(b), and (ii) cannot be or has not been cured within 15 days after the giving of written notice to Parent of such breach; provided that Company shall not have the right to terminate this Agreement pursuant to this Section 6.01(d)(i) if Company is then in material breach of any of representation, warranty, covenant or agreement contained in this Agreement, or

            (ii)     By Company, prior to the adoption of this Agreement by Company’s shareholders in accordance with this Agreement, if in connection with approving or recommending, or entering into, a definitive agreement with respect to a Superior Proposal in accordance with Section 4.02(b)(ii), but only if prior to termination under this subsection Company has complied with all of the terms and conditions of that Section, including, without limitation, payment in full of the Termination Fee.

        Section 6.02.     Effect of Termination. In the event of termination of this Agreement by Company, Parent or Acquisition Sub as provided in Section 6.01, (i) written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made and (ii) this Agreement shall forthwith become void and have no effect, without any Liability on the part of Parent, Acquisition Sub or Company, except that (A) this Section 6.02, Section 6.03 and Sections 7.02, 7.03, 7.05, 7.07, 7.08, 7.10, 7.12, 7.13 and 7.14 shall survive any termination of this Agreement and (B) nothing in this Section 6.02 shall relieve any party to this Agreement for Liability for breach of this Agreement.

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        Section 6.03.     Fees and Expenses.

        (a)     Except as otherwise provided in this Section 6.03, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

        (b)     If this Agreement is terminated by Company pursuant to Section 6.01(d)(ii), or by Parent pursuant to Section 6.01(c)(ii), or by Company or Parent pursuant to Section 6.01(b)(ii) without the Company Shareholders’ Meeting having occurred, then Company shall pay $1,740,000 (the “Termination Fee”) to Parent, at or prior to the time of, and as a pre-condition to the effectiveness of, termination in the case of a termination pursuant to Section 6.01(d)(ii) or as promptly as practicable (and in any event within one Business Day) in the case of a termination pursuant to Section 6.01(c)(ii), payable by wire transfer of same day funds.

        (c)     If (A) Parent shall have terminated this Agreement pursuant to Section 6.01(b)(ii), 6.01(b)(iii) or 6.01(c)(i) or Company shall have terminated this Agreement pursuant to Section6.01(b)(ii) or 6.01(b)(iii), (B) at any time on or after the date of this Agreement and prior to such termination of this Agreement there shall have been an Acquisition Proposal Interest (other than from Parent or Acquisition Sub or their Affiliates), and (C) concurrently with such termination, or within twelve months thereafter, Company enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent, but excluding a confidentiality agreement the subject matter of which is solely the protection of nonpublic information and/or standstill provisions) with respect to an Acquisition Proposal (which term, solely for purposes of this Section 6.03(c)(iii), shall mean any proposal or offer from any Person (in each case, whether or not in writing and whether or not delivered to the shareholders of Company generally) relating to (A) any direct or indirect acquisition or purchase of at least a 50% portion of the assets of Company or any of any of its Subsidiaries or of over 50% of any class of equity securities of Company or any of its Subsidiaries, (B) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 50% or more of any class of equity securities of Company or any of its Subsidiaries, (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries, or (D) any other transaction similar to any of the foregoing with respect to Company or any of its Subsidiaries) with any Person (or any of their Affiliates) who submitted an Acquisition Proposal Interest prior to termination of this Agreement, or an Acquisition Proposal is consummated with any Person (or any of their Affiliates) who submitted an Acquisition Proposal Interest prior to termination of this Agreement, then Company shall pay the Termination Fee to Parent, by wire transfer of same day funds, on the date of the agreement in respect of the Acquisition Proposal or, if earlier, consummation of the transaction in respect of the Acquisition Proposal, as may be applicable.

        (d)     Company shall not withhold any amounts on any payment under this Section 6.03. The parties acknowledge that the agreements contained in Section 6.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Acquisition Sub would not have entered into this Agreement. Accordingly, if Company fails to pay promptly any amounts due pursuant to Section 6.03, and, in order to obtain such payment, Parent commences Litigation which results in a judgment against Company for the fee or expense reimbursement set forth in Section 6.03, Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Litigation, together with interest on the amount due from each date for payment until the date of the payment at a rate equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made plus 2%.

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ARTICLE VII
GENERAL PROVISIONS

        Section 7.01.     Non-Survival of Representations and Warranties; Limitation on Warranties.

        (a)     The representations and warranties and agreements in this Agreement shall not survive beyond the Effective Time. This Section 7.01(a) shall not limit any covenant or agreement contained herein that, by its terms, contemplates performance after the Effective Time.

        (b)     Except for the representations and warranties contained in this Agreement, the schedules to this Agreement and any agreements or certificates delivered pursuant to this Agreement, Company makes no other express or implied representation or warranty to Parent or Acquisition Sub. Parent and Acquisition Sub each acknowledge that, in entering into this Agreement, it has not relied on any representations or warranties of Company other than the representations and warranties of Company set forth in this Agreement, the schedules to this Agreement or any agreements or certificates delivered pursuant to this Agreement.

        (c)     Except for the representations and warranties contained in this Agreement, the schedules to this Agreement and any agreements or certificates delivered pursuant to this Agreement, Parent and Acquisition Sub make no other express or implied representation or warranty to Company. Company acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Parent and Acquisition Sub other than the representations and warranties of Parent and Acquisition Sub set forth in this Agreement, the schedules to this Agreement or any agreements or certificates delivered pursuant to this Agreement.

        (d)     In connection with Parent and Acquisition Sub’s investigation of Company, Parent and Acquisition Sub received certain projections, including projected statements of operating revenues and income from operations of the Business and certain Business plan information. Parent and Acquisition Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Acquisition Sub are familiar with such uncertainties and that Parent and Acquisition Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts and that, absent fraud or willful misrepresentation, Parent and Acquisition Sub shall have no claim against anyone with respect thereto. Accordingly, Parent and Acquisition Sub hereby acknowledge that Company is making no representation or warranty with respect to such estimates, projections and other forecasts and plans, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts.

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        Section 7.02.     Amendment. This Agreement may be amended by the parties hereto by action taken by the respective Board of Directors of Company, Parent and Acquisition Sub or by the respective officers authorized by such Boards of Directors at any time prior to the Effective Time (notwithstanding any shareholder approval); provided, however, that, after any approval of the Merger by the shareholders of Company, no amendment may be made which by Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by all of the parties hereto.

        Section 7.03.     Entire Agreement. This Agreement (including the documents and the instruments referred to herein, including the Confidentiality Agreement and the schedules attached hereto) constitutes the entire agreement and supersedes any and all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        Section 7.04.     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party (except that Parent may assign its rights and Acquisition Sub may assign its rights, interest and obligations to any Affiliate of Parent without the consent of Company, provided that no such assignment shall relieve Parent of any Liability for any breach by such assignee). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Section 7.05.     Parties in Interest. Except with respect to Section 4.10 (which is intended to be for the benefit of the Persons identified therein, and may be enforced by such Persons), this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

        Section 7.06.     Validity. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

        Section 7.07.     Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given (a) on the date of delivery, upon delivery in person, (b) on the fifth business day after delivery, by registered or certified mail (postage prepaid, return receipt requested), or (c) one business day after having been sent by express mail through a nationally recognized overnight courier, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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        (a)     If to Parent or Acquisition Sub:

Certified Holdings, Inc. One Certified Drive Hodgkins, Illinois 60525 Attention: Ken Koester

With a copy to:

Sonnenschein Nath & Rosenthal LLP 8000 Sears Tower 233 South Wacker Drive Chicago, Illinois 60606 Attention: J. Ross Docksey

        (b)     If to Company:

Fresh Brands, Inc. 2215 Union Avenue Sheboygan, WI 53081 Attention: Louis E. Stinebaugh

With a copy to:

Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 Attention: Steven R. Barth

        Section 7.08.     Law Governing Agreement; Jurisdiction. This Agreement shall be construed and interpreted according to the internal Laws of the State of Wisconsin, excluding any choice of Law rules that may direct the application of the Laws of another jurisdiction.

        Section 7.09.     Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        Section 7.10.     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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        Section 7.11.     Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

        Section 7.12.     Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.12.

        Section 7.13.     Interpretation. When a reference is made in this Agreement to a Section, Subsection or Schedule, such reference shall be to a Section or Subsection of or Schedule to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein”and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

        Section 7.14.     Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

        Section 7.15.     Waiver. At any time prior to the Effective Time and to the extent legally permitted, any party hereto may, with respect to the other parties hereto, (a) extend the time for the performance of any of the obligations or other acts (except to the extent prohibited by law), (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        Section 7.16.     Definitions. For purposes of this Agreement, the term:

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        “Acquisition Proposal” shall have the meaning set forth in Section 4.02 (except for purposes of Section 6.03(c)(C), with respect to which “Acquisition Proposal” shall have the meaning set forth therein).

        “Acquisition Proposal Interest” shall have the meaning set forth in Section 4.02.

        “Acquisition Sub” shall have the meaning set forth in the preamble of this Agreement.

        “Affiliate” of a Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; provided, however, that in no event shall any franchisee of Company be considered an Affiliate of Company.

        “Agreement” shall have the meaning set forth in the preamble of this Agreement.

        “Available Company SEC Documents” shall mean all reports, schedules, forms, statements and other documents filed by Company with the SEC and publicly available prior to the date of this Agreement.

        “Board of Directors” shall have the meaning set forth in the recitals of this Agreement.

        “Business” shall mean Company’s business of operating as a supermarket retailer and grocery wholesaler in Wisconsin, northern Illinois and northeastern Iowa, principally through corporate-owned, franchised and independent supermarkets.

        “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the states of New York or Wisconsin are authorized or obligated to close.

        “Certificates” shall have the meaning set forth in Section 1.08(b).

        “Closing” shall have the meaning set forth in Section 1.02(a).

        “Closing Date” shall have the meaning set forth in Section 1.02(a).

        “Code” shall mean the Internal Revenue Code of 1986, as amended, and all regulatory guidance thereunder.

        “Common Stock” shall have the meaning set forth in the recitals of this Agreement.

        “Company” shall have the meaning set forth in the preamble of this Agreement.

        “Company Board Recommendation” shall have the meaning set forth in Section 3.18.

        “Company’s Financial Advisor” shall have the meaning set forth in Section 3.20.

        “Company Balance Sheet” shall have the meaning set forth in Section 3.09(a).

        “Company Financials” shall have the meaning set forth in Section 3.04(b).

47

        “Company Form 10-K” shall have the meaning set forth in Section 3.08(c).

        “Company Shareholders’ Meeting” shall have the meaning set forth in Section 3.16.

        “Company Trade Rights” means all Trade Rights owned by Company or any Subsidiary.

        “Confidentiality Agreement” means that certain confidentiality agreement, dated February 16, 2005, between Certified Grocers Midwest, Inc. and Company.

        “Contract” shall mean all oral and written contracts, purchase orders, sales orders, licenses, leases and other agreements, commitments, arrangements and understandings.

        “Dissenting Shares” shall have the meaning set forth in Section 1.07(b).

        “Effective Time” shall have the meaning set forth in Section 1.02(b).

        “Employee Benefit Plans” shall have the meaning set forth in Section 3.13(a).

        “Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, Orders, decrees, suits, Litigation, demands, demand letters, directives, threats, claims, Liens, investigations, proceedings or notices of noncompliance or violation by any Governmental Entity or other person alleging liability arising out of, based on or related to (x) the presence, Release or threatened Release of, or exposure to, any Hazardous Substances at any location, whether or not owned, operated, leased or managed by Company or any Subsidiary, or (y) any other circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit.

        “Environmental Law” shall mean any federal, state, municipal, local, foreign or other statutes, Laws, ordinances, rules or regulations, Orders, decrees, common law principles, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity relating to regulation of pollution or the protection of human health and safety or the environment (including ambient air, surface water, groundwater, soils, subsurface strata and natural resources) including, without limitation, Laws concerning Hazardous Substances, including Laws and regulations relating to the presence of, exposure to, Release of or threatened Release of Hazardous Substances or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, recycling, transport, handling of, or the arrangement for such activities with respect to, Hazardous Substances, including without limitation the following federal statutes and their state counterparts, as each may be amended from time to time, and any regulations promulgated thereunder: the Atomic Energy Act, the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act and the Safe Drinking Water Act.

        “Environmental Permits” shall have the meaning set forth in Section 3.08(c).

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulatory guidance thereunder.

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        “ERISA Affiliate” shall have the meaning set forth in Section 3.13(a).

        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder).

        “Existing Credit Documents” shall mean (i) the Credit Agreement, dated as of March 18, 2004, among Fresh Brands, Inc., LaSalle Bank National Association, as Administrative Agent, Co-Lead Arranger and Lender and U.S. Bank National Association, as Documentation Agent, Co-Lead Arranger and Lender, as amended by the First Amendment to Credit Agreement, dated as of November 12, 2004, among Fresh Brands, Inc., LaSalle Bank National Association, as Administrative Agent and Lender and U.S. Bank National Association, as Lender, and the Second Amendment to Credit Agreement, dated as of September 28, 2005, among Fresh Brands, Inc., LaSalle Bank National Association, as Administrative Agent and Lender and U.S. Bank National Association, as Lender, and (ii) all security agreements, promissory notes, guarantees, pledges, and other agreements and instruments executed in connection therewith (for the avoidance of doubt, Company’s guarantees to Franchisees are not included within this definition).

        “Filed Contracts” shall have the meaning set forth in Section 3.11(a).

        “FIN 46” means Financial Accounting Standards Board Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.

        “Franchising Contract” means any Contract or agreement (including any and all amendments thereto) (a) pursuant to which Company or any of the Subsidiaries grants or has granted to any third party any right, license or franchise to operate or right to license, right to franchise, or right to subfranchise operation of, businesses using any of the Trade Rights of Company or any Subsidiary, (b) pursuant to which a Franchisee grants or has granted to any third party any right, license or franchise to operate, or right to license, right to franchise, or right to subfranchise operation of, businesses using any of the Trade Rights of Company or any Subsidiary, or (c) pursuant to which Company or any of the Subsidiaries grants or has granted options, rights of first refusal, rights of first negotiation or other rights to obtain rights to operate businesses using any of the Trade Rights of Company or any Subsidiary.

        “Franchisees” means all parties to Franchising Contracts other than Company and any of the Subsidiaries, excluding guarantors of the Franchisee’s obligations unless expressly referenced.

        “GAAP” shall have the meaning set forth in Section 3.04(b).

        “Governmental Entity” shall mean any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other governmental or regulatory body, whether federal, state, municipal, county, local, foreign or other.

        “Hazardous Substance” shall mean any substance which is regulated by (or would require remediation under) Environmental Laws, and includes, without limitation, (x) any and all materials or substances which are defined as hazardous waste, extremely hazardous waste or a hazardous substance pursuant to state, federal or local governmental Law; (y) asbestos and asbestos containing materials; (z) polychlorinated biphenyls; (aa) petroleum products, including without limitation, crude oil, constituents of petroleum products, and substances derived from petroleum; (bb) urea formaldehyde and related substances; (cc) radon and other radioactive substances; (dd) substances which are toxic, ignitable, reactive; (ee) medical, biological, and biohazardous materials, including without limitation infectious substances, biological products, cultures and stocks, diagnostic specimen or regulated medical waste as defined in 49 CFR sec. 173.134(a) and any other infectious materials, bodily fluids, excrement or similar such wastes and (ff) mold, fungi, and other allergens.

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        “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        “Indebtedness” of any Person at any date shall include (i) all indebtedness (including interest payments or prepayments required prior to satisfaction) of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities for trade payables incurred and payable in the ordinary course of business consistent with past practice), including earn-out or similar contingent purchase amounts, (ii) any other indebtedness of such Person which is evidenced by a note, mortgage, bond, debenture or similar instrument, (iii) all obligations of such Person under capitalized leases (other than the current portion thereof to the extent reflected in current liabilities), (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (v) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Liens on any property or asset of such Person (whether or not such obligation is assumed by such Person).

        “Indemnified Party” shall have the meaning set forth in Section 4.10.

        “Insured Party” shall have the meaning set forth in Section 4.10.

        “IRS” shall have the meaning set forth in Section 3.05(d).

        “KEESA Contracts” shall mean those certain Key Executive Employment and Severance Agreements entered into at various times with Messrs. John H. Dahly, Jonathan B. Hoenecke, Michael Isken, Joseph M. Livorsi, Louis E. Stinebaugh, Thomas J. Timler, and Walter G. Winding III, which Agreements provide for certain potential payments and benefits to the named executives in the event of termination of the employment of the executive(s) under certain circumstances.

        “Knowledge” of Company shall mean the actual knowledge of the executive officers of Company and the following additional employees of Company or the Subsidiaries (each of whom has had active involvement in assisting Company in connection with the review of this Agreement and the Transactions contemplated by this Agreement): Michael Isken, Nadine Becker, Gary Suokko, Wayne Wiertzema, Thomas J. Timler, Joe Livorsi, Walter G. Winding III, Mark Grasse, Robert Lepkowski, Scott Zeier, Barb Nardi and Mary McLaughlin.

        “Laws” shall mean any applicable federal, state or local statute, law, ordinance, rule or regulation.

        “Leased Real Property” shall have the meaning set forth in Section 3.09(c).

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        “License Agreement” shall have the meaning set forth in Section 3.14.

        “Liability” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

        “Liens” means any mortgages, title defects or objections, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, conditions, reservations, encroachments, hypothecations, equities, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever.

        “Litigation” means any complaint, action, suit, proceeding, arbitration or other alternate dispute resolution procedure, demand, investigation or inquiry, whether civil, criminal or administrative.

        “Material Adverse Effect” shall mean any fact, event, change, effect, condition, factor or circumstance that individually or in the aggregate with all other facts, changes, events, effects, conditions, factors and circumstances (i) is or is reasonably likely to be materially adverse to the Business, results of operations, properties, financial condition, assets or Liabilities of Company and Subsidiaries taken as a whole or (ii) impairs or adversely affects in any material respect Company’s ability to perform its obligations under this Agreement or consummate the Merger or the other Transactions contemplated hereby; provided, however, that, the following shall not be taken into account in determining whether there has occurred (or whether there is reasonably likely to be) a Material Adverse Effect: (i) any change or effect resulting from changes in general economic conditions in the United States or in worldwide capital markets or any outbreak of hostilities or war (or the material worsening of hostilities or war) or terrorist activities (except for any changes which disproportionately affect the Business, results of operations, properties, condition, assets or Liabilities of Company and its Subsidiaries, taken as a whole, as compared to other industry participants); (ii) any change or effect resulting from conditions generally affecting the industries in which Company and its Subsidiaries conduct the Business (except for any changes which disproportionately affect the Business, results of operations, properties, condition, assets or Liabilities of Company and its Subsidiaries, taken as a whole, as compared to other industry participants); (iii) any change or effect resulting from the announcement of this Agreement, the Merger or the other transactions contemplated hereby; (iv) any actions taken, or failures to take action, or such other effects, changes, occurrences or developments, in each case to which Parent has specifically consented in writing after the date hereof and prior to such actions, failures, effects, changes, occurrences or developments; (v) changes, after the date hereof, in Laws of general applicability or changes, after the date hereof, in GAAP (except in each such case for any changes which disproportionately affect the Business, results of operations, properties, condition, assets or Liabilities of Company and its Subsidiaries, taken as a whole, as compared to other industry participants); (vi) the act of publicly announcing the accounting matters described in Company’s press release issued on November 17, 2005, and any change in the trading prices or trading volume of Company’s capital stock as a result of such public announcement (it being expressly understood and agreed, for the avoidance of doubt, that except as and to the extent expressly permitted by clause (vii) below, this clause (vi) shall not in any event be construed to prohibit consideration of any and all other changes, developments or effects on Company, the Subsidiaries or the Business resulting from such public announcement in determining whether there has occurred, or whether there is reasonably likely to be, a Material Adverse Effect); or (vii) any changes in Company’s relationships with existing vendors or suppliers as a result of the public announcement described in clause (vi) above if and only if both (A) Company’s total weekly service level (as reflected on Company’s service level reports prepared in the same manner and using the same practices and procedures used to prepare the report set forth on Schedule 7.16), measured weekly commencing with the week beginning December 4, 2005, as compared to the average total weekly service level over the five weeks ending November 6, 2005 set forth on Schedule 7.16 hereto, shall not have declined by more than 2.0% for three consecutive weeks at any time since the date of this Agreement; and (B) Company’s comparable same stores sales, measured weekly commencing with the week beginning December 5, 2005, as compared to the comparable same store sales for the same period in the preceding fiscal year, shall not be negative for three consecutive weeks at any time since the date of this Agreement.

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        “Material Contract” shall have the meaning set forth in Section 3.11(a).

        “Merger” shall have the meaning set forth in the recitals of this Agreement.

        “Merger Consideration” shall have the meaning set forth in Section 1.06(a).

        “Nasdaq” shall mean the Nasdaq National Market.

        “Options” shall have the meaning set forth in Section 1.09.

        “Option Cancellation Agreement” has the meaning specified in Section 1.09.

        “Orders” shall mean any order, writ, injunction, judgment, plan or decree.

        “Owned Real Property” shall have the meaning set forth in Section 3.09(b).

        “Parent” shall have the meaning set forth in the preamble of this Agreement.

        “Parent Information” shall have the meaning set forth in Section 2.05.

        “Parent Material Adverse Effect” shall mean a material adverse effect on the ability of Parent or Acquisition Sub to perform its obligations under this Agreement or consummate the Merger or the other Transactions.

        “Paying Agent” shall have the meaning set forth in Section 1.08(a).

        “Pay-Off Letters” shall have the meaning set forth in Section 5.02.

        “PBGC” shall mean the Pension Benefit Guarantee Corporation.

        “Permit” shall mean any permit, license, variance, exemption, authorization, certificate, franchise, order or approval of any Governmental Entity.

        “Permitted Lien” means any (i) Lien which constitutes or arises out of current state or local Taxes or assessments not yet due and payable or being contested in good faith, (ii) materialmen’s, mechanics’, workmen’s or repairmen’s Lien in each case created in the ordinary course of business the existence of which does not, and would not reasonably be expected to, materially impair the value or use and enjoyment of the asset subject to such Lien, (iii) Liens under the Existing Credit Documents which will be removed in accordance with the Pay-off Letters upon payment of the aggregate payoff amount stated therein, (iv) Liens to secure Indebtedness (including purchase money Indebtedness) incurred in the ordinary course of business and consistent with past practice after the date thereof, and (iv) Lien, easement, right of way, or other imperfection of title agreements, conditions and restrictions that would be shown by a current survey, title report or physical inspections, and zoning building and other similar restrictions, in each case the existence of which does not, and would not reasonably be expected to, materially impair the value of or use and enjoyment of any Owned Real Property or any Leased Real Property.

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        “Person” shall mean an individual, corporation, partnership, association, trust, any unincorporated organization or group (within the meaning of Section 13(d)(3) of the Exchange Act).

        “Plan of Merger” shall have the meaning set forth in Section 1.02(b).

        “Proxy Statement” shall have the meaning set forth in Section 3.16.

        “Real Property” shall have the meaning set forth in Section 3.09(b).

        “Real Property Lease” shall have the meaning set forth in Section 3.09(c).

        “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

        “Representatives” shall have the meaning set forth in Section 4.02(a).

        “Requisite Shareholder Vote” shall have the meaning set forth in Section 3.18.

        “Rights” shall have the meaning set forth in Section 3.01(c).

        “Rights Agreement” shall mean that certain Rights Agreement, dated as of October 12, 2001, by and between Company and FIRSTAR Bank, N.A., as Rights Agent thereunder, as amended by that certain Agreement of Substitution and Amendment of Rights Agreement, dated August 19, 2002, by and between American Stock Transfer and Trust Company, as Rights Agent thereunder.

        “Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.04(a).

        “SEC” shall mean the Securities and Exchange Commission.

        “SEC Reports” shall have the meaning set forth in Section 3.04(a).

        “Securities Act” shall mean the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder).

        “Shares” shall have the meaning set forth in the recitals of this Agreement.

        “Stock Plans” shall have the meaning set forth in Section 1.09.

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        “Shareholder” shall have the meaning set forth in the Recitals.

        “Subsidiary” shall mean any corporation, partnership, joint venture or other organization or entity, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by Company or by any one or more of its Subsidiaries, or by Company and one or more of its Subsidiaries or (ii) Company or any of its Subsidiaries is a general partner or managing member or otherwise has the ability to elect a majority of the directors, trustees or managing members thereof. For the avoidance of doubt, no Franchisee shall be considered a Subsidiary for purposes of this Agreement, irrespective of the effects of FIN 46.

        “Superior Proposal” shall have the meaning set forth in Section 4.02(b).

        “Surviving Corporation” shall have the meaning set forth in Section 1.01.

        “Taxes” means all federal, state, local and foreign taxes (including income or profits taxes, alternative or add-on minimum taxes, profits or excess profits taxes, premium taxes, occupation taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, prohibited transaction taxes, transfer taxes, value added taxes, employment and payroll-related taxes (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property taxes, business license taxes, occupation taxes, stamp taxes or duties, withholding or back up withholding taxes, import duties and other governmental charges and assessments), of any kind whatsoever, including charges, interest, additions to tax and penalties with respect thereto, it being agreed that the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being or ceasing to be a member of any affiliated group or being included or required to be included in any Tax Return.

        “Taxable Period” means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period, e.g., a quarter) with respect to which any Tax may be imposed under any applicable Law.

        “Tax Returns” shall mean any return, declaration, report, statement, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes or Employee Benefit Plan, including any schedule, form, attachment or amendment.

        “Trade Rights” shall mean rights in the following: (i) all trademarks, all trademark rights, including, without limitation, license rights in trademarks or service marks owned by others, business identifiers, trade dress, service marks, trade names and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under any or all of the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know how, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information), trade secrets, websites, domain names, shop and royalty rights, employee covenants and agreements respecting intellectual property and non competition and all other types of intellectual property; and (vi) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing and all claims for infringement or breach thereof.

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        “Transactions” shall have the meaning set forth in Section 2.01.

        “Voting Debt” shall have the meaning set forth in Section 3.01(c).

        “WBCL” shall mean the Wisconsin Business Corporation Law, as amended.

        “WDFI” shall have the meaning set forth in Section 1.02(b).

        [This space intentionally left blank]

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        IN WITNESS WHEREOF, Parent, Acquisition Sub and Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CERTIFIED HOLDINGS, INC.
By: /s/ Kenneth R. Koester
Name: Kenneth R. Koester
Title: President
PILLOW ACQUISITION CORP.
By: /s/ Kenneth R. Koester
Name: Kenneth R. Koester
Title: President
FRESH BRANDS, INC.
By: /s/ Louis E. Stinebaugh
Name: Louis E. Stinebaugh
Title: President and Chief Operating Officer

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Appendix B
Opinion of William Blair & Company, L.L.C.

December 5, 2005

Board of Directors
Fresh Brands, Inc.
2215 Union Ave
P.O. Box 419
Sheboygan, WI 53082-0419

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (the “Shareholders”) of the outstanding shares of common stock of Fresh Brands, Inc. (the “Company”) of $7.05 per share in cash (the “Merger Consideration”) proposed to be paid to the shareholders pursuant to an Agreement and Plan of Merger substantially in the form of the draft dated November 30, 2005 (the “Merger Agreement”) by and among Certified Holdings, Inc. (“Parent”), Pillow Acquisition Corp. and the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, Pillow Acquisition Corp. will be merged with and into the Company (the “Merger”), and each share of common stock of the Company, $0.05 par value per share, will be converted into the right to receive the Merger Consideration upon consummation of the Merger, other than shares held in treasury or by any wholly-owned subsidiary of the Company or as to which dissenters’ rights, if applicable, have been properly exercised.

In connection with our review of the proposed Merger and the preparation of our opinion contained herein, we have examined: (a) a draft dated November 30, 2005 of the Merger Agreement; (b) certain audited historical financial statements of the Company for the three fiscal years ended January 1, 2005; (c) the Company’s report on Form 10-K for the year ended January 1, 2005; (d) the Company’s reports on Form 10-Q for the periods ended April 23, 2005, July 16, 2005, and October 8, 2005; (e) certain internal business, operating and financial information and forecasts of the Company prepared by the senior management of the Company (the “Forecasts”); (f) the Company’s bank loan covenant compliance schedule prepared by senior management; (g) certain information related to the Company’s potential pension and health and welfare withdrawal liabilities provided by senior management; (h) financial and stock market information regarding selected public companies we deemed relevant; (i) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (j) a draft guaranty pursuant to which Certified Grocers Midwest, Inc. will guaranty the obligations of Parent to pay the Merger Consideration; and (k) certain other publicly available information on the Company we deemed relevant. We have also held discussions with members of the senior management of the Company to discuss the foregoing and to discuss the Company’s current strategic and financial position, including management’s views of the risks associated with not pursuing the transaction contemplated by the Merger Agreement. We have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we deemed relevant. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of the Company.

In rendering the opinion contained herein, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of such opinion, including without limitation the Forecasts provided by senior management. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise, including the withdrawal liabilities) of the Company are as set forth in the Company’s financial statements or other information made available to us. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. For the purposes of this opinion, we did not consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of other transactions in which the Company might engage. Our opinion contained herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect the opinion contained herein, we do not have any obligation to update, revise or reaffirm such opinion. We have relied as to all legal, accounting and tax matters on advice of the Company’s advisors. We have assumed that the Merger Agreement that is executed by the Company will substantially conform to the draft dated November 30, 2005 and that the Merger will be consummated substantially on the terms described in the draft Merger Agreement, without any amendment or waiver of any material terms or conditions.

William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. We are familiar with the Company, having provided certain investment banking services to the Company’s Board of Directors during 2005. Specifically, we were engaged by the Board of Directors of the Company to perform a strategic options analysis in May 2005 for which Blair received a separate fee from the Company. In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Shareholders of the Merger Consideration in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger, and this opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the shareholders by the Company with respect to the Merger.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Shareholders.

Very truly yours, /s/ WILLIAM BLAIR & COMPANY, L.L.C. WILLIAM BLAIR & COMPANY, L.L.C.

Preliminary, Subject to Completion

[FORM OF PROXY CARD]
PLEASE VOTE TODAY!
SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE.
THANK YOU FOR VOTING!

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED

FRESH BRANDS, INC.
SPECIAL MEETING OF SHAREHOLDERS TO BE HELD [___], 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF FRESH BRANDS, INC.

The undersigned constitutes and appoints Walter G. Winding, III and LOUIS E. STINEBAUGH, and each of them, each with full power to act without the other, and each with full power of substitution, the true and lawful proxies of the undersigned, to represent and vote, as designated below, and in their discretion upon such business that may properly come before the Special Meeting or any adjournment or postponement thereof, all shares of common stock of Fresh Brands, Inc. that the undersigned is entitled to vote at the Special Meeting of shareholders of such corporation to be held at the [________________________________], on [___], 2006, at [___] a.m., Central time, and at any adjournment or postponement thereof.

The board of directors recommends a vote FOR Items 1 and 2.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If you fail to vote your shares by not returning this proxy card and not voting by telephone or via the Internet, this has the same effect as a vote AGAINST Item 1, but has no effect on Item 2. If you submit a proxy without giving voting instructions, the proxies will vote your proxy FOR Item 1 and Item 2. The proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

The undersigned acknowledges receipt of the notice of said Special Meeting and the accompanying proxy statement.

(Continued and to be signed on reverse side)

SEE REVERSE SIDE

YOUR VOTE IS IMPORTANT
Please take a moment now to vote your shares of Fresh Brands, Inc.
common stock for the upcoming Special Meeting of Shareholders.

PLEASE REVIEW THE PROXY STATEMENT
AND VOTE TODAY IN ONE OF THREE WAYS:

1. Vote by Telephone—Call toll-free in the U.S. or Canada at 1-_____________, on a touch-tone telephone. If outside the U.S. or Canada, call ___________. Please follow the simple instructions.

OR

2. [Vote by Internet—Access https://www._____________________, and follow the simple instructions. Please note, you must type an “s” after http.]

[GRAPHIC OMITTED]

You may vote by telephone or Internet 24 hours a day 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in same manner as if you had marked, signed and returned a proxy card. If you vote by telephone or via the Internet, please do not mail your proxy card.

OR

3. Vote by Mail—If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Fresh Brands, Inc., c/o American Stock Transfer and Trust Company, 59 Maiden Lane, Plaza Level, New York, NY, 10273.

TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED

Please mark your votes as in this example using dark ink only.

[X]

FRESH BRANDS, INC.
SPECIAL MEETING OF SHAREHOLDERS TO BE HELD [___], 2006

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1. To approve the Agreement and Plan of Merger, dated as of December 5, 2005, by and among Certifresh	|_|	|_|	|_|	2. To adjourn the Special Meeting if necessary to permit further solicitation of proxies in the event	|_|	|_|	|_|
Holdings, Inc., Pillow Acquisition Corp. and Fresh Brands, Inc.				there are not sufficient votes at the time of the Special Meeting to approve the Agreement and Plan of Merger referred to in Item 1.

Date ____________________, 2006

______________________________________________________________ Signature

______________________________________________________________ Signature (if jointly held)

NOTE: Please sign exactly as your name appears on the left. Joint owners should each sign personally. A corporation should sign full corporate name by duly authorized officers and affix corporate seal, if any. When signing as attorney, executor, administrator, trustee or guardian, give full title as such.

PLEASE VOTE, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR COMPLETE YOUR PROXY BY FOLLOWING THE INSTRUCTIONS FOR VOTING BY TELEPHONE OR VIA THE INTERNET.

Preliminary, Subject to Completion

[FORM OF INSTRUCTION CARD]
PLEASE REPLY TODAY!
SEE REVERSE SIDE FOR THREE EASY WAYS TO GIVE
VOTING INSTRUCTIONS FOR 401(K) SHARES!
THANK YOU FOR REPLYING TODAY!

TO PROVIDE INSTRUCTIONS BY MAIL, PLEASE DETACH CARD HERE AND RETURN IN THE ENVELOPE PROVIDED

FRESH BRANDS, INC.
SPECIAL MEETING OF SHAREHOLDERS TO BE HELD [___], 2006

THIS INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF FRESH BRANDS, INC.

These are instructions to _____________
as Trustee for the
Fresh Brands, Inc. Retirement and Savings Plan
(These instructions must be received [___], 2006)

The undersigned Participant in the Fresh Brands, Inc. Retirement and Savings Plan hereby requests and instructs, _______________, as Trustee, to vote or cause to be voted the amount of shares of Fresh Brands, Inc. common stock held by the undersigned Participant through the Plan as of the close of business on [___], 2006 (the Record Date) at the Special Meeting of Shareholders of Fresh Brands, Inc. to be held on [_____], 2006, at [___] a.m., Central time, to be held at ___________________, Wisconsin, and at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this Instruction Card.

The board of directors recommends a vote FOR Items 1 and 2.

These instructions when properly executed will ensure shares are voted in the manner directed herein by the undersigned Participant. The Trustee will keep your instructions confidential. Important—If voting instructions are not provided by the date indicated, your shares will be voted proportionate to voted shares received by that date. With respect to any other matter that properly comes before the meeting, the Trustee is authorized to vote the shares held by the Plan as directed by Fresh Brands, Inc.

The undersigned acknowledges receipt of the notice of said Special Meeting and the accompanying proxy statement.

(Continued and to be signed on reverse side)

SEE REVERSE SIDE

PLEASE TAKE A MOMENT NOW TO INDICATE HOW YOUR
SHARES SHOULD BE VOTED

PLEASE REVIEW THE PROXY STATEMENT AND PROVIDE INSTRUCTIONS TODAY ON
HOW TO VOTE YOUR SHARES IN ONE OF THREE WAYS:

1. By Phone—Call toll-free in the U.S. or Canada at 1-___________, on a touch-tone telephone. If outside the U.S. or Canada, call ___________. Please follow the simple instructions.

OR

2. By Internet—Access https://www._____________________________, and follow the simple instructions. Please note, you must type an “s” after http.

[GRAPHIC OMITTED]

You may provide voting instructions by telephone or Internet 24 hours a day 7 days a week.
Your telephone or Internet instruction authorizes the Trustee to vote your shares in same manner as if you had marked, signed and returned an instruction card. If you authorized the Trustee to vote your shares by telephone or via the Internet, please do not mail your instruction card.

OR

3. By Mail—If you do not wish to provide voting instructions by telephone or over the Internet, please complete, sign, date and return the instruction card in the envelope provided, or mail to: Fresh Brands, Inc., c/o ____________________________________________.

TO PROVIDE INSTRUCTIONS BY MAIL PLEASE DETACH CARD HERE AND RETURN IN THE ENVELOPE PROVIDED

Please mark your votes as in this example using dark ink only.

[X]

FRESH BRANDS, INC.
SPECIAL MEETING OF SHAREHOLDERS TO BE HELD [____], 2006

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1. To approve the Agreement and Plan of Merger, dated as of December 5, 2005, by and among Certifresh	|_|	|_|	|_|	2. To adjourn the Special Meeting if necessary to permit further solicitation of proxies in the event	|_|	|_|	|_|
Holdings, Inc., Pillow Acquisition Corp. and Fresh Brands, Inc.				there are not sufficient votes at the time of the Special Meeting to approve the Agreement and Plan of Merger referred to in Item 1.

Date ____________________, 2006

______________________________________________________________ Signature

______________________________________________________________ Signature (if jointly held)

NOTE: Please sign exactly as your name appears on the left. Joint owners should each sign personally. A corporation should sign full corporate name by duly authorized officers and affix corporate seal, if any. When signing as attorney, executor, administrator, trustee or guardian, give full title as such.

PLEASE VOTE, SIGN, DATE AND MAIL THIS INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR FOLLOW THE INSTRUCTIONS ABOVE TO DIRECT THE TRUSTEE HOW TO VOTE YOUR SHARES BY TELEPHONE OR VIA THE INTERNET.